UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant                                ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SAREPTA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

215 First Street
Cambridge, MA 02142
www.sarepta.com

April 25, 2022

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Sarepta Therapeutics, Inc. (the “Company”) on Thursday, June 2, 2022, at 9:00 A.M. EDT, to be held online at www.meetnow.global/MNMK7W9 for the following purposes:

1.

to elect, as Class I directors to hold office until the 2024 annual meeting of stockholders, or until their successors are earlier elected, the following director nominees: Kathryn Boor, Ph.D., Michael Chambers, Douglas S. Ingram, and Hans Wigzell, M.D., Ph.D.;

2.	to hold an advisory vote to approve, on a non-binding basis, named executive officer compensation;
3.

to approve an amendment to the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) to increase the maximum aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2018 Plan by 2,500,000 shares to 10,687,596 shares;

4.	to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the current year ending December 31, 2022; and
5.	to transact such other business as may properly come before the Annual Meeting, or any continuation, postponement or adjournment thereof.

The accompanying proxy statement describes these matters in more detail. We urge you to read this information carefully.

The Company has determined to hold a virtual annual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost. In addition, we believe that a virtual meeting benefits our stockholders in light of any public health and travel concerns. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.meetnow.global/MNMK7W9. Details regarding how to attend the meeting online are more fully described in the accompanying proxy statement.

The Company’s board of directors (the “Board”) recommends a vote FOR the election of the director nominees (Proposal 1), FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 2), FOR the approval of an amendment to the 2018 Plan (Proposal 3), and FOR the ratification of the selection of KPMG LLP as the Company’s independent registered public accountants (Proposal 4).

In addition to the business to be transacted as described above, management will speak on our developments over the past year and respond to comments and questions of general interest to stockholders.

It is very important that your shares be represented and voted whether or not you plan to attend the virtual Annual Meeting.

You may vote on the Internet, by telephone, or by completing and mailing a proxy card or the form forwarded by your bank, broker or other holder of record. Voting over the Internet, by telephone, or by written proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card, or the information forwarded by your bank, broker or other holder of record regarding each of these voting options. In addition, you may vote online during the Annual Meeting by following the instructions available on the meeting website during the meeting.

On behalf of the Board, I would like to express our appreciation for your support of the Company.

Sincerely,

Douglas S. Ingram

President and Chief Executive Officer

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

215 First Street

Cambridge, MA 02142

www.sarepta.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, June 2, 2022

To the Stockholders of Sarepta Therapeutics, Inc.:

NOTICE IS HEREBY GIVEN that the 2022 annual meeting of stockholders (the “Annual Meeting”) of Sarepta Therapeutics, Inc., a Delaware corporation (the “Company”), will be held as a virtual meeting at www.meetnow.global/MNMK7W9 on Thursday, June 2, 2022 at 9:00 A.M. EDT for the following purposes:

1.

to elect, as Class I directors to hold office until the 2024 annual meeting of stockholders, or until their successors are earlier elected, the following director nominees: Kathryn Boor, Ph.D., Michael Chambers, Douglas S. Ingram, and Hans Wigzell, M.D., Ph.D.;

2.	to hold an advisory vote to approve, on a non-binding basis, named executive officer compensation;
3.

to approve an amendment to the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) to increase the maximum aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2018 Plan by 2,500,000 shares to 10,687,596 shares;

4.	to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the current year ending December 31, 2022; and
5.	to transact such other business as may properly come before the Annual Meeting, or any continuation, postponement or adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. We are not aware of any other business to come before the Annual Meeting.

The Company’s board of directors has fixed the close of business on April 8, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any continuation, postponement or adjournment thereof. A list of stockholders will be available for inspection by our stockholders at our principal executive offices at 215 First Street, Cambridge, MA 02142, beginning on, or before, May 23, 2022 and continuing through the Annual Meeting. A list of these stockholders will also be available during the virtual Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Thursday, June 2, 2022: this proxy statement and our Annual Report to stockholders for the year ended December 31, 2021 are available at www.edocumentview.com/SRPT.

By Order of the Board of Directors,

Ryan E. Brown

Senior Vice President, General Counsel and Corporate Secretary

Cambridge, MA

April 25, 2022

WHETHER OR NOT YOU EXPECT TO ATTEND THE VIRTUAL ANNUAL MEETING, PLEASE VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

215 First Street

Cambridge, MA 02142

www.sarepta.com

PROXY STATEMENT FOR

THE SAREPTA THERAPEUTICS, INC. 2022 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The board of directors (the “Board”) of Sarepta Therapeutics, Inc. (the “Company”) is soliciting your proxy to vote at the 2022 annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, June 2, 2022, at 9:00 A.M. EDT, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. The Annual Meeting will be held in a virtual meeting format at www.meetnow.global/MNMK7W9.

We intend to mail this proxy statement and the accompanying proxy card to those stockholders entitled to vote at the Annual Meeting for the first time on, or about, April 25, 2022. In the mailing, we will include copies of our Annual Report to stockholders for the year ended December 31, 2021 (the “Annual Report”). Stockholders may also access this proxy statement and our Annual Report via the Internet at www.edocumentview.com/SRPT.

Why am I Receiving These Materials?

A stockholder is eligible to vote at the Annual Meeting if the stockholder was a stockholder of record as of the close of business on April 8, 2022 (the “Record Date”).

Attending the Annual Meeting

The Annual Meeting will be held solely as a virtual meeting. No physical meeting will be held. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. You will be able to attend the Annual Meeting online by visiting the Company’s virtual meeting website at www.meetnow.global/MNMK7W9 at the meeting time. Upon visiting the meeting website, you will be prompted to enter your control number provided on your Notice or on your proxy card if you receive proxy materials by mail. Your unique control number allows us to identify you as a stockholder and will enable you to securely log on, vote and submit questions during the Annual Meeting on the meeting website.

Please note that if you hold your shares through a broker, bank or other nominee, in order to join the virtual meeting as a stockholder and be able to vote and submit questions during the Annual Meeting, you will need to contact your broker, bank or other nominee to receive proof of your beneficial ownership and submit such proof, along with your name and email address, to Computershare no later than 5:00 P.M. EDT on May 31, 2022 which may be submitted via: (i) email to legalproxy@computershare.com or (ii) mail to Computershare, Sarepta Therapeutics, Inc. Legal Proxy, P.O. Box 43001, Providence, Rhode Island 02940-3001. You will receive a confirmation of your registration by email after we receive your registration materials.

Alternatively, if you hold your shares through a broker, bank or other nominee, you may vote in advance of the Annual Meeting by contacting your holder of record (please see “Voting Methods” below).

The online meeting will begin promptly at 9:00 A.M. EDT. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

Why a Virtual Meeting?

The Company has determined to hold a virtual annual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost. In addition, we believe that a virtual meeting benefits our stockholders in light of any public health and travel concerns.

What if During the Annual Meeting I have Technical Difficulties or Trouble Accessing the Virtual Meeting Website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website, please call the technical support number that will be posted on the Annual Meeting log-in page.

Voting and Quorum

As of the Record Date, 87,497,505 shares of our common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each proposal presented at the Annual Meeting. There is no cumulative voting.

A majority of the outstanding shares of our common stock entitled to vote, present at the Annual Meeting, online or represented by proxy, will constitute a quorum at the Annual Meeting. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, either the chair of the meeting or a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the Annual Meeting and the adjournment is for no more than thirty days.

Voting Methods

If you were a registered stockholder on the Record Date, you may vote your shares by:

•	attending the virtual Annual Meeting and voting electronically during the meeting;
•	proxy, via the Internet, at www.envisionreports.com/SRPT as per the instructions in your proxy card;
•	proxy, via telephone, at 1-800-652-8683 as per the instructions in your proxy card; or
•	completing and mailing a proxy card.

Internet voting facilities will close promptly at the close of the polls at the virtual meeting. Stockholders who vote through the Internet or by telephone should be aware that they may incur costs such as access or usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who vote by Internet or telephone need not return a proxy card. All shares entitled to vote and represented by properly-executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

Upon visiting the Annual Meeting website, you will be prompted to enter your control number provided to you on your Notice or on your proxy card if you receive proxy materials by mail. Your unique control number allows us to identify you as a stockholder and will enable you to securely cast votes.

If you are a beneficial owner of shares of our common stock registered in the name of a broker, bank or other nominee, you should have received voting instructions with these proxy materials from that organization rather than from us. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form. If you are a beneficial owner of shares of our common stock registered in the name of a broker, bank or other nominee and intend to vote during the Annual Meeting (as opposed to voting in advance of the meeting), you will need to register in advance with Computershare, as outlined above under “Attending the Annual Meeting.”

If you sign a proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) FOR the election of the director nominees named in this proxy statement, (ii) FOR the approval of the compensation paid to our named executive officers, (iii) FOR the approval of an amendment to the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) and (iv) FOR the ratification of the selection of KPMG LLP as the Company’s independent registered public accountants for the year ending December 31, 2022. In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement, or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement.

Revocation of Proxy

If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy by (i) sending to our corporate secretary at our principal executive office at 215 First Street, Cambridge, MA 02142, a written notice of revocation or duly executed proxy card, in either case bearing a later date, (ii) submitting another properly completed proxy over the Internet, (iii) telephone using the number provided on the Notice, or (iv) by voting during the online Annual Meeting. Participation in the online Annual Meeting will not, by itself, revoke a proxy. In order to be effective, all revocations or later-filed proxies delivered by mail must be delivered to our corporate secretary at our principal executive office at our Cambridge, Massachusetts address not later than 5:00 P.M. EDT, on the business day prior to the day of the Annual Meeting.

Proposal 1: Election of Sarepta Therapeutics, Inc. Directors.  Where a quorum is present, each director nominee must receive the affirmative vote of a majority of the votes cast (whether in person or by proxy) with respect to such director by the shares represented and entitled to vote at the Annual Meeting. Votes cast include votes “FOR” or “AGAINST” each nominee and exclude abstentions and broker non-votes. Abstentions and broker non-votes, if any, will not affect the outcome of the vote in the election of directors. Under the Company’s Policy Statement on Majority Voting, a director who fails to obtain an affirmative vote “FOR” by the majority of votes cast will be required to tender his or her resignation and the Board or an authorized committee of the Board will determine whether to accept such resignation. Provided, however, that in the event of a contested election, each of the directors to be elected will be elected by the affirmative vote of a plurality of the votes cast.

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation.  Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval of the compensation paid to our named executive officers. We value the opinions expressed by our stockholders with respect to this advisory vote, and our compensation committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote, including whether the votes cast “FOR” this proposal represent a majority of the votes cast on this proposal, when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

Proposal 3: Amendment to the 2018 Plan. The affirmative vote of a majority of the votes cast is required to approve this proposal, excluding abstentions and broker non-votes. As a result, abstentions and broker non-votes (if any) will have no effect on the proposal to approve the amendment to the 2018 Plan.

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the votes cast is required to approve this proposal. Abstentions will not have any effect on this proposal. Brokers, banks and other nominees generally have discretionary authority to vote on this matter; thus, we do not expect any broker non-votes on this matter.

Counting of Votes

You may either vote “FOR,” “AGAINST” or “ABSTAIN” on each of the proposals to be presented at the Annual Meeting.

A representative of Computershare Trust Company, N.A., the Company’s transfer agent, will tabulate votes and act as the independent inspector of election. All votes will be tabulated by the inspector of election, who will separately tabulate affirmative and negative votes, abstentions and broker “non-votes.” Shares held by persons attending the Annual Meeting but not voted, shares represented by proxies that reflect abstentions as to a particular proposal, and broker “non-votes” will be counted as present for purposes of determining a quorum.

Effect of Not Casting Your Vote

If you are a stockholder of record and you sign the proxy card but do not specify how you want your shares to be voted, we will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement.

If on the Record Date you held shares of the Company’s common stock in an account with a brokerage firm, bank, or other nominee, you are considered a beneficial owner of those shares and hold such shares in street name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on that particular matter with respect to your shares. This is generally referred to as a broker “non-vote.”

Although the determination of whether a nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022 (Proposal 4) will be considered a routine matter. Accordingly, under applicable stock exchange rules, if you do not provide voting instructions to your broker, bank or other nominee on Proposal 4, your broker will be able to vote your shares on such proposal. Therefore, we do not expect any broker non-votes on Proposal 4 unless a broker chooses not to vote on a matter for which it has discretionary authority to vote.

We expect that the election of directors (Proposal 1), the advisory vote to approve executive compensation (Proposal 2), and the proposal to approve an amendment to the 2018 Plan (Proposal 3) will be considered non-routine matters under applicable rules. Accordingly, if you do not provide voting instructions to your broker, bank or other nominee on these non-routine items (Proposals 1, 2 and 3), such shares cannot be voted and will be considered broker “non-votes.”

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of the Notice and any additional information furnished to stockholders. This cost also includes support for the hosting of the virtual Annual Meeting. If properly requested, copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail, or personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such services. We also have retained Okapi Partners LLC for a fee not to exceed $10,000 to assist us in the solicitation of proxies. A list of stockholders will be available for inspection by our stockholders at our principal executive offices at 215 First Street, Cambridge, MA 02142, beginning on, or before, May 23, 2022 and continuing through the Annual Meeting. A list of these stockholders will also be available during the virtual Annual Meeting.

Stockholder Proposals for the 2023 Annual Meeting

Stockholder proposals submitted for inclusion in our proxy materials for our 2023 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received at our principal executive offices no later than the close of business on December 26, 2022, provided that if the date of the annual meeting is earlier than May 4, 2023, or later than July 3, 2023, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Stockholders who do not wish to use the mechanism provided by the rules of the SEC in proposing a matter for action at the next annual meeting must notify us in writing of the proposal and the information required by the provisions of our Bylaws dealing with advance notice of stockholder proposals and director nominations. To be timely, under our Bylaws, a stockholder’s written notice must be delivered to, or mailed and received at, our principal executive offices no later than the close of business on March 4, 2023 and no earlier than February 2, 2023; provided that, if the date of that annual meeting is more than 30 days before, or more than 60 days after, June 2, 2023, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one set of the proxy materials, unless one or more of these stockholders notifies us that they wish to receive individual copies. We believe that this will provide greater convenience for our stockholders, as well as cost savings for us, by reducing the number of duplicate documents that are sent to your home.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding and currently receive multiple copies of our proxy materials with other stockholders of record with whom you share an address, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of these documents for your household, please contact our General Counsel and Corporate Secretary, Ryan Brown, at 215 First Street, Cambridge, MA 02142, or at 1-617-301-8692.

If you participate in householding and wish to receive a separate copy of our Annual Report and this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary at the address or telephone number indicated above and we will promptly deliver to you separate copies of these documents.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

SAREPTA THERAPEUTICS, INC. DIRECTORS AND EXECUTIVE OFFICERS

Directors, Director Nominees and Executive Officers

The following table sets forth certain information with respect to the directors, director nominees and executive officers of our Company as of April 25, 2022:

Name	Age	Position(s)(5)
Executive Officers
Douglas S. Ingram	59	President and Chief Executive Officer; Class I Director
Ian M. Estepan	46	Executive Vice President, Chief Financial Officer
Ryan E. Brown	44	Senior Vice President, General Counsel and Corporate Secretary
William F. Ciambrone	58	Executive Vice President, Technical Operations
Louise Rodino-Klapac, Ph.D.	44	Executive Vice President, Head of R&D, Chief Scientific Officer

Non-Employee Directors
Richard J. Barry(1)(2)(4)	63	Class II Director
M. Kathleen Behrens, Ph.D.(1)(3)	69	Class II Director, Chairwoman of the Board of Directors
Mary Ann Gray, Ph.D.(1)(2)(6)	69	Class I Director
Stephen L. Mayo, Ph.D.(7)	60	Class II Director
Claude Nicaise, M.D.(4) (3)	69	Class II Director
Hans Wigzell, M.D., Ph.D.(2)(3)	83	Class I Director

Director Nominees
Kathryn Boor, Ph.D.	63	Class I Director Nominee
Michael Chambers	47	Class I Director Nominee

(1)	Member of the audit committee. Dr. Behrens is the current chair of the audit committee.
(2)	Member of the nominating and corporate governance committee. Mr. Barry is the current chair of the nominating and corporate governance committee.
(3)	Member of the research and development committee. Dr. Wigzell is the current chair of the research and development committee.
(4)	Member of the compensation committee. Dr. Nicaise is the current chair of the compensation committee.
(5)	The term of the Class I Directors expires as of the date of the 2022 Annual Meeting, and the term of the Class II Directors expires as of the date of the 2023 Annual Meeting.
(6)	Dr. Gray has elected not to stand for re-election and will complete her term on the Board as of the date of the Annual Meeting.
(7)	Member of the research and development committee.

Douglas S. Ingram has served as our President, Chief Executive Officer and a member of our Board since June 2017. Prior to his appointment, from December 2015 until November 2016, he served as the Chief Executive Officer and President and a Director of Chase Pharmaceuticals Corporation, a clinical-stage biopharmaceutical company. Prior to joining Chase Pharmaceuticals, Mr. Ingram served as the President of Allergan, Inc., a pharmaceutical company, from July 2013 until it was acquired by Actavis in early 2015. At Allergan, he also served as President, Europe, Africa and Middle East from August 2010 to June 2013, and Executive Vice President, Chief Administrative Officer, and Secretary from October 2006 to July 2010, where he led Allergan’s Global Legal Affairs, Compliance, Internal Audit and Internal Controls, Human Resources, Regulatory Affairs and Safety, and Global Corporate Affairs and Public Relations departments. Mr. Ingram also served as General Counsel of Allergan from January 2001 to June 2009 and as Secretary and Chief Ethics Officer from July 2001 to July 2010. With the acquisition of Allergan by Actavis, Mr. Ingram consulted as a special advisor to the Chief Executive Officer of Actavis. Mr. Ingram served as a director of Pacific Mutual Holding Company, a parent company for subsidiaries engaged in a variety of insurance, financial services and other investment-related businesses, from March 2015 to May 2018. Mr. Ingram received his J.D. from the University of Arizona and his Bachelor of Science degree from Arizona State University. Mr. Ingram currently serves on the board of Relay Therapeutics and is a member of its compensation committee. Our nominating and corporate governance committee believes that Mr. Ingram is qualified to serve on our Board because of his role as

President and Chief Executive Officer, which gives him an extensive understanding of our business and operations, and because of his broad experience in the pharmaceutical industry.

Ian M. Estepan has served as our Executive Vice President, Chief Financial Officer since December 2020. Mr. Estepan joined the Company in January 2015 as Senior Director, Corporate Affairs. From October 2016 to December 2017, he served as our Executive Director, Corporate Affairs; from January 2018 to February 2019, he served as our Vice President, Chief of Staff and Corporate Affairs; and from February 2019 to December 2020, he served as our Senior Vice President, Chief of Staff and Corporate Affairs. Since November 2021, Mr. Estepan has served on the Board of Directors for Cellarity, a private biopharmaceutical company. Prior to joining the Company, Mr. Estepan managed a portfolio on the buyside at Spectra Financial Group for fifteen years, overseeing a portfolio of pharmaceutical, biotech and medtech equities. Mr. Estepan received his Bachelor of Arts in psychology with a concentration in pre-medicine from Columbia University.

Ryan E. Brown has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2021. Mr. Brown joined the Company in 2018 as our global Chief Compliance Officer. Before joining the Company, Mr. Brown served as Vice President at Acadia Pharmaceuticals. Prior to Acadia, Mr. Brown held various roles of increasing responsibility at Allergan, Inc., including Senior Counsel of Regulatory and Compliance; General Counsel to SkinMedica, an Allergan company; Special Assistant to the President; and Vice President and Chief Compliance Officer. Mr. Brown started his career at the international law firm of Jones Day, where he specialized in corporate criminal investigations. Mr. Brown received his J.D. from Harvard Law School and his Bachelor of Arts in political science from Loyola Marymount University.

William F. Ciambrone has served as our Executive Vice President, Technical Operations, since November 2019. Prior to this appointment, from April 2013 until August 2015, Mr. Ciambrone served as Executive Vice President, Technical Operations, at Shire plc, a global specialty biopharmaceutical company, where he was responsible for the strategy and operational management of the Global Technical Operations group. At Shire, he also served as Senior Vice President, Technical Operations, from January 2006 to April 2013. Prior to joining Shire plc, Mr. Ciambrone served as Senior Director, Quality Assurance, and later as Vice President, Quality, at Transkaryotic Therapies Inc., a rare disease-focused multiple product biotech company that was acquired by Shire in 2005. Mr. Ciambrone’s prior experience includes different roles at North Safety and Healthcare Products, a global drug, device, and safety equipment company and Mallinckrodt Nuclear Medicine. Mr. Ciambrone holds a bachelor’s degree in Biology from St. Anselm College, participated in graduate programs at both Brown University and the University of Pennsylvania’s Wharton School, and additionally holds an Executive Certificate in Management and Leadership from the MIT Sloan School of Management.

Louise Rodino-Klapac, Ph.D., has served as our Executive Vice President, Chief Scientific Officer since December 2020. Dr. Rodino-Klapac was additionally appointed as our Head of R&D in November 2021. Dr. Rodino-Klapac joined the Company as Vice President, Gene Therapy in April 2018. From February 2019 to December 2020, she served as our Senior Vice President, Gene Therapy. Prior to joining the Company, she served as the head of the Laboratory for Gene Therapy Research at Nationwide Children’s Hospital and co-founded and served as chief scientific officer of Myonexus Therapeutics before it was acquired by the Company in 2019. She is a National Institutes of Health (NIH) Fellow appointee and is a current board member of the Association for Regenerative Medicine, as well as a member of the American Society for Gene and Cell Therapy, and the American Academy of Neurology. She holds a Bachelor of Science degree in biology from Kings College and a Ph.D. in molecular genetics from Ohio State University.

Richard J. Barry has served as a member of our Board since June 2015. He also serves as a member of our audit committee and our compensation committee and as a member and chair of our nominating and corporate governance committee. Mr. Barry is a long-time stockholder of the Company. He was a Partner and Advisory Board member of the San Diego Padres from 2009 to 2021. Mr. Barry served as a director of Elcelyx Therapeutics Inc., a pharmaceutical company, from 2013 to 2019, and was a Managing Member of GSM Fund, LLC, a fund established for the sole purpose of investing in Elcelyx. He was previously an Advisory Board member for the Schreyer Honors College at Pennsylvania State University and served as a director of Cluster Wireless, a San Diego-based software company. Mr. Barry has served as a director of Cassava Sciences, Inc, a biopharmaceutical company, since 2021, and is the chair of its audit committee. Mr. Barry has extensive experience in the investment management business. He was a founding member of Eastbourne Capital Management LLC, a large equity hedge fund investing in a variety of industries, including health care, and served as a Managing General Partner and Portfolio Manager from 1999 to its close in 2010. Prior to Eastbourne, Mr. Barry was a Portfolio Manager and Managing Director of Robertson Stephens Investment Management. Mr. Barry also spent over 13 years in various roles in institutional equity and investment management firms, including Lazard Freres, Legg Mason and Merrill Lynch. Mr. Barry was on the board of directors of MiMedx Group Inc., a publicly-traded biopharmaceutical company developing, manufacturing and marketing regenerative biologics utilizing human placental allografts, from June 2019 to August 2020. Mr. Barry holds a Bachelor of Arts (B.A.) from Pennsylvania State University. Our nominating and corporate governance committee believes that Mr. Barry’s significant experience in the financial sector and extensive knowledge of the pharmaceutical industry qualifies him for service as a member of our Board.

M. Kathleen Behrens, Ph.D. has served as a member of our Board since March 2009 and as Chairwoman of the Board since April 2015. She also serves as member of our research and development committee and as a member of and chair of our audit committee. Dr. Behrens served as a member of the President’s Council of Advisors on Science and Technology (PCAST) from 2001 to early 2009 and as Chairwoman of PCAST’s Subcommittee on Personalized Medicine. She has served as a public-market biotechnology securities analyst as well as a venture capitalist focusing on healthcare, technology and related investments. Dr. Behrens was instrumental in the founding of several biotechnology companies, including Protein Design Labs, Inc. and COR Therapeutics, Inc. She worked for Robertson Stephens & Co. from 1983 through 1996, serving as a General Partner and Managing Director. Dr. Behrens continued in her capacity as a General Partner for selected venture funds for RS Investments, an investment management and research firm, from 1996 through December 2009, after management led a buyout of that firm from Bank of America. While Dr. Behrens worked at RS Investments, from 1996 to 2002, she served as a Managing Director at the firm and, from 2003 to December 2009, she served as a consultant to the firm. From 1997 to 2005, she was a director of the Board on Science, Technology and Economic Policy for the National Research Council, and from 1993 to 2000 she was a Director, President and Chairwoman of the National Venture Capital Association. Since December 2009, Dr. Behrens has worked as an independent life sciences consultant and investor. Since January 2019, Dr. Behrens has served as a member of the board of directors of IGM Biosciences, Inc., a publicly-traded biotechnology company that is developing IgM antibodies, initially for oncology indications, as well as the Chair of the audit committee. She also serves as a member of the compensation committee and corporate governance and nominating committee of IGM. Since May 2019, Dr. Behrens has served as a member of the board of directors and Chairperson of MiMedx Group Inc., a publicly-traded biopharmaceutical company developing, manufacturing and marketing regenerative biologics utilizing human placental allografts. She also participates as a member of the nominating and corporate governance committee and audit committee of MiMedx. Dr. Behrens holds a Bachelor of Science (B.S.) in Biology and a Ph.D. in Microbiology from the University of California, Davis. Our nominating and corporate governance committee believes that Dr. Behrens’ significant experience in the financial services and biotechnology sectors, as well as in healthcare policy, qualifies her for service as a member of our Board.

Stephen Mayo, Ph.D. has served as a member of our Board since November 2021. He also serves as a member of our research and development committee. Since March 2021, Dr. Mayo has served as a member of the board of directors and on the audit and research committees of Merck. In addition, he serves on the scientific advisory boards of Rubryc Therapeutics and Evozyne. He co-founded Molecular Simulations Inc. (now Biovia) and Xencor, a public antibody engineering company. Dr. Mayo is currently the Bren Professor of Biology and Chemistry and Merkin Institute Professor at California Institute of Technology (Caltech). He joined the Caltech faculty in 1992, was a Caltech-based Howard Hughes Medical Institute Investigator from 1994 to 2007, served as Vice Provost for Research from 2007 to 2010 and Chair of the Division of Biology and Biological Engineering from 2010 to 2020. Dr. Mayo was elected to the National Academy of Sciences in 2004 for his pioneering contributions in the field of protein design. He served as an elected board member for the American Association for the Advancement of Science from 2010 to 2014 and as a presidential appointee on the National Science Foundation’s National Science Board from 2013 to 2018. Dr. Mayo holds a B.S. in Chemistry from Pennsylvania State University and a Ph.D. in Chemistry from Caltech. He completed postdoctoral work at both UC Berkeley and Stanford University School of Medicine in chemistry and biochemistry, respectively. Our nominating and corporate governance committee believes that Dr. Mayo’s experience serving in leadership roles in various scientific and biotechnology institutions and companies qualifies him to serve as a member of our Board.

Claude Nicaise, M.D. has served as a member of our Board since June 2015. He also serves as chair of our compensation committee and as a member of our research and development committee. Dr. Nicaise is the owner of Clinical Regulatory Services, a company providing advice on clinical and regulatory matters to biotechnology companies. Since January 2017, Dr. Nicaise has served as a member of the board of directors for Minoryx, Since February 2021, Dr. Nicaise has served as a member of the board of directors and on the compensation committee of Gain Therapeutics. Since March 2021, Dr. Nicaise has served as a member of the board of directors and on the audit committee of Chemomab. He has served as an Executive Vice President Regulatory at Ovid Therapeutics Inc., a company that develops medicines for orphan diseases of the brain, since 2015. From 2008 to 2014, Dr. Nicaise was a Senior Vice President of Strategic Development and Global Regulatory Affairs at Alexion

Pharmaceuticals Inc., a pharmaceutical company. From 1983 to 2008, Dr. Nicaise served in various positions of increasing responsibility at Bristol-Myers Squibb, including the following senior management positions: Vice-President of Global Development, Vice-President Worldwide Regulatory Science and Strategy and leadership positions in Oncology, Infectious Disease and NeuroScience Development. Dr. Nicaise holds an M.D. from the Universite libre de Bruxelles in Belgium. Our nominating and corporate governance committee believes that Dr. Nicaise’s significant experience in the pharmaceuticals sector, including in clinical and regulatory affairs, qualifies him for service as a member of our Board.

Hans Wigzell, M.D., Ph.D. has served as a member of our Board since June 2010. He also serves as a member of our nominating and corporate governance committee and a member of and chair of our research and development committee. In the past five years, Dr. Wigzell served as a director of Probi AB, Swedish Orphan Biovitrum AB and Valneva SE (a successor to Intercell AG), a biotechnology company, and currently serves as Chairman of Rhenman & Partners Asset Management AB, an investment management firm, and a director of RaySearch Laboratories AB, a medical technology company. Since 2006, Dr. Wigzell has served as a director of Karolinska Development AB, a company listed on the Nasdaq OMX Stockholm market that selects, develops and seeks ways to commercialize promising new Nordic lifescience innovations. He has also served as the Chairman of Karolinska Development AB since 2017. From 1995 to 2003, he was the President of the Karolinska Institute, a medical university and was General Director of the National Bacteriological Laboratory in Stockholm from 1987 to 1993. Dr. Wigzell is Chairman of the board of the Stockholm School of Entrepreneurship. He is an elected member of several national academies, including the Swedish Royal Engineering Academy, Sweden; the Royal Academy of Science, Sweden; the Danish Academy of Arts and Letters; the American Academy of Arts and Sciences; the Finnish Science Society; and the European Molecular Biology Organization. In addition to serving as President of the Karolinska Institute, his academic career includes being Chairman of the Nobel Prize Committee, and the Karolinska Institute and Distinguished External Advisory Professor of Ehime University, Japan. Additionally, Dr. Wigzell was appointed Chairman of the Nobel Assembly in 2000. Dr. Wigzell holds an M.D. and Ph.D. from the Karolinska Institute in Stockholm and he has received honorary doctorate degrees at University “Tor Vergata” in Rome, Italy, Turku University in Finland, The Feinstein Institute in New York and Helsinki University in Finland. Our nominating and corporate governance committee believes that Dr. Wigzell’s experience serving in leadership roles in various scientific and biotechnology institutions and companies in countries around the world qualifies him to serve as a member of our Board.

Kathryn Boor is a director nominee for Class I recommended by our nominating and corporate governance committee. Since January 2019, Dr. Boor has served as a member of the board of directors of Seneca Foods Corporation, an American food processor and distributor.  She also is a member of Seneca’s compensation committee and is the chair of its nominating and corporate governance committee.  Since January 2021, Dr. Boor has served as a member of the board of directors for International Flavors and Fragrance (IFF), an American corporation that creates and manufactures food, beverage, health & biosciences, scent and pharma solutions. She chairs IFF’s Innovation and Sustainability Committee. Since 2019, Dr. Boor has served as a member of the board of directors for U.S. Israel Binational Agricultural Research and Development Fund (BARD), a funding program for mutually beneficial, mission-oriented, strategic and applied research of agricultural problems, jointly conducted by American and Israeli scientists. Since 2014, Dr. Boor has served as a member of the board of directors and Vice President, Chair of Scientific Review Committee of the Foundation for Food and Agriculture Research (FFAR). From 2013 to 2020, Dr. Boor served as Trustee of the International Life Sciences Institute. Dr. Boor earned a Bachelor of Science in Food Science from Cornell University in 1980, a Master of Science in Food Science from University of Wisconsin-Madison in 1983, and a Ph.D. in Microbiology from University of California, Davis in 1994. Dr. Boor served as assistant professor in the Cornell Food Science Department in 1994 and continued to lead the department as Chair from 2007 to 2010. Dr. Boor has served as the Dean of Cornell University Graduate School and Vice Provost for Graduate Education since October 2020. From July 2010 to September 2020, Dr. Boor served as the Ronald P. Lynch Dean of the College of Agriculture and Life Sciences (CALS) at Cornell University. Our nominating and corporate governance committee believes that Dr.  Boor’s significant experience in the biosciences sector, as well as her extensive leadership experience in academia, qualifies her for service as a member of our Board.

Michael Chambers is a director nominee for Class I recommended by our nominating and corporate governance committee. Since August 2020, Mr. Chambers has served as a member of the board of directors of Calviri Inc, an integrated oncology company focused on cancer diagnostics and preventative cancer vaccines. Mr. Chambers co-founded Aldevron, a company that provides nucleic acids, proteins, enzymes, and other biologicals to business partners in the biosciences sector, in 1998 and was President and Chief Executive Officer until August 2020 and served as Executive Chairman until August 2021 when Aldevron was acquired by Danaher Corporation. Chambers holds a Bachelor of Science degree in Biotechnology, Microbiology and Chemistry from North Dakota

State University. Our nominating and corporate governance committee believes that Mr. Chambers significant leadership experience in the biosciences sector, as well as his extensive background in business, qualifies him for service as a member of our Board.

Our Board believes that having a diverse mix of directors with complementary qualifications, expertise, and attributes is essential to meeting its oversight responsibility. The first table below summarizes the key qualifications and skills most relevant to the decision to nominate candidates to serve on the Board. A mark indicates a specific area of focus or expertise. Our director nominees’ biographies describe each director’s background and relevant experience in more detail. The table reflects our Board of Directors as of April 25, 2022.

	Leadership Experience	Industry Knowledge	Sales or Marketing Experience	Accounting or Audit Experience	Public Policy or Regulation Experience	Academic or Technical Background	Public Company Board Experience
M. Kathleen Behrens, Ph.D.	✓	✓		✓	✓	✓	✓
Richard J. Barry	✓	✓	✓	✓	✓		✓
Mary Ann Gray, Ph.D.	✓	✓		✓		✓	✓
Douglas S. Ingram	✓	✓	✓	✓	✓	✓	✓
Stephen L. Mayo, Ph.D.	✓	✓	✓	✓	✓	✓	✓
Claude Nicaise, M.D.	✓	✓		✓	✓	✓	✓
Hans Wigzell, Ph.D.	✓	✓		✓	✓	✓	✓

The second table provides additional self-reported diversity information regarding our Board of Directors as of April 25, 2022. Each of the categories listed in the below table has the meaning set forth in Nasdaq Listing Rule 5605(f):

Board Diversity Matrix (As of April 25, 2022)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	5	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

ELECTION OF SAREPTA THERAPEUTICS, INC. DIRECTORS

(Proposal 1)

General

As of the date of this proxy statement, our Board is composed of eight seats and we currently have seven seated directors. Our Bylaws currently permit a maximum of eight directors and a minimum of one director. The Board may, from time to time, change the number of directors as permitted by the Bylaws, but no decrease in the number of directors will have the effect of shortening the term of any incumbent director.

The following table sets forth the name of, and other information about, the nominees for election as a Class I director and those directors who will continue to serve after the Annual Meeting as Class II directors.

Name	Age	Director Since	Expiration of Term	Position(s) Held With Sarepta
Class I Director Nominees(1):
Douglas S. Ingram	59	2017	2022	President, CEO and Director
Hans Wigzell, M.D., Ph.D.	83	2010	2022	Director
Kathryn Boor, Ph.D.	63	—	—	—
Michael Chambers	47	—	—	—

Class II Continuing Directors:
Richard J. Barry	63	2015	2023	Director
M. Kathleen Behrens, Ph.D.	69	2009	2023	Director and Chairwoman of the Board
Stephen L. Mayo, Ph.D.	60	2021	2023	Director
Claude Nicaise, M.D.	69	2015	2023	Director

(1)	Dr. Gray will not stand for re-election and will complete her term as of the date of the Annual Meeting.

Directors for a class whose term expires at a given annual meeting may be up for reelection for another two-year term at that meeting. Each director’s term will continue until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal.

Pursuant to the Restated Certificate, when there are six or more positions on the Board, the positions are divided into two equal, or nearly equal, classes, denoted as Class I and Class II. In even years, stockholders elect directors to fill all Class I positions, and in odd years, stockholders elect directors to fill all Class II positions. There is no cumulative voting for election of directors. This classification of our Board may have the effect of delaying or preventing changes in control. Except as otherwise provided by law, any vacancy in the Board, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified. There are no family relationships among any of our directors or executive officers.

Nominees for Class I Director Election at the 2022 Annual Meeting of Stockholders

There are four nominees standing for election as Class I directors at the Annual Meeting. Based on the recommendation of the nominating and corporate governance committee, our Board has approved the nomination of the following nominees for election as Class I Directors: Douglas S. Ingram and Hans Wigzell, M.D., Ph.D. for re-election as continuing directors, and Kathryn Boor, Ph.D. and Michael Chambers who would serve on the Board for the first time if elected. Kathryn Boor and Michael Chambers have been nominated to fill the two vacancies on our Board as of the date of the Annual Meeting. Each of the Class I director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

The Board’s nominating and corporate governance committee annually evaluates the composition of the Board to assess the skills and experiences that are currently represented on the Board and those that will be valuable given the Company’s current and future needs. In selecting Kathryn Boor, Ph.D., Michael Chambers, Douglas S. Ingram and Hans Wigzell, M.D., Ph.D. as director nominees, the nominating and corporate governance committee and the Board took into consideration, among other things, the Company’s strategic plans, the planned resignation of Dr. Gray, and the interests of the Company’s stockholders. For additional considerations related to the process followed by the nominating and corporate governance committee and the Board in making Board composition decisions this year, please read “Corporate Governance and Board Matters — Committees of the Board — Nominating and Corporate Governance Committee.” If elected, each of Kathryn Boor, Ph.D., Michael Chambers, Douglas S. Ingram and Hans Wigzell, M.D., Ph.D. will hold office as a Class I director until our 2024 annual meeting of stockholders or until his or her earlier death, resignation or removal.

If you sign your proxy or voting instruction card, but do not give instructions with respect to the voting of directors, your shares will be voted for the nominees recommended by our Board. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card. The Board expects that the nominees will be available to serve as directors. If any of Kathryn Boor, Ph.D., Michael Chambers, Douglas S. Ingram and Hans Wigzell, M.D., Ph.D. becomes unable to serve or for good cause will not serve, however, the proxy holders intend to vote for any nominee designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Vote Required and Board Recommendation

Each nominee who receives a majority of votes cast and entitled to vote at the Annual Meeting for such nominee will be elected as a director. Abstentions and broker non-votes, if any, will not affect the outcome of the vote in the election of directors.

The Board recommends that stockholders vote “FOR” the election of each of Kathryn Boor, Ph.D., Douglas S. Ingram, Michael Chambers and Hans Wigzell, M.D., Ph.D. as Class I Directors to the Board.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal 2)

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to approve, on a non-binding, advisory basis, the 2021 compensation paid to our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

As described in detail under the section below captioned “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain senior executive management, to motivate their performance to attain clearly defined goals and to align their long term interests with those of our stockholders. We urge our stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement and the tables and narrative that follow for additional details about our executive compensation program, including information about the 2021 compensation paid to our named executive officers.

Our executive compensation program includes a significant pay-for-performance component that supports our business strategy and aligns the interests of our executives with those of our stockholders. In 2021, our executive compensation program rewarded financial, strategic and operational performance, and the achievement of pre-determined corporate goals and functional objectives (i.e., individual performance goals) selected by the compensation committee for each of our named executive officers to support our long-range plans and stockholder value creation. In light of the achievement of individual performance goals by our named executive officers, as applicable, and our corporate goals for 2021, we believe that the compensation paid to our named executive officers was appropriate.

Advisory Vote and Board Recommendation

We request stockholder approval, on an advisory basis, of the 2021 compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables within this proxy statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

Accordingly, we ask that you vote “FOR” the following resolution at this meeting:

“RESOLVED, that the stockholders of Sarepta Therapeutics, Inc. approve, on an advisory basis, the compensation of the named executive officers for 2021, as disclosed in Sarepta Therapeutics, Inc.’s proxy statement for the Annual Meeting of Stockholders held in 2022 pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and disclosures within the proxy statement.”

You may vote “FOR,” “AGAINST,” or “ABSTAIN” from the proposal to approve the compensation of our named executive officers for 2021. As an advisory vote, the outcome of the vote on this proposal is not binding upon us.

Vote Required and Board Recommendation

Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders with respect to this advisory vote, and our compensation committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote, including whether the votes cast “FOR” this proposal represent a majority of the votes cast in this proposal, when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations. Unless the Board determines otherwise, the next “say-on-pay” advisory vote will be held at the 2023 annual meeting of stockholders.

The Board recommends that stockholders vote “FOR” the compensation of our named executive officers for 2021.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

VOTE TO APPROVE AN AMENDMENT TO THE 2018 PLAN

(Proposal 3)

Proposal

The Company and the Board have proposed to amend the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) to increase the maximum aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2018 Plan by 2,500,000 shares to 10,687,596 shares (plus the number of shares subject to outstanding awards under the Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”) that expire or otherwise terminate without having been exercised in full, or are forfeited to or repurchased by us up to a maximum as described below).

Purpose and Effect of the Proposal

Our Board believes that long-term equity awards are an extremely important way to attract, motivate and retain key employees, including a talented executive team, and align the employees’ and executives’ interests with those of the Company’s stockholders. Our Board also believes that long-term equity compensation is essential to link executive compensation with long-term stockholder value creation. Equity compensation represents a significant portion of the compensation package for our key employees. Since our equity awards generally vest over several years, the value ultimately realized from these awards depends on the long-term value of our common stock. We believe that granting equity awards motivates employees to think and act like owners, rewarding them when value is created for stockholders.

In this proxy statement, we refer to any grant from the 2018 Plan as an “Award.” The following table summarizes the shares issued and outstanding with respect to Awards granted under the 2018 Plan as of March 31, 2022:

Shares Issued and Outstanding as of 3/31/22 under 2018 Plan
Options	3,633,962
Restricted stock awards	—
Restricted stock units	1,460,812
Total	5,094,774

As of March 31, 2022, approximately 896 of our employees, officers and directors were eligible to participate in the 2018 Plan, of which 5 were named executive officers, 885 were non-executive employees, and 6 were non-employee directors. As of March 31, 2022, none of our consultants were eligible to participate in the 2018 Plan.

Our Board believes it is important to obtain the additional shares requested for the share reserve under the 2018 Plan given that the Board believes the current number of shares available for awards under the 2018 Plan is not sufficient for the Company to provide equity incentives to eligible employees, and other eligible service providers over the next year, which could inhibit the quality of service providers that the Company is able to attract, motivate and retain.

If our stockholders do not approve the amendment to the 2018 Plan, which increases the share reserve under the 2018 Plan, the 2018 Plan will remain in effect; however, we believe that the shares currently available for issuance under this plan will be quickly depleted, and we will lose our ability to use equity as a compensation and incentive tool to retain key talent and instead will have to increase the use of cash-based awards to incentivize, motivate and retain our employees. Based on our historical burn rates, disclosed below, our Board anticipates that the additional 2,500,000 shares requested will enable the Company to fund its current equity compensation program for one year, subject to changes in our growth strategy, accommodating anticipated grants related to the hiring, retention and promotion of employees as we continue to advance our mission and multiple programs. The Board took into consideration the compensation committee’s recommendations and the burn rate, dilution and overhang metrics disclosed below with reference to peer and broader industry practices in approving the 2,500,000 share increase for the share reserve under the 2018 Plan.

Key Historical Equity Metrics

Approval of the amendment to the 2018 Plan to increase the share reserve under the 2018 Plan will further assist us in effectively competing in the competitive market for employee talent over the next year, subject to changes in our growth strategy while maintaining reasonable burn rates and overhang.

• Our net burn rate ranged from 1.6% to 1.9% in the years 2019, 2020 and 2021, which we believe is appropriate and reasonable for the Company.

• Our three-year average gross burn rate of 2.8% is below the estimated Institutional Shareholder Services (“ISS”) global industry classification standard (“GICS”) burn rate limit for our industry and for Russell 3000 Pharmaceuticals and Biotechnology companies of 7.65%.

•The following table shows how the key equity metrics have changed over the past three fiscal years under the equity incentive plans:

Key Equity Metrics	2021	2020	2019	3-Year Average (2019 - 2021)
Shares subject to award granted (million) (1)	2.7	2.0	1.9	2.2
Gross burn rate (2)	3.3%	2.6%	2.6%	2.8%
Net burn rate (3)	1.6%	1.9%	1.9%	1.8%
Dilution at fiscal year end (4)	17.5%	20.4%	17.5%	18.5%
Overhang at fiscal year end (5)	10.9%	11.1%	12.1%	11.4%
(1)	Reflects total number of shares subject to equity awards granted during the fiscal year and excludes any cancelled or forfeited equity awards.
(2)

Gross burn rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year by the total weighted-average number of shares outstanding during the period, and excludes any cancelled or forfeited equity awards.

(3)

Net burn rate is calculated by dividing the total number of shares subject to equity awards granted during the fiscal year by the total weighted-average number of shares outstanding during the period, and takes into account any cancelled or forfeited equity awards.

(4)

Dilution is calculated by dividing the sum of (x) the number of shares subject to equity awards outstanding at the end of the fiscal year and (y) the number of shares available for future grants, by the number of shares outstanding at the end of the fiscal year.

(5)	Overhang is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

Background for Current Request to Increase the Share Reserve

Summary of the 2018 Plan

The full text of the amendment to the 2018 Plan is set forth in Appendix A to this proxy statement and the full text of the 2018 Plan is set forth as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 8, 2018, and Amendment No. 1 to the 2018 Plan is set forth as Exhibit 10.1 to the Form 8-K, filed with the SEC on June 8, 2020. The following description of certain features of the 2018 Plan is qualified in its entirety by reference to the full text of the 2018 Plan and Amendment No. 1 to the 2018 Plan.

Background and Purpose of the 2018 Plan

The 2018 Plan is intended to attract and retain the best available personnel for positions of substantial responsibility with the Company and to provide additional incentives to our employees, directors and consultants. The 2018 Plan also is intended to promote the success of our business.

On April 20, 2018, our Board adopted, and on June 6, 2018 our stockholders approved, the Sarepta Therapeutics, Inc. 2018 Equity Incentive Plan. On April 3, 2020, our Board approved, and on June 4, 2020 stockholders approved, Amendment No. 1 to the 2018 Plan to increase the maximum aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2018 Plan by 3,800,000 shares and to provide that the aggregate share reserve under the 2018 Plan should be 8,187,596 shares. On April 5, 2022, and subject to stockholder approval, the Board approved Amendment No. 2 to the 2018 Plan to increase the maximum aggregate number of shares of common stock that may be issued under the 2018 Plan by 2,500,000 shares and to provide that the aggregate share reserve under the 2018 Plan should be 10,687,596, which reflects (i) 2,500,000 new shares subject to this proposal; (ii) 2,900,000 shares approved by stockholders on June 6, 2018; (iii) 3,800,000 new shares approved in 2020 and (iii) 1,487,596 shares, which was the maximum number of shares available under the 2011 Plan as of April 11, 2018, plus the number of shares subject to outstanding awards under the 2011 Plan that expire or otherwise terminate without having been exercised in full, or are forfeited to or repurchased by us, up to a maximum of 2,412,466 shares.

As of March 31, 2022, the 2018 Plan had 2,246,949 authorized shares plus any shares subject to options or similar awards under the 2011 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2011 Plan that are forfeited to or repurchased by the Company at the original issuance price (up to the maximum described above).

The 2018 Plan permits the grant of the following types of “Awards”: (i) non-statutory stock options that are not intended to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), incentive stock options that are intended to qualify for favorable tax treatment under Section 422 of the Code and “SARs” granted at the closing sales price of our common stock on the date of grant (as defined below); and (ii) restricted stock, restricted stock units (“RSUs”) and performance units, performance shares and performance-based cash awards (collectively, “Full Value Awards”). In addition, the 2018 Plan provides that for each share of common stock subject to a Full Value Award granted under the 2018 Plan, the share reserve under the 2018 Plan will be decreased by 1.41 shares. Correspondingly, for each share of common stock subject to a Full Value Award that is forfeited or expires, the share reserve under the 2018 Plan will be increased by 1.41 shares.

Shares used to pay the exercise or purchase price of an award and/or to satisfy the tax withholding obligations related to a stock option or SAR will not become available for future grant or sale of awards under the 2018 Plan. Shares used to satisfy the tax withholding obligations related to an Award other than a stock option or SAR will become available for future grant or sale under the 2018 Plan. In addition, shares that have actually been issued under the 2018 Plan under any Award will not be returned to the 2018 Plan and will not become available for future distribution under the 2018 Plan, provided, however, that if shares issued pursuant to Awards of restricted stock, RSUs, performance shares or performance units are repurchased by the Company at the original issuance price or forfeited to the Company due to failure to vest, such shares will become available for future grant under the 2018 Plan. Because the available shares under the 2011 Plan were transferred to the 2018 Plan, we did not grant any additional awards under the 2011 Plan, other than with respect to shares underlying outstanding awards under the 2011 Plan that return to the share reserve under the 2011 Plan due to forfeiture, expiration or cash settlement of such outstanding awards to the extent provided in the 2011 Plan. On April 20, 2022, the closing price of a share of our common stock was $81.07.

Administration of the 2018 Plan

Our Board, or a committee appointed by our Board (the “Administrator”), administers the 2018 Plan. Currently, the compensation committee of our Board acts as the Administrator. Subject to the terms of the 2018 Plan, the Administrator has the discretion to, among other things, select the directors, employees and consultants of the Company or any subsidiary of the Company who will receive Awards, determine the terms and conditions of Awards (for example, the exercise price and vesting schedule), construe and interpret the provisions of the 2018 Plan and outstanding Awards, and make all other determinations deemed necessary or advisable for administering the 2018 Plan. To make grants to certain officers and key employees of our Company, the members of the Administrator must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act.

If we experience a dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities or other change in our corporate structure, the Administrator will adjust the number and class of shares that may be delivered under the 2018 Plan and/or the number, class, and price of shares covered by each outstanding Award, and the per-person numerical share limits set forth in the 2018 Plan in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2018 Plan.

Awards made to employees or consultants may vest over a period of not less than one year. However, the Administrator may provide that such vesting restrictions may lapse or be waived upon the disability, retirement or termination of employment of the employee or consultant, or upon a change of control of the Company; such vesting restrictions will lapse upon a participant’s death while providing services to the Company. In addition, an aggregate of up to 5% of the shares available to be issued under the 2018 Plan may be granted in the form of Awards without respect to such minimum vesting requirements.

Eligibility to Receive Awards

The Administrator selects the employees, directors and consultants who will be granted Awards under the 2018 Plan. Employees and consultants eligible to participate may provide services to the Company, any parent (as defined under the Code) or any subsidiary (which includes any entity, trade or business, including a corporation, partnership, or limited liability company, that is directly or indirectly controlled 50% or more by the Company, whether by ownership of stock, assets or an equivalent partnership interest or voting interest); directors eligible to participate are directors of the Company. Non-statutory stock options, SARs and Full Value Awards may be granted to employees, directors and consultants. Incentive stock options can only be granted to employees of the Company or any parent or any subsidiary (in each case as defined in the Code). Awards made to our non-employee directors are generally made under the 2018 Plan pursuant to the Non-Employee Director Compensation Policy (as described below under “Compensation of Board”). As of March 31, 2022, the eligible class of participants includes approximately 896 employees of the Company and its subsidiaries and 6 members of our Board who are the outside directors of the Company. However, the actual number of individuals who will receive an Award under the 2018 Plan cannot be determined in advance, because the Administrator has the discretion to select the participants.

Performance Criteria

In determining whether an Award should be made, and what the vesting schedule for any such Award should be, the Administrator may impose whichever conditions to vesting that it determines to be appropriate. For example, the Administrator may decide to grant an Award only if the participant satisfies performance goals established by the Administrator. The 2018 Plan provides that performance goals may be based on one or more business criteria including: attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company/business unit/division, earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings), earnings per share, expenses, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return (“TSR”) or working capital.

Any performance goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets, and may be measured relative to a peer group or index. The performance goals may also differ from participant to participant and from Award to Award. Performance goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award and which is consistently applied with respect to a performance goal in the relevant performance period. The Administrator will appropriately adjust any evaluation of performance under a performance goal to exclude (i) items that are unusual in nature or infrequently occurring, or both, within the meaning of FASB Accounting Standards Codification and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results. In addition, the Administrator will adjust any performance goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

Appreciation Awards

Stock Options. A stock option is the right to purchase shares of the Company’s common stock at a fixed exercise price for a fixed period of time. Under the 2018 Plan, the Administrator may grant non-statutory and incentive stock options. The Administrator will determine the number of shares covered by each option, provided that during any fiscal year no participant is granted options covering more than 500,000 shares, except that with respect to the initial fiscal year in which he or she commenced service as an employee, he or she may be granted options covering up to an additional 500,000 shares.

The exercise price of the shares subject to each non-statutory stock option and incentive stock option cannot be less than one hundred percent (100%) of the closing sales price for our common stock as quoted on Nasdaq on the date of the grant. In the case of an incentive stock option granted to a participant who at the time of grant owns stock representing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company, the exercise price of the shares subject to each incentive stock option cannot be less than one-hundred ten percent (110%) of the fair market value of our common stock on the date of the grant. For purposes of the 2018 Plan, fair market value is generally defined as the closing sales price of the Company’s common stock as reported by The Nasdaq Global Select Market on the applicable grant or other determination date (or, if no closing sales price was reported on that date, on the last trading date such closing sales price is reported).

Any option granted under the 2018 Plan cannot be exercised until it becomes vested. The Administrator establishes the vesting schedule of each option at the time of the grant. Options become exercisable at the times and on the terms established by the Administrator. Options granted under the 2018 Plan expire at the times established by the Administrator, but not later than ten (10) years after the grant date. In the case of an incentive stock option granted to a participant who at the time of grant owns stock representing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company, the maximum term of the incentive stock option will be five (5) years after the grant date.

The exercise price of each option granted under the 2018 Plan must be paid in full at the time of the exercise. The Administrator may permit payment by various means, including but not limited to: cash, check, the surrender to the Company of shares that are already owned by the participant, net exercise, a broker-assisted cashless exercise, the reduction in the amount of any Company liability to the participant, or by any other means that the Administrator determines to be consistent with the purpose of the 2018 Plan.

Stock Appreciation Rights. SARs are awards that provide the right to receive an amount equal to the increase in value of the Company’s common stock over a period of time. Awards of SARs may be granted pursuant to the 2018 Plan. The Administrator determines the terms and conditions of SARs. However, no participant will be granted SARs covering more than 500,000 shares during any fiscal year, provided that with respect to the initial fiscal year in which he or she commenced service as an employee, he or she may be granted SARs covering up to an additional 500,000 shares. In addition, no SAR may be granted with a base price less than the closing sales price for our common stock as quoted on Nasdaq on the grant date, or have a term of over ten (10) years from the date of grant. Upon exercising a SAR, the holder of such right shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the closing sales price of a share of our common stock on the date of exercise and the base price by (ii) the number of shares with respect to which the SAR is exercised. The Company’s obligation arising upon the exercise of a SAR may be paid in shares or in cash, or any combination thereof, as the Administrator may determine.

Full Value Awards

Under the 2018 Plan, the Administrator can make the following Full Value Awards:

Restricted Stock. Awards of restricted stock are shares that vest in accordance with the terms and conditions established by the Administrator. The Administrator will determine the number of shares of restricted stock granted to any participant, provided that during any fiscal year no participant is granted restricted stock subject to restrictions for more than an aggregate of 100,000 shares, except that with respect to the initial fiscal year in which he or she commenced service as an employee, he or she may be granted restricted stock up to an aggregate of an additional 100,000 shares. Unless the Administrator determines otherwise, once the restricted stock is issued, voting, certain dividend rights and other rights as a stockholder will exist with respect to the restricted stock. However, the restricted stock will not be transferable until the restricted stock vests.

Restricted Stock Units. RSUs are awards that obligate the Company to pay the recipient of the award a value equal to the fair market value of a specific number of shares of the Company common stock in the future if the vesting terms and conditions specified by the Administrator are satisfied. The Administrator will determine the number of shares that are subject to such RSUs, provided that during any fiscal year no participant is granted RSUs subject to restrictions based upon the achievement of performance goals for more than an aggregate of 100,000 shares, except that with respect to the initial fiscal year in which he or she commenced service as an employee, he or she may be granted RSUs up to an aggregate of an additional 100,000 shares. Payment under an RSU may be made in cash, in shares of our common stock, or a combination thereof, and will be made as soon as practicable after the date in the award agreement, as otherwise provided by the award agreement, or as required by law.

Performance Shares and Performance Units. Performance shares are shares granted to participants with restrictions that lapse only upon the attainment of specified performance goals or other vesting criteria as the Administrator may determine. Performance units are awards that may be earned in whole or in part upon the attainment of performance goals or other vesting criteria as the Administrator may determine. Each performance unit will have an initial value that is established by the Administrator on or before the date of grant, and each performance share will have an initial value equal to the fair market value of a share on the date of grant. The Administrator will determine the number of shares of performance shares or performance units granted to any participant, provided that during any fiscal year no participant is granted performance shares or performance units granted subject to restrictions based upon the achievement of performance goals for performance units having an initial value greater than $3,250,000 or more than 250,000 performance shares, except that with respect to the initial fiscal year in which he or she commenced service as a service provider, he or she may be granted additional performance units having an initial value up to $3,250,000 and up to an additional 250,000 performance shares. Payment of earned performance shares or performance units may be made in cash, shares of our common stock, or a combination thereof, and will be made, subject to the achievement of the specified goals prior to the expiration of the performance period provided in such award, as soon as practicable after the date in the award agreement, as otherwise provided in the award agreement, or as required by law.

Performance-Based Cash Awards. Performance-based cash awards are cash awards that are payable or otherwise based on the attainment of certain pre-established performance goals during a performance period, each as set by the Administrator. The Administrator will determine the dollar amount to be awarded pursuant to performance-based cash awards and may establish a targeted performance-based cash award applicable to a participant for a performance period, provided that the aggregate amount of compensation to be paid to any one participant in respect of all performance-based cash awards in respect of one calendar year may not exceed $10,000,000 per year (subject to proportionate adjustment for performance periods longer or shorter than one year). Such individual target may be expressed as a fixed dollar amount, a percentage of the participant’s base pay, a percentage of a bonus pool funded by a formula as determined in the Administrator’s discretion based on achievement of performance goals, or an amount determined pursuant to an objective formula or standard. The Administrator may elect to pay a participant an amount that is less than the participant’s target award, regardless of the degree of attainment of the performance goals, except in certain specified circumstances following a change in control of the Company.

Change in Control

In the event of a “change in control” (as defined in the 2018 Plan), each outstanding Award will be treated as the Administrator determines without a participant’s consent, including, without limitation, that the Awards may be assumed or substituted by the successor corporation (with appropriate adjustments as to the number and kind of shares and prices); upon written notice to participants, the Awards may terminate upon, or immediately prior to, the change in control; the Awards will vest and may be terminated in exchange for cash or property equal to the amount that would have been attained upon the exercise of such Award or realization of a participant’s rights as of the date of the change in control; the Awards may be replaced on a substantially equivalent basis with other rights or property selected by the Administrator in its sole discretion; or any combination of the foregoing.

If the successor does not assume or substitute outstanding Awards, the options and SARs will become fully vested and exercisable, all restrictions on restricted stock, RSUs, performance shares, performance units and performance-based cash awards will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved based on 100% of target levels and all other terms and conditions met. In addition, if an option or SAR is not assumed or substituted for in the event of a change in control, the Administrator will notify the participant that the option or SAR will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or SAR will terminate upon the expiration of such period. Awards with an exercise or purchase price that is less than the price paid in connection with the change in control may be cancelled without participant consent.

Acceleration of Awards

If a participant in the 2018 Plan dies prior to terminating service with us, the vesting of all Awards held by him or her will fully accelerate and any restrictions on transferability will fully lapse.

Non-Transferability of Awards

Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant.

Recovery of Compensation and Stock Ownership Guidelines

All Awards made under the 2018 Plan are subject to the Company’s Incentive Compensation and Equity Award Recoupment Policy and the Company’s Stock Ownership Guidelines for Non-Employee Directors and Executive Officers, where applicable, as amended and in effect from time to time.

Federal Tax Aspects

The following is a general summary under current law of the material U.S. federal income tax consequences of the grant, vesting and exercise of Awards under the 2018 Plan. This summary deals with general tax principles that apply only to employees who are citizens or residents of the United States, and is provided only for general information purposes. The following discussion does not address the tax consequences of Awards that may be subject to, and do not comply with, the rules and guidance issued pursuant to Section 409A of the Code. Section 409A has implications that affect traditional deferred compensation plans, as well as certain equity awards. Accordingly, although Awards under the 2018 Plan are generally intended to comply with, or be exempt from, Section 409A of the Code, additional adverse tax consequences could apply to certain equity awards as a result of Section 409A based on the terms of the equity awards or modifications that may have been, or that may from time to time be, made to the provisions of the equity awards.

The following discussion does not purport to be complete, and does not cover, among other things, foreign, state and local tax treatment of participants in the 2018 Plan. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. This summary does not discuss all aspects of income taxation that may be relevant in light of personal investment circumstances. This summarized tax information is not tax advice.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted to a participant, when that option vests, or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for a participant for purposes of the alternative minimum tax. Gain realized on the sale of shares issued under an incentive stock option is taxable at capital gains rates, unless the participant disposes of the shares within (i) two years after the date of grant of the option, or (ii) within one year of the date the shares were transferred to the participant. If the shares of common stock are sold, or otherwise disposed of, before the end of the one-year or two-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the options’ exercise will be taxed at ordinary income rates.

If such a sale or disposition takes place in the year in which the participant exercises the option, the income recognized upon the sale or disposition of the shares will not be considered income for alternative minimum tax purposes. An incentive stock option that is exercised more than three months after termination of employment (other than termination by reason of death) is generally treated as a non-statutory stock option. Incentive stock options are also treated as non-statutory stock options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Non-statutory Stock Options. No taxable income is reportable when a non-statutory stock option is granted to a participant, or when the option vests. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares issued would be capital gain or loss.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right is granted to a participant or when the stock appreciation right vests. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and/or the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares issued would be capital gain or loss.

Restricted Stock Awards. Generally, a participant will not have taxable income upon grant of restricted stock. Instead, he or she will recognize ordinary income, if any, at the time of vesting equal to the fair market value of the shares received (determined as of the date of vesting) minus any amount paid for the shares.

Restricted Stock Units. A participant will generally not recognize taxable income at the time of the grant of a RSU. When an award is settled or paid (whether it is at or after the time that the award vests), the participant will recognize ordinary income. In the event of an award that is paid or settled at a time following the vesting date, income tax (but not employment taxes) may be deferred beyond vesting and until shares are actually delivered, or payment is made to the participant if deferred in compliance with the timing of distributions and other requirements under Section 409A of the Code.

Performance Shares and Performance Unit Awards. A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or non-restricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. In the event of an award that is settled at a time following the vesting date, income tax (but not employment tax) may be deferred beyond vesting and until actual settlement of the awards. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Performance-Based Cash Awards. A participant generally will recognize no income upon the grant of a performance-based cash award. Upon the settlement of such award, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. In the event of an award that is settled at a time following the vesting date, income tax (but not employment tax) may be deferred beyond vesting and until actual settlement of the awards.

Gain or Loss on Sale or Disposition of Shares. In general, gain or loss from the sale or disposition of shares granted or awarded under the 2018 Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange.

Withholding. Where an award results in income subject to withholding, the Company may require the participant to remit the withholding amount to the Company, or cause shares of common stock to be withheld or sold in order to satisfy the tax withholding obligations.

Tax Effect for the Company. Generally we may be entitled to a tax deduction in connection with an Award under the 2018 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a non-statutory stock option), provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

Special rules under Section 162(m) of the Code, as modified by the Tax Cuts and Jobs Act of 2017 (“TCJA”), limit the deductibility of compensation paid by a public company during a tax year to its chief executive officer, its chief financial officer and its other three most highly compensated executive officers for that tax year (collectively, “covered employees”) and for any individual who was a covered employee of the Company during tax years beginning in 2017. Under Section 162(m) of the Code, the annual compensation paid to any covered employee will be deductible only to the extent that it does not exceed $1,000,000. The Administrator has discretionary authority to grant Awards under the 2018 Plan that are not deductible by us.

Additionally, under the so-called “golden parachute” provisions of Section 280G of the Code, the accelerated vesting of options and benefits paid under other Awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments contingent on the change of control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20% federal tax and may be nondeductible by the Company.

Amendment and Termination of the 2018 Plan and Prohibition on Re-Pricing or Exchange of Awards without Stockholder Approval

The 2018 Plan will continue in effect for ten years from the date of its adoption, unless terminated at an earlier time by the Administrator. The Administrator generally may amend or terminate the 2018 Plan at any time and for any reason; provided, however, that the Administrator cannot re-price or otherwise exchange options or SARs under the 2018 Plan for Awards with lower exercise or base prices without stockholder approval. Further, the Administrator may not amend the 2018 Plan without stockholder approval to the extent that stockholder approval is required under applicable laws.

Grants of Equity Compensation under the 2018 Plan

The amount, if any, of equity compensation to be awarded to officers, directors, employees and consultants is determined from time to time by the compensation committee or the Board, as applicable, and the future awards to be made under the 2018 Plan if Amendment No. 2 to the 2018 is approved, are not presently determinable. The table below sets forth grants of stock options and RSUs made during fiscal years 2021 under the 2018 Plan. Awards granted under our 2014 Employment Commencement Incentive Plan during the period are not included below.

Name	Title	Options	Awards
Douglas Ingram	President and Chief Executive Officer	—	—
Ian M. Estepan	Executive Vice President, Chief Financial Officer	60,000	15,000
Louise Rodino-Klapac, Ph.D.	Executive Vice President, Head of R&D, Chief Scientific Officer	60,000	55,000
William Ciambrone	Executive Vice President, Technical Operations	60,000	15,000
Ryan Brown	Senior Vice President, General Counsel	60,000	15,000

Former Officer
Gilmore O'Neill, M.B., M.M.Sc.	Executive Vice President, Chief Medical Officer	60,000	15,000
All current executive officers as a group		240,000	100,000
All current directors who are not executive officers as a group (6 persons)		41,346	20,648
All employees, including current officers who are not executive officers, as a group		1,148,944	755,651

Summary

We believe that the approval of Amendment No. 2 to the 2018 Plan to increase the share reserve under the 2018 Plan is essential to our success. Our employees are our most valuable asset. Awards such as those provided under the 2018 Plan constitute an important incentive for key employees and other service providers of the Company and help us to attract, retain and motivate people whose skills and performance are critical to our success in our industry’s very competitive labor markets. Failure to obtain stockholder approval to approve the amendment to the 2018 Plan and increase the share reserve under the 2018 Plan, which currently is insufficient to cover projected needs over the next year, could have a negative impact on the Company and its ability to attract and retain key employees, consultants and advisors and, therefore, negatively impact the Company’s ability to effectively execute its business plans.

Vote Required and Board Recommendation

To be approved, this proposal must receive the affirmative vote of a majority of the votes cast, excluding abstentions and broker non-votes.

The Board recommends that stockholders vote “FOR” approval of the amendment to the 2018 Plan.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Proposal 4)

Our audit committee has selected the firm of KPMG LLP to be the Company’s independent registered public accounting firm to conduct an audit of the Company’s consolidated financial statements for the year ending December 31, 2021 and the Company’s internal control over financial reporting. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. This appointment is being submitted for ratification at the meeting. If not ratified, the audit committee will reconsider this appointment, although the audit committee will not be required to appoint different independent auditors. KPMG LLP has served as our independent auditors since 2002.

Audit and Other Fees

The following table shows fees for professional services rendered by KPMG LLP for the years ended December 31, 2021 and December 31, 2020:

Fees	2021	2020
Audit fees	$1,713,000	$1,786,000
Tax fees	365,300	576,816
All other fees	1,780	1,780
Total	$2,080,080	$2,364,596

Audit fees are fees for the integrated audit of our 2021 and 2020 consolidated financial statements and effectiveness of internal control over financial reporting included in our Annual Reports on Form 10-K, reviews of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, assurance and related services that are related to the issuance of comfort letters for equity offerings and other services that are provided in connection with statutory and regulatory filings.

Tax fees are fees for international, state and local tax compliance and consultation services.

All other fees are fees related to subscription to KPMG LLP’s Accounting Research Online.

Policy on Audit Committee Pre-Approval of Fees

The audit committee must pre-approve all services to be performed for us by KPMG LLP. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. If unanticipated items arise between regularly scheduled meetings of the audit committee, the audit committee has delegated authority to the chairwoman of the audit committee to pre-approve services, in which case the chairwoman communicates such pre-approval to the full audit committee at its next meeting. The audit committee also may approve the additional unanticipated services by either convening a special meeting or acting by unanimous written consent. During 2021 and 2020, all services provided by KPMG LLP were pre-approved by the audit committee in accordance with this policy.

Vote Required and Board Recommendation

The proposal will be approved if the votes cast in favor of this proposal exceed the votes cast against this proposal.

The Board recommends that stockholders vote “FOR” ratification of this appointment.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

STOCK OWNED BY SAREPTA THERAPEUTICS, INC. MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of April 19, 2022, with respect to: (i) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (# of Shares)(2)	Percent of Class(2)
Non-Employee Directors
Richard J. Barry(3)	3,175,198	3.6%
M. Kathleen Behrens, Ph.D.(4)	235,603	*
Hans Wigzell, M.D., Ph.D.(5)	86,604	*
Claude Nicaise, M.D.(6)	61,684	*
Mary Ann Gray(7)	27,530	*
Stephen L. Mayo, Ph.D. (8)	—	*
Named Executive Officers
Douglas S. Ingram (9)	1,464,972	1.7%
Ian M. Estepan(10)	139,594	*
Louise Rodino-Klapac, Ph.D.(11)	134,192	*
Ryan Brown (12)	53,982	*
William Ciambrone(13)	73,286	*
Former Officers
Gilmore O'Neill(14)	183,494	*
All current directors and current and former officers as a group (12 persons)(15)	5,636,139	6.4%
Director Nominees
Kathryn J. Boor, Ph.D.	—	*
Michael Chambers	575	*
5% Stockholder
The Vanguard Group, 100 Vanguard Blvd., Malvern PA 19355(16)	8,311,108	9.5%
Janus Henderson, 200 Bishopsgate, EC2M 3AE, United Kingdom(17)	7,245,862	8.3%
Sands Capital, 1000 Wilson Blvd., Arlington, VA 22209(18)	5,364,627	6.1%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10022(19)	5,285,234	6.0%
Shares Issued and Outstanding 4/19/2022	87,499,525

*	Indicates beneficial ownership of one percent or less.
(1)

Except as otherwise indicated, the address of each stockholder identified is c/o Sarepta Therapeutics, Inc., 215 First Street, Cambridge, MA 02142. Except as indicated in the other footnotes to this table, each person named in this table has sole voting and investment power with respect to all shares of stock beneficially owned by that person.

(2)

Beneficial ownership is determined in accordance with rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days as of April 19, 2022 are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

(3)	Includes 49,832 shares of our common stock subject to options and awards exercisable within 60 days of April 19, 2022.

(4)	Includes 90,086 shares of our common stock subject to options and awards exercisable within 60 days of April 19, 2022.
(5)	Includes 70,086 shares of our common stock subject to options and awards exercisable within 60 days of April 19, 2022.
(6)	Includes 49,832 shares of our common stock subject to options exercisable within 60 days of April 19, 2022.
(7)	Includes 18,127 shares of our common stock subject to options and awards exercisable within 60 days of April 19, 2022.
(8)	Includes 0 shares of our common stock subject to options and awards exercisable within 60 days of April 19, 2022.
(9)	Includes 1,099,890 shares of our common stock subject to options and awards exercisable within 60 days of April 19, 2022.
(10)	Includes 128,073 shares of our common stock subject to options and awards exercisable within 60 days of April 19, 2022.
(11)	Includes 124,681 shares of our common stock subject to options and awards exercisable within 60 days of April 19, 2022.
(12)	Includes 49,254 shares of our common stock subject to options and awards exercisable within 60 days of April 19, 2022.
(13)	Includes 70,437 shares of our common stock subject to options and awards exercisable within 60 days of April 19, 2022.
(14)

Includes 169,548 shares of our common stock subject to options and awards exercisable within 60 days of April 19, 2022. The amount is based on a Form 4 filed on March 10, 2021. Dr. O’Neill resigned effective November 31, 2021.

(15)

Includes 1,919,846 shares of our common stock subject to options exercisable within 60 days of April 19, 2022 and excludes shares beneficially owned by our director nominees, Kathryn Boor and Michael Chambers.

(16)

Based solely on information contained in the Schedule 13G/A filed with the SEC on February 10, 2022, reporting beneficial ownership of The Vanguard Group. The Vanguard Group has shared voting power of 49,273 of our common stock, sole dispositive power over 8,189,990 shares of our common stock and shared dispositive power over 121,118 shares.

(17)

Based solely on information contained in the Schedule 13G/A filed with the SEC on February 11, 2022, reporting beneficial ownership of Janus Henderson. Janus Henderson has shared voting power of 7,245,862 of our common stock and shared dispositive power over 7,245,862 shares.

(18)

Based solely on information contained in the Schedule 13G/A filed with the SEC on February 14, 2022, reporting beneficial ownership of Sands Capital Management, LLC. Sands Capital Management, LLC has sole voting power of 4,068,834 shares of our common stock and sole dispositive power over 5,364,627 shares of our common stock.

(19)

Based solely on information contained in the Schedule 13G/A filed with the SEC on February 2, 2022, reporting beneficial ownership of BlackRock, Inc. BlackRock Inc. has sole voting power over 5,002,545 shares of our common stock and sole dispositive power over 5,285,234 shares of our common stock.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

Equity Compensation Plan Information

The table below summarizes information, as of March 31, 2022, with respect to shares of our common stock that may be issued under our equity plans:

	Number of securities to be issued upon exercise of outstanding options		Number of securities to be issued upon vesting of outstanding restricted stock units		Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a) and (b))
Plan Category	(a)		(b)		(c)	(d)
Equity compensation plans approved by security holders	3,678,473	(1)	1,083,880	(1)	$89.18	4,595,735	(2)
Equity compensation plan not approved by security holders(3)	4,518,448		236,326		$53.28	1,484,916
Total	8,196,921		1,320,206		$69.39	6,080,651
(1)

Of the number of securities to be issued upon exercise or vesting, 3,616,060 shares of our common stock are subject to outstanding options and RSUs under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), and 1,146,293 shares of our common stock are subject to outstanding options and RSUs under our Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”). Following the adoption of the 2018 Plan, no further grants will be, or have been, made under the 2011 Plan.

(2)

Represents 4,237,757 shares of our common stock reserved for future issuance under the 2018 Plan and 357,978 shares of our common stock reserved for issuance under the Amended and Restated 2013 Employee Stock Purchase Plan.

(3)

In February 2014, to facilitate inducement awards to new hires under Nasdaq listing Rule 5635(c)(4), the Company adopted its 2014 Employment Commencement Incentive Plan (the “2014 Plan”). In February 2020, the Board approved an amendment to the 2014 Plan to increase the number of authorized shares of common stock available for issuance under the 2014 Plan by 1,000,000 to 7,590,000 shares. Of the number of securities to be issued upon exercise and vesting, 4,754,774 shares of our common stock are subject to outstanding options and RSUs under the 2014 Plan.

AUDIT COMMITTEE REPORT

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The audit committee oversees the financial reporting process of the Company on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our Annual Report with management, including a discussion of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The audit committee discussed with KPMG LLP, our independent registered public accounting firm that is responsible for expressing an opinion on the conformity of audited consolidated financial statements with generally accepted accounting principles and an opinion on our internal controls over financial reporting, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. In addition, the audit committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP their independence. The audit committee has considered the effect of non-audit fees on the independence of KPMG LLP and has concluded that such non-audit services are compatible with the independence of KPMG LLP.

The audit committee discussed with KPMG LLP the overall scope and plans for its audits. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits and quarterly reviews, its observations regarding our internal controls and the overall quality of our financial reporting. The audit committee held a total of four meetings during 2021.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that the 2021 audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.

This report has been furnished by the members of the audit committee.

AUDIT COMMITTEE

M. Kathleen Behrens, Ph.D., Chairwoman

Richard J. Barry

Mary Ann Gray, Ph.D.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board’s Role in Risk Oversight

The Board and its standing committees (audit, compensation, nominating and corporate governance and research and development) oversee the management of risks inherent in the operation of our business and activities related to mitigation of such risks. The Board has delegated certain risk management responsibilities to its committees:

•

The Board and the audit committee evaluate our policies with respect to risk assessment and risk management, and monitor our liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and external auditors and other advisors. In its periodic meetings with the independent accountants, the audit committee discusses the scope and plan for the audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. In addition, the audit committee also oversees and reviews with management the Company’s information technology systems, cybersecurity policies, procedures and programs, including hardware and software improvements, to mitigate the risk of cyber-related threats and reports the findings of such review to the Board on an annual basis.

•

As part of its responsibilities, the compensation committee reviews the impact of our executive compensation program and the associated incentives to determine whether they present a significant risk to us.

•	The Board and the nominating and corporate governance committee monitor our governance and succession risk by regular review with management and outside advisors.
•

The Board and the research and development committee evaluate progress on research and development activities intended to identify, screen or advance drug candidates either for the Company´s proprietary benefit or as part of an external collaboration.

Board Leadership Structure and Determination of Independence

Leadership Structure

The positions of Chief Executive Officer and Non-Executive Chairwoman of the Board are held by two different individuals. Currently, Mr. Ingram serves as our Chief Executive Officer and Dr. Behrens serves as the Chairwoman of the Board. Our Non-Executive Chairwoman has many of the duties and responsibilities that a “lead independent director” might have and, therefore, the Board has determined not to designate a separate “lead independent director.” This current structure allows our Chief Executive Officer to focus on our strategic direction and our day-to-day business, while our Non-Executive Chairwoman provides guidance to the Chief Executive Officer and leads the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position given our commercial stage and number of product candidates, as well as the commitment required to serve as our Non-Executive Chairwoman. The Board believes that this leadership structure is appropriate because it allows us to speak externally to our various constituents, as well as internally to our officers and employees, on a unified and consistent basis, and fosters clear accountability and effective decision-making. At the same time, our Board’s structure incorporates appropriate independence and programs for risk management oversight of our overall operations, including our compensation programs. The Board will continue to assess the appropriateness of this structure as part of the Board’s broader succession planning process.

Board Determination of Independence

The Board has determined that each of our current directors, except for Mr. Ingram, is an “independent director” as that term is defined in Nasdaq Marketplace Rule 5605(a)(2). The independent directors generally meet in executive session at least quarterly. The Board also determined that John Martin, Ph.D. had been an “independent director” as the term is defined in Nasdaq Marketplace Rule 5605(a)(2).

The Board has also determined that each current member of the audit committee and the compensation committee meets the heightened independence standards applicable to those committees prescribed by Nasdaq, the Securities and Exchange Commission and the Internal Revenue Service.

We have been, and continue to be, a strong advocate of the independence of the Board and have put into place measures to see that the members of our Board provide independent oversight. The Board believes that it also has established substantial independent oversight of management. For example, each of the Board’s four standing committees is currently comprised solely of independent directors. Each of the standing committees operates under a written charter adopted by the Board. One result of this focus on director independence is that oversight of critical matters, such as the integrity of our financial statements, employee compensation, including compensation of the executive officers, the selection of directors and the evaluation of the Board and its committees, is entrusted to independent directors.

Code of Conduct

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). The Code of Conduct applies to all directors and employees, including all officers, managers and supervisors, and is intended to ensure full, fair, accurate, timely and understandable disclosures in our public documents and reports, compliance with applicable laws, prompt internal reporting of violations of these standards and accountability for adherence to standards. We have contracted with a third party to provide a method for employees and others to report violations of the Code of Conduct anonymously. A copy of the Code of Conduct is posted on our website at www.sarepta.com under “Investors - Corporate Governance.”

Policy Against Hedging of Stock

Our insider trading policy prohibits our directors, officers and employees from entering into hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, because such transactions may permit a director, officer or employee to continue to own securities obtained through our employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as our other stockholders.

Board and Committee Meetings

During 2021, our Board met 14 times and acted by unanimous written consent four times. During 2021, our audit committee met four times and acted by written consent one time, our compensation committee met eight times and acted by written consent 16 times, our nominating and corporate governance committee met three times and did not act by written consent and our research and development committee met two times and did not act by written consent. None of our directors attended fewer than 75% of the aggregate of all meetings of the Board and committees on which such director served.

We require all domestic-based members of the Board to attend the annual meeting of the stockholders in person, or virtually if such annual meeting is held solely as a virtual meeting, absent disability, illness, an emergency, or other unusual circumstances reasonably necessitating the director not being at the annual meeting. Although our 2021 meeting was solely virtual, all of our directors serving on the Board at the time attended our 2021 annual meeting of stockholders, except for Dr. Claude Nicaise, who had a personal emergency the day of the meeting.

Committees of the Board

During 2021 our Board had four standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee and the research and development committee. While Dr. Gray currently serves on the audit committee and nominating and corporate governance committee, as described below, Dr. Gray has elected not to stand for re-election and will complete her term on the Board as of the date of the Annual Meeting and will cease to be a member of each of the foregoing committees as of the date of the Annual Meeting. The charters for the audit committee, the compensation committee and the nominating and corporate governance committee, as adopted by our Board, are available on our website at www.sarepta.com under “Investors — Corporate Governance.” The functions performed by each committee are described below.

The following table summarizes the composition of our committees as of April 25, 2022:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Development Committee
Richard J. Barry	*	*	**
M. Kathleen Behrens, Ph.D.	**			*
Mary Ann Gray, Ph.D.	*		*
Douglas S. Ingram
Stephen L. Mayo, Ph.D.				*
Claude Nicaise, M.D.		**		*
Hans Wigzell M.D., Ph.D.			*	**

*Represents membership on a committee

**Represents Chair of a committee

Audit Committee

The audit committee reviews with our independent registered public accounting firm the scope, results and costs of the annual audit and our accounting policies and financial reporting. Our audit committee (i) has direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm, (ii) discusses with our auditors their independence from management, (iii) reviews the scope of the independent annual audit, (iv) establishes procedures for handling complaints regarding our accounting practices and (v) oversees the annual and quarterly financial reporting process. A full description of the responsibilities and duties of the audit committee is contained in the audit committee charter.

The current members of the audit committee are M. Kathleen Behrens, Ph.D. (Chairwoman), Richard J. Barry and Mary Ann Gray, Ph.D. The Board has determined that each member of the audit committee is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The audit committee report is included in this proxy statement.

Compensation Committee

The compensation committee oversees our compensation and benefits practices and programs, as more fully described in the “Compensation Discussion and Analysis” section of this proxy statement and the compensation committee charter. Pursuant to its charter, the compensation committee has the authority to delegate any of its responsibilities to subcommittees as the compensation committee may deem appropriate in its sole discretion.

To introduce fresh perspectives and to broaden and diversify the views and experiences represented on the compensation committee, we have implemented a compensation committee Chairperson and member rotation. The compensation committee charter includes a term limit of five years for the Chairperson of the compensation committee, with the first five-year period running from December 11, 2018. In addition, one member of the compensation committee will rotate out of the compensation committee every three years, with the first three-year period running ending December 11, 2021, and any member that rotates out of the compensation committee pursuant to this policy may be eligible to rejoin the compensation committee only after a period of one calendar year from the date he or she ceases to serve as a member of the compensation committee. Mary Ann Gray, Ph.D. rotated off the committee effective December 7, 2021, pursuant to the compensation committee’s charter.

The current members of the compensation committee are Claude Nicaise, M.D. (Chairman) and Richard J. Barry. The compensation committee report is set forth in the “Compensation Committee Report” section of this proxy statement.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee reviews candidates and makes recommendations of director nominees for the Board. The nominating and corporate governance committee also is responsible for considering and making recommendations to the Board concerning the appropriate size, functions and needs of the Board, and ensuring compliance with the Code of Conduct. As part of its duties, the nominating and corporate governance committee will consider individuals who are properly proposed by stockholders to serve on the Board in accordance with laws and regulations established by the SEC and Nasdaq, our Bylaws and applicable corporate law, and make recommendations to the Board regarding such individuals based on the established criteria for members of our Board. A description of these processes is included below under, “Director Nomination Process”. The nominating and corporate governance committee may consider in the future whether we should adopt a more formal policy regarding stockholder nominations. A full description of the responsibilities and duties of the nominating and corporate governance committee is contained in the nominating and corporate governance charter.

The current members of the nominating and corporate governance committee are Richard J. Barry (Chairman), Hans Wigzell, M.D., Ph.D. and Mary Ann Gray, Ph.D.

Research and Development Committee

The research and development committee provides the Board with a deeper insight into the research and development activities at the Company. The research and development committee receives information for evaluation progress on research and development activities intended to identify, screen or advance drug candidates either for the Company´s proprietary benefit or as part of an external collaboration. In its review, the research and development committee includes external competition for early research programs, whether technology or therapeutic program based, as well as basic research, preclinical activities and clinical studies. Based on information received by the research and development committee, the committee advises to the full Board regarding: a) research and development activities to support the Company’s multi-year strategic plan; b) appropriateness of the overall annual research and development budget relative to the strategic plan and other major expenditures; c) advisability of collaborative programs; and d) advisability of management’s recommendations for initiation of clinical studies.

The current members of the research and development committee are Hans Wigzell, M.D., Ph.D. (Chairman), M. Kathleen Behrens, Ph.D., Stephen L. Mayo, Ph.D. and Claude Nicaise, M.D.

Director Nomination Process

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business. In addition, the Board believes that there are certain attributes that every member of the Board should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the nominating and corporate governance committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs. The nominating and corporate governance committee has not established specific minimum age, education and years of business experience or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. In general, our Board seeks to ensure that each director will have high standards of personal and professional ethics, integrity and values and will consistently exercise sound and objective business judgment. It is expected that the Board, as a whole, will have individuals with significant appropriate senior management and leadership experience, a long-term and strategic perspective, the ability to advance constructive debate and a global perspective. These qualifications and attributes are not the only factors the nominating and corporate governance committee will consider in evaluating a candidate for nomination to the Board, and the nominating and corporate governance committee may reevaluate these qualifications and attributes at any time.

The nominating and corporate governance committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria include the candidate’s business experience, qualifications, attributes and skills relevant to the management and oversight of our business, independence, judgment and integrity, ability to commit sufficient time and attention to Board activities, and any potential conflicts with our business and interests. In addition, the Board and the nominating and corporate governance committee annually evaluate the composition of the Board to assess the skills and experience that are currently represented, as well as the skills and experience that the Board will find valuable in the future, given our strategic plans. While not maintaining a specific policy on Board diversity requirements, the Board and the nominating and corporate governance committee believe that diversity is an important factor in determining the composition of the Board and, therefore, seek a variety of occupational and personal backgrounds for its members in order to obtain a broad range of viewpoints and perspectives and to enhance the diversity of the Board. This annual evaluation of the

Board’s composition enables the Board and the nominating and corporate governance committee to update the skills and experience they seek in the Board as a whole, and in individual directors, as our needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the Board and the nominating and corporate governance committee may identify specific skills and experience that they believe we should seek in order to constitute a balanced and effective Board.

The nominating and corporate governance committee will consider for nomination to the Board candidates recommended by stockholders, provided that such recommendations are delivered to the nominating and corporate governance committee in the manner described below under “Communications with the Board,” together with the information required to be filed in a proxy statement with the SEC regarding director nominees and each such nominee’s consent to serve as a director if elected. The nominating and corporate governance committee must receive the foregoing information not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is more than 30 days before or more than 60 days after the anniversary date, the nominating and corporate governance committee must receive the foregoing information not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which the date of the annual meeting is first disclosed in a public announcement. The nominating and corporate governance committee will consider nominations to the Board from stockholders who comply with the foregoing procedures and will consider such nominations using the same criteria it applies to evaluate nominees recommended by other sources, which is described above.

Except as set forth above, the nominating and corporate governance committee does not have a formal process for identifying and evaluating nominees for director. The Nominating Committee takes into consideration such factors as it seems appropriate when nominating candidates and, if appropriate, the nominating and corporate governance committee will make a recommendation to the Board regarding a nominee. In addition, the nominating and corporate governance committee has from time to time engaged third-party director search firms, as it deemed appropriate and in the best interests of the Company and may continue to do so in the future. These search firms provide the Nominating Committee with the resumes of qualified candidates and assist with due diligence on nominee candidates, including background checks.

Communications with the Board

The Board welcomes and encourages stockholders to share their thoughts regarding our Company. While the Board encourages such communication, for a variety of reasons, including, but not limited to compliance with securities laws, fiduciary duties of the directors and good business practices relating to corporate communications, our preference is that stockholders communicate with the Board in compliance with our communications policy. Our communications policy, as adopted by the Board, provides that all communications should be in writing and directed to the attention of our Investor Relations Department at Sarepta Therapeutics, Inc., 215 First Street, Cambridge, MA 02142, or investors@sarepta.com. Our Investor Relations Department will review the communication, and if the communication is determined to be relevant to our business operations, policies, or procedures (and not vulgar, threatening, or of an inappropriate nature), Investor Relations will then distribute a copy of the communication to the chair of the Board, the chair of the audit committee, and our internal and outside counsel. Based on the input and decision of these persons, along with the entire Board, if it is deemed necessary, we, through our Investor Relations Department, will respond to the communication.

Corporate Sustainability

The Board provides oversight and guidance to support the continued focus on and importance of culture to our Company. The pillars that support our mission to be the global leader in precision genetic medicine are our five cultural values:

Through a continued focus on these values, we strive to create a differentiated culture that attracts, develops and engages top talent in support of our mission. We routinely measure our culture and values through employee surveys and by using our values as a basis for our employee performance reviews.

We also understand that delivering on our mission over the long term requires a focus on corporate sustainability, including environmental, social, and governance (“ESG”) considerations. To that end, the Board has formal oversight into these important topics, including the following:

Patients Support

•     We are committed to ensuring our innovations reach as many patients as possible, as quickly as possible.

•     We provide patient support and education programs and have instituted philanthropic initiatives that provide financial assistance to patients.

Diversity and Inclusion

•     We promote diversity, inclusion, and equity across all levels of the organization.

•     In the area of gender diversity, representation of women has increased over the past several years: in 2018 and 2019, women made up 51% and 54% of our workforce, respectively, and in 2020, this percentage increased to 55%. As of December 31, 2021, women made up 56% of our workforce. The number of women in leadership positions has also consistently increased. In 2017, women represented 35% of the leadership positions at the Director level and above. This percentage increased to 36% in 2018, 44% in 2019, 47% in 2020 and 48% as of December 31, 2021. Gender diversity is also apparent on our Board, where as of December 31, 2021, women held 28.6% of the seats of our Board of Directors, including the Chair of the Board.

•     Racial and ethnic diversity has also increased in the past few years, from 23% of our workforce being racially/ethnically diverse in 2017 and 2018, to 26% in 2019 As of December 31, 2020, this number increased to 29% and increased again to 30% as of December 31, 2021.

•     As of December 31, 2021, 50% of our Executive Committee, which represents the most senior leadership positions in the Company, is diverse based on gender and ethnicity.

•     Through efforts such as hiring a Senior Director, Diversity, Equity and Inclusion, as well as our five current employee resource groups, where we aim to foster an environment where all of our colleagues feel valued for their unique perspectives and are empowered to contribute to the success of our organization and their personal career growth, we continue to expand our commitment to diversity, equity and inclusion. More information about these employee resource groups can be found on our website in the “Corporate Responsibility” section at www.sarepta.com

Dedication to Employees

•     We believe in the importance of investing in our employees’ health, wellness and ongoing professional development.

•     We offer a comprehensive total rewards package that includes market-competitive pay, broad-based equity grants and bonuses, healthcare benefits, retirement savings plans, paid time off and family leave, caregiving support, fitness subsidies, tuition reimbursement and an Employee Assistance Program.

•     We offer online and instructor led learning opportunities for employees at every stage in their career. For example, in 2020, we launched ELEVATE – our leadership development program, the participants of which are ethnically, racially or gender diverse.

•     The COVID-19 pandemic is having a significant impact on our community and the normal working environment of our employees. In recognition of these challenges, we have taken steps since the onset of the COVID-19 pandemic in early 2020 to address the pandemic, including:

o     Supporting employees by enabling remote work and providing a flexible schedule, leveraging virtual meeting technology and encouraging employees to follow local guidance

o     Protecting facility-dependent employees, including those needed to maintain manufacturing and clinical research, by instituting strict protocols designed to ensure they remain healthy

o     Contributing to funds that provide essential services and support to first responders, critical care providers and families in need due to the COVID-19 pandemic

o     Evaluating the application of our technologies to combat COVID-19.

Environment

•     Sarepta has a responsibility and is eager to protect our environment.

•     We understand the connection between the health of our planet and the health of humanity. The impacts of climate change are far reaching, including short-term and long-term risks to human health. Our mission will always be delivering precision medicines with urgency to our patients but recognize opportunities to do our part in creating a healthy environment for patients, employees and communities.

•     We understand that energy and water; material and hazardous waste; greenhouse gas emissions; and transportation are among the largest contributors to our environmental footprint. As our business continues to grow, we will continue to recognize the importance of understanding, mitigating and reporting our environmental footprint.

•     As part of our sustainability efforts, Sarepta is in the process of establishing tracking and measurement tools to collect baseline data for energy consumption, GHG emissions and other areas of environmental impact. Using 2022 as a baseline year, we will be able to develop strategies and determine targets to drive our environmental performance.

•     Please see the “Corporate Responsibility” section at www.sarepta.com for some of our recent programs and efforts.

Community Involvement

•     Supporting and giving back to the communities in which we live and work are at the core of our values. Through both corporate initiatives and individual contributions of our employees, we seek to make a difference. Please see the “Corporate Responsibility” section at www.sarepta.com for some of our recent work in the community.

Pay Equity

•     At Sarepta, we care deeply about all the people in our community and believe in the importance of equitably supporting our employees in all aspects of their lives.

•     Along with the supportive work-life initiatives, and learning and development opportunities discussed above, we provide an equitable total rewards package that includes base salary and incentive programs. These offerings are designed to attract, retain, and motivate talented employees who drive the organization to achieve its mission.

•     We have established a grading and pay structure system in alignment with our Total Rewards Philosophy. This approach aims to position pay within a salary range competitively built around the local & national pharma, biotech and/or life sciences market with the flexibility to appropriately differentiate pay within these ranges based on job level, job family, experience, proficiency, performance, skills, responsibility, and/or market conditions. This system helps ensure that our employees receive equitable pay for comparable work.

•     Sarepta engages on a regular basis with a third-party compensation consultant to conduct a pay equity analysis. This analysis was conducted in 2021 to identify drivers of pay across the organization. The outcome of the analysis did not reveal statistical evidence of gender or racial pay discrepancies.

Compensation of Board

We use a combination of cash and stock-based incentive compensation to attract, motivate and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that the members of the Board expend in fulfilling their duties to us as well as the skill level we require of our directors. We also reimburse our directors for travel and other necessary business expenses incurred in the performance of their services for us.

Director compensation is reviewed annually by the compensation committee, who receives input and recommendations from Aon’s Human Capital Solutions practice, a division of Aon plc (formerly known as Radford) (“Aon”), its independent, third-party compensation consultant. From time to time, the compensation committee makes recommendations to the Board regarding changes to the Company’s non-employee director compensation. Our director compensation policy was initially adopted in September 2010 and was updated by the Board in February 2019 upon the recommendation of the compensation committee and after consideration of peer data presented by Aon (the “Director Compensation Policy”).

In 2018, the Company adopted, and stockholders approved, the 2018 Plan. The 2018 Plan provides that any equity-based awards granted to any non-employee director under the 2018 Plan in respect of any fiscal year combined with any cash-based compensation granted to any non-employee director under the 2018 Plan or otherwise in respect of any fiscal year, in each case solely with respect to his or her service to the Board, may not exceed $1 million based on the aggregate fair market value (determined as of the date of grant) of any equity-based awards plus the aggregate value of any cash-based compensation, except that with respect to the initial fiscal year in which a non-employee director commenced service on the Board, such annual limit is $1,500,000.

Cash Compensation

Under the cash compensation component of the Director Compensation Policy, our non-employee directors receive cash compensation of $50,000 per year for their service on the Board. In addition, any non-employee director serving as chair, or interim chair, of the Board receive an additional $36,000 per year for such service as chair. The chair of the audit committee receives an additional fee of $25,000 per year for such service; the chair of the compensation committee receives an additional fee of $20,000 per year for such service; the chair of the nominating and corporate governance committee receives an additional fee of $13,000 per year for such service; and the chair of the research and development committee receives an additional fee of $13,000 per year for such service. Finally, members of committees who are not serving as the chairs of such committees receive an additional fee of $12,500 per year for services as audit committee members; $10,000 per year for services as compensation committee members; $6,500 per year for services as nominating and corporate governance committee members; and $6,500 per year for services as research and development committee members. All cash fees are paid on a quarterly basis at the beginning of the applicable quarter. Our non-employee directors’ cash compensation for their services on our Board and its committees during 2021 was between the 50th and 75th percentiles of our peer group, which is the same peer group used for executive compensation purposes, as described in more detail below in our Compensation, Discussion and Analysis section, but aggregate cash expense remained below the market 25th percentile as a result of our smaller board size.

Stock-Based Compensation

Initial Grants. Pursuant to the Director Compensation Policy, each individual who is first elected, or appointed, as a non-employee member of the Board is automatically granted an initial grant with an aggregate grant date fair value of approximately $712,500, divided equally into RSUs and an option to purchase shares of the Company’s common stock (the “Initial Option”). The exercise price of the Initial Option will equal the closing sales price of the Company’s common stock as reported by The Nasdaq Global Select Market on the date of grant. The RSUs and the Initial Option vest in three equal annual installments beginning on the one-year anniversary of the grant, subject to continued service to the Board.

Annual Option and RSU Awards. Pursuant to the Director Compensation Policy, our non-employee directors received an annual equity grant with an aggregate grant date fair value of approximately $475,000; this target grant date fair value falls at the 75th percentile of the grant date value of equity-based remuneration awarded to directors of companies in our peer group, but aggregate annual equity compensation falls approximately at the 50th percentile as a result of our smaller board size. The Board determined that the annual equity compensation was appropriate considering our smaller board size, the degree of Board involvement and the high frequency of Board meetings. This annual equity grant was divided equally between an option to purchase shares of the Company’s common stock (the “Annual Option”) and an RSU award, based on the closing sales price of the Company’s common stock as reported by The Nasdaq Global Select Market on the date of grant. The Annual Option and the RSUs vest in full on the one-year anniversary of the grant date, provided that the non-employee director continues to serve as a director until such date.

The following table sets forth compensation information for our current and former non-employee directors that served on our Board in 2021. All compensation numbers are expressed in U.S. dollars.

Name	Fee Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	All Other Compensation	Total
Current Directors:
M. Kathleen Behrens, Ph.D.	$117,999	$237,462	$272,156	—	$627,616
Richard J. Barry	$87,245	$237,462	$272,156	—	$596,863
Claude Nicaise, M.D.	$76,500	$237,462	$272,156	—	$586,118
Hans Wigzell, M.D., Ph.D.	$71,350	$237,462	$272,156	—	$580,968
Stephen L. Mayo, Ph.D.	$6,250	$356,236	$354,277	—	$716,763
Mary Ann Gray, Ph.D.	$78,717	$237,462	$272,156	—	$588,335
Former Director
John Martin(2)	$14,125	$237,462	$272,156	—	$523,743

(1)

The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of RSU and option awards granted in 2021 calculated in accordance with FASB ASC Topic 718, disregarding the effect of forfeitures. Assumptions used in the calculation of these amounts are included in Note 15 to the consolidated financial statements set forth in our Annual Report. As of December 31, 2021, each of our non-employee directors had the following number of options and RSUs outstanding, respectively: Dr. Behrens: 90,086 options and 2,726 RSUs; Mr. Barry: 49,832 options and 2,726 RSUs; Dr. Nicaise: 49,832 options and 2,726 RSUs; Dr. Wigzell: 70,086 options and 2,726 RSUs, Dr. Gray: 18,127 options and 2,726 RSUs, Dr. Mayo: 8,238 options and 4,292 RSUs.

(2)

Dr. Martin was appointed to the Board on January 8, 2020 and served until his unexpected passing on March 30, 2021. The unvested options and RSUs held by Dr. Martin at the time of his passing became fully vested in accordance with the terms of the awards.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis (CD&A) that follows is organized in three parts:

I.	2021 Compensation Program Overview and Factors That Influenced 2021 Named Executive Officer Compensation
II.	2021 Named Executive Officer Compensation
III.	Compensation Agreements for Named Executive Officers

Throughout this CD&A, individuals who served as our principal executive officer and principal financial officer during 2021, as well as the other executive officers included in the Summary Compensation Table included herein, are referred to as the “named executive officers.” Our named executive officers for 2021 were:

Name	Position(s)
Douglas S. Ingram	President and Chief Executive Officer
Ian M. Estepan	Executive Vice President, Chief Financial Officer

William F. Ciambrone	Executive Vice President, Technical Operations

Louise Rodino-Klapac, Ph.D. (1)	Executive Vice President, Head of R&D, and Chief Scientific Officer
Ryan E. Brown(2)	Senior Vice President, General Counsel and Corporate Secretary
Gilmore O’Neill, M.B., M.M.Sc.(3)	Former Executive Vice President, R&D and Chief Medical Officer

(1)	Dr. Rodino-Klapac was appointed to this position effective November 16, 2021.
(2)	Mr. Brown was appointed to this position effective February 19, 2021.
(3)	Dr. Gilmore O’Neill separated from service with the Company as an employee effective November 30, 2021 and continued to advise as a consultant through March 2022.

I.   2021 Compensation Program Overview and Factors That Influenced 2021 Named Executive Officers’ Compensation

Executive Summary

Despite the continued challenges posed by the COVID-19 pandemic we were able to advance our 2021 business goals while continuing to make significant progress in both our RNA platform and our novel gene therapy engine.

With respect to our RNA platform, we:

•

received U.S. Food and Drug Administration (the “FDA”) approval of AMONDYS 45 (casimersen) Injection for the treatment of Duchenne Muscular Dystrophy (“Duchenne”) in patients amenable to exon 45 skipping. We immediately commenced commercial distribution of AMONDYS 45 in the U.S. Now with three RNA-skipping medicines on the market, Sarepta is able to offer treatment options for nearly 30% of individuals living with Duchenne;

•	exceeded our revenue expectations and achieved $612.4 million in net product revenues for 2021; and
•

announced clinical results from phase 2 of our MOMENTUM study of SRP-5051 in patients with Duchenne amenable to exon 51 skipping. We also initiated Part B of MOMENTUM, which we believe may serve as our pivotal study for SRP-5051 and allow us to seek accelerated approval, if the trial is successful.

Our progress with our gene therapy engine included the advancement of the following programs:

•	Micro-dystrophin Duchenne gene therapy (SRP-9001):
o	We announced top-line results for Part 1 of our Study 102 evaluating SRP-9001, our investigational gene therapy for the treatment of Duchenne.
o	We announced 3-year safety and functional results for Phase 1/2a trial of SRP-9001.
o	We announced 12-week expression and safety results from the first 11 participants enrolled in our Study 103 (ENDEAVOR) of SRP-9001.
o	We initiated EMBARK, a Phase 3 trial evaluating SRP-9001, which is the first pivotal double-blind gene therapy trial in Duchenne.
o	In October 2021, we held Micro-Dystrophin Day, where we announced additional data analyses of our SRP-9001 studies.
•	Limb-Girdle Muscular Dystrophy (“LGMD”) 2E (SRP-9003):
o

We presented data from biopsies of participants in Cohort 1, taken two years after a single administration of SRP-9003, at the Muscular Dystrophy Association (MDA) Annual Clinical and Scientific Conference.

We also had other notable accomplishments in 2021, including:

•

We entered into an agreement to and then subsequently sold the rare pediatric disease Priority Review Voucher we received from the FDA in connection with the approval of AMONDYS 45 with proceeds of $102.0 million, with no commission costs.

•	We sold approximately 7.1 million shares through an underwritten public offering, providing us more capital to continue to advance our programs.
•	Building for our future, we celebrated the grand opening of the Genetic Therapies Center of Excellence (GTCOE), our new research facility in Columbus, Ohio.
•	We raised our full-year product revenue guidance twice in 2021 in light of our continued over-performance.
•	We continued to enhance our corporate culture aspirations, embedding our values in our hiring, rewards system and internal communications.

The Company’s accomplishments in 2021 were directly tied to the performance of the Company’s named executive officers, and thus were an important factor in determining the named executive officers’ compensation for 2021. In light of these significant accomplishments, the named executive officers received cash payments in an amount equal to 120% of their target bonuses, based on the achievement of pre-established corporate goals. To further align the long-term interests of our executives with those of our stockholders and to enhance retention, our named executive officers (except for Mr. Ingram) received annual equity grants with a four-year vesting period. In addition, in February 2021, based on peer company and market survey data provided by Aon, the compensation committee approved salary increases for our named executive officers. These and other compensation decisions are further detailed below.

2021 also brought several leadership transitions. In February 2021, our Board appointed Ryan Brown as the Company’s Senior Vice President, General Counsel and Corporate Secretary. In November 2021, Dr. Rodino-Klapac was promoted to Head of R&D. The appointments of Dr. Rodino-Klapac and Mr. Brown align with our aspiration to provide growth opportunities and build leaders from within the Company, when possible.

Overview of Named Executive Officer Compensation Program

Objectives and Design

The objectives of our executive officer compensation policies and programs are to attract and retain well-qualified senior executive management, to motivate their performance to attain clearly defined goals and to align their long-term interests with those of our stockholders. In addition, our compensation committee believes that maintaining and improving the quality and skills of our executive management team, and appropriately incentivizing their performance, are critical factors affecting our stockholders’ realization of long-term value and our short- and long-term financial and operational goals.

We intend for total compensation, which we define as base salary, incentive cash compensation, equity compensation and benefits, to be competitive in the biopharmaceutical marketplace in which we compete for talent. Providing a competitive level of total compensation is essential to attracting and retaining executive level employees during this critical stage of building a genetic medicine engine, preparing for the potential launch of additional RNA and novel gene therapy-based product candidates and advancing our ambitious goals as an organization. The overall market for experienced management is highly competitive in the life sciences and biopharmaceutical industries. We face substantial competition in recruiting and retaining top professionals from companies ranging from large and established biopharmaceutical companies to entrepreneurial early-stage companies, which we expect will continue for the foreseeable future.

Our compensation committee works closely with Aon throughout the year to ensure that our compensation program remains competitive within the market in which we compete for talent. One of the services provided by Aon to our compensation committee is the identification of a market framework (including a peer group of companies) for formal compensation benchmarking purposes. Peer group benchmarking is one of the key factors considered by the compensation committee in setting named executive officer compensation levels and making other compensation decisions.

While starting base salaries and our benefit programs are fixed, merit salary increases, actual cash incentive awards and annual equity grants are based in whole or in part on performance measured against strategic and operational goals.

The following executive compensation principles form the basis of the Company’s compensation philosophy and guided the compensation committee during 2021 in fulfilling its roles and responsibilities:

•	compensation levels and opportunities should be sufficiently competitive to facilitate recruitment and retention of experienced executives in our highly competitive biopharmaceutical talent market;
•

compensation should reinforce our business strategy by integrating and communicating key metrics and operational performance objectives and by emphasizing at risk short- and long-term incentives in the total compensation mix;

•

compensation programs should align executives’ long-term financial interests with those of our stockholders by providing equity-based incentives without incentivizing the executives to take inappropriate risks in order to enhance their individual compensation;

•	executives with comparable levels of responsibility should be compensated comparably; and
•	compensation should be transparent and easily understandable to both our executives and our stockholders.

Commitment to Pay for Performance

The compensation committee believes that the total compensation package provided to our named executive officers, which combines both short- and long-term incentives, (i) is competitive without being excessive, (ii) is at an appropriate level to assure the retention and motivation of highly skilled and experienced leadership, (iii) is attractive to any additional talent that might be needed in a rapidly changing competitive landscape, (iv) avoids creating incentives for inappropriate risk-taking by the named executive officers that might be in their own self-interests, but might not necessarily be in the best short- and long-term interests of our stockholders, and (v) provides the appropriate incentives to our executives to create long-term organizational and stockholder value by granting to our executive officers equity awards with four-year vesting periods. These vesting periods are designed to incentivize our named executive officers to focus on the long-term interests of the Company. They also reward sustained and continued outperformance over a multi-year period and eliminate the potential for large annual payments based on short-term market dynamics that may be unrelated to company performance. In addition, equity awards with four-year vesting periods serve as a retention mechanism as they raise the executives’ cost of pursuing external job opportunities.

The compensation committee does not have a pre-established policy for allocating total compensation between cash and non-cash compensation, between long-term and currently paid-out compensation, or between fixed and variable compensation. In establishing the levels and components of compensation for the named executive officers, including the Chief Executive Officer, the compensation committee considers a number of factors, including analyses of compensation of peers and other companies in the biopharmaceutical industry, analyses of reports from Aon, the satisfaction of (or failure to satisfy) previously-developed performance measurements for the named executive officers and the Company, and the value and size of the total vested and unvested equity grants held by each of the named executive officers.

The charts below show the target 2021 pay mix (excluding benefits) for our Chief Executive Officer and our other named executive officers (Messrs. Ciambrone, Estepan, and Brown and Drs. Rodino-Klapac and O’Neill). A supplemental chart showing Mr. Ingram’s target 2021 pay mix using an annualized value of the performance-based option grant and restricted stock that he received in connection with his commencement of employment in June 2017 is also included – please see “Compensation Agreements for Named Executive Officers – Douglas S. Ingram – President and Chief Executive Officer” for additional information regarding these grants. A substantial portion of the 2021 target pay mix for each named executive officer, including our Chief Executive Officer when the value of his 2017 grants are annualized, is tied to our performance. This target pay mix was designed to better align the long-term interests of our named executive officers with those of our stockholders and to retain our executive talent.

* Our CEO did not receive any equity awards in 2021 since the performance-based option award he received in June 2017 was in lieu of any future annual equity awards for the first five years of his employment.

* CEO Pay Mix reflects an annualized fair market value of his 2017 performance-based option and restricted stock grants.

* Other NEOs (excluding Mr. Ingram) Pay Mix reflects 2021 compensation.

We believe that the components and pay mix of our 2021 named executive officer compensation program achieved an appropriate balance between managing the Company’s hiring and retention needs and paying for performance that increases stockholder value.

Enhancing Compensation Practices with Stockholder Engagement and Feedback

We have consistently worked with our stockholders during recent years to obtain their feedback on our compensation practices. Management and our Board have discussed our compensation practices with stockholders, including stockholders that voted against the Company’s say-on-pay proposals in previous years.

Based on stockholder feedback, we made a series of changes over the past several years to enhance our compensation practices and policies. Below are some highlights of the changes we have made to our compensation practices, policies and disclosures:

•

Increased Focus on “At-risk” Awards. In 2021, the compensation committee granted stock options and restricted stock units with four-year vesting periods to our named executive officers (except for Mr. Ingram). These “at-risk” equity awards align the interests of our named executive officers with those of our stockholders by focusing our named executive officers on future appreciation in our stock over a sustained period of time. Also, equity awards provide retention value by vesting over a multi-year period.

•

Appropriate Balance of Compensation Based on Short-term and Long-term Performance Goals. The Company has sought to establish goals under our annual bonus program that balance achievements that confer value to stockholders over the course of the year (e.g., product revenue goals) with other efforts that are designed to provide the basis for longer term positive return to stockholders (e.g., developing our gene therapy and RNA-based platforms).

•

Policies that Reflect Best Practices. The Company has put in place other policies it believes reflect responsible pay and governance practices such as stock ownership requirements for directors and officers and a clawback policy (see page 56 for details).

We believe that these changes addressed the feedback obtained from our stockholders. At our 2021 annual meeting, our say-on-pay proposal was approved by approximately 97.5% of voting stockholders. Despite this overwhelmingly strong support, we engaged a proxy solicitor following the 2021 annual meeting to again assist us in reaching out to stockholders to offer the opportunity to engage with us on topics of interest to them.

During the period of December 2021 to February 2022, M. Kathleen Behrens, Chairwoman of the Board, and Richard J. Barry, Chair of the nominating and governance committee and a member of our compensation and audit committees (who holds approximately 3.6% of the outstanding shares of our common stock as of March 31, 2022), had discussions with stockholders comprising more than 24% of the outstanding shares of our common stock as of October 29, 2021. We provided an open forum for each stockholder to discuss and comment on any aspects of the Company’s executive compensation program and corporate governance. None of these stockholders raised any concerns regarding our compensation practices.

Several of our investors have expressed their views on the importance of ESG initiatives. We understand and appreciate this feedback and, in response, have granted our Board oversight into the Company’s ESG goals, with management providing updates to the Board on our ESG activities and efforts. Please see the “Corporate Sustainability” section for a general discussion on our efforts in this space.

The chart below outlines the Company’s typical stockholder engagement cycle:

Compensation Program Design

While fixed compensation, such as base salary and benefits, are primarily designed to be competitive in the biopharmaceutical marketplace for employees, incentive compensation is designed to be primarily merit-based and to reward strategic and operational achievements, while still aligning with our peers in the industry. Historically, actual incentive compensation for the named executive officers other than the Chief Executive Officer has been a function of the achievement of defined and agreed upon corporate goals and functional objectives. With respect to our Chief Executive Officer, 100% of his incentive compensation goals are tied to corporate objectives to reflect the fact that our Chief Executive Officer makes strategic decisions that influence us as a whole and, as a result, it is more appropriate to reward performance solely against corporate objectives.

The at-risk component of the compensation package for each named executive officer, which includes a target bonus and long-term equity incentives, is typically determined (in whole or in part) on the basis of achievement of pre-established corporate goals and functional objectives. In determining the 2021 equity awards of our named executive officers, the compensation committee took into account (i) the short and long-term value to stockholders being built by the Company as indicated by its one-year and three-year TSR, (ii) the competitive annual market compensation that peer group companies pay to each individual executive serving in a similar position, (iii) the achievement of 2021 corporate goals and, with respect to our named executive officers other than our Chief Executive Officer, functional objectives, (iv) the amount of vested and unvested equity awards held by a named executive officer at the time of grant and (v) market factors that require the Company to remain competitive in its compensation package in order to attract and retain qualified individuals.

The tables below provide a high-level summary of our 2021 compensation program as well as our compensation policies and practices.

2021 NEO Compensation Program Components		2021 NEO Compensation Highlights
Fixed	Base Salary	Named executive officers received a salary increase in 2021 based on peer group and other market data provided by Aon.
Variable/ Performance-Based	Bonus

•     Cash payment based on achievement of the 2021 corporate goals set by the compensation committee.

•     CEO bonus was based entirely on achievement of 2021 corporate goals.

•     Bonuses for the other named executive officers  were based 75% on achievement of 2021 corporate goals and 25% on individual performance tied to achievement of functional objectives (see pages 48-51 for details).

Annual Equity Grant

•     Mr. Ingram did not receive any equity awards in 2021.

•     Granted to named executive officers (except for Mr. Ingram) in March 2021 and consisted of stock options and RSUs with a four-year vesting period (see page 51 for details). Focuses on future stock appreciation over a sustained period.

Promotions-related Compensation

In connection with their promotions, Mr. Brown and Dr. Rodino-Klapac received a salary increase. Dr. Rodino-Klapac also received RSUs with a four-year vesting period in connection with her promotion to Head of R&D (see page 52 for details).

Snapshot of Current Key Governance and Compensation Practices and Policies
✓	A significant portion of pay is tied to Company operational or stock price performance
✓	Stock Ownership Guidelines
✓	Annual stockholder Say-on-Pay vote
✓	Annual compensation risk assessment
✓	Robust Clawback Policy
✓	Ongoing Company and Board engagement with stockholders regarding Company compensation practices
✓	Continued focus on Board, management and employee diversity
✓	Independent compensation consultant
✓	Compensation committee chair and member rotation
✓

Change in control accelerated vesting rights for our named executive officers are subject to a double trigger (i.e., a change in control must occur and the executive’s employment must terminate without cause or resign for good reason)

✓	Utilize noncompetition and nonsolicitation agreements for senior executives
✓	Prohibition on hedging or pledging of Company stock
✓	Prohibition on tax gross-ups for relocation and temporary housing expenses to executive officers
✓	Practice of not paying excess perquisites

Role of Chief Executive Officer

Our Chief Executive Officer plays a pivotal role in determining executive compensation, other than with respect to his own compensation. No less than annually, our Chief Executive Officer assesses the performance of the named executive officers other than himself. Following such assessments, our Chief Executive Officer recommends to the compensation committee a base salary, performance-based bonus and grant of an equity-based award for each named executive officer other than himself. The compensation committee considers the information provided by the Chief Executive Officer, together with other information available to the compensation committee such as peer group and other data provided by Aon, and determines the compensation for each named executive officer.

Role of Compensation Consultants

The compensation committee engaged Aon to assist with the committee’s 2021 compensation review, analysis and actions. Aon’s services generally included:

•	identifying an updated market framework (including a peer group of companies) for formal compensation benchmarking purposes;
•	gathering data on our executive officer cash and equity compensation relative to competitive market practices; and
•	developing a market-based framework for potential changes to our compensation program for the compensation committee’s review and input.

After review and consultation with Aon, our compensation committee determined that Aon is independent, and that there is no conflict of interest resulting from retaining Aon during fiscal year 2021. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and the Nasdaq listing standards.

Other than the services provided to our compensation committee, including consulting services with respect to director compensation matters, Aon did not perform any other work for us in 2021 that exceeded $120,000.

II.   2021 Named Executive Officer Compensation

Detailed Analysis of 2021 Executive Compensation Program

Competitive Market Review for 2021

In determining the 2021 base salaries, cash bonus opportunities and equity grants for our named executive officers, our compensation committee relied on competitive market data based on the following peer group that was developed with input from Aon, and approved by the compensation committee, in September 2020:

PEER GROUP

•     ACADIA Pharmaceuticals, Inc.

•     Agios Pharmaceuticals Inc.

•     Alnylam Pharmaceuticals Inc.

•     BeiGene

•     BioMarin Pharmaceutical Inc.

•     bluebird bio Inc.

•     Exelixis, Inc.

•     Halozyme Therapeutics, Inc.

•     Horizon Therapeutics plc

•     Incyte Corp.

•     Ionis Pharmaceuticals Inc.

•     Jazz Pharmaceuticals plc

•     Nektar Therapeutics

•     Neurocrine Biosciences, Inc.

•     PTC Therapeutics

•     Repligen Corporation

•     Seattle Genetics Inc.

•     Utragenyx Pharmaceutical Inc.

•     Vertex Pharmaceuticals, Inc.

The September 2020 peer group was oriented around the following criteria: industry sector, stage of development (commercial), employee headcount, market capitalization and revenue. The September 2020 peer group added BeiGene and PTC Therapeutics and removed Intercept Pharmaceuticals Inc. and Sage Therapeutics, Inc. Based on the approved peer group, Aon prepared a formal executive compensation assessment that included publicly-available proxy information and certain non-public information for third-party executive compensation for the compensation committee’s consideration. In analyzing and setting our executive compensation program for 2021, the compensation committee compared certain aspects of our named executive officers’ compensation, including base salary, target bonus and long-term equity incentives, to the compensation levels provided by our peer group as part of this assessment. Based on the results of the peer group compensation assessment, we determined that compensation levels for our named executive officers in 2021 generally reflected market competitive positioning. The compensation committee also reviewed data from the Aon Global Life Sciences Survey, which is comprised of nineteen companies with a median market capitalization of $6.3 billion (“Aon Survey Data”).

Base Salaries

The compensation committee reviews the base salaries of our named executive officers annually. We also assess salaries at the time of hire, promotion or other change in responsibilities. In establishing and adjusting executive salaries, the compensation committee considers information regarding base salaries paid by our peer group, other data from Aon, the individual performance, position and tenure of the executive officer and internal comparability considerations. Our Board approves our Chief Executive Officer’s base salary after reviewing the compensation committee’s recommendations.

On February 19, 2021, the Board promoted Mr. Brown to Senior Vice President, General Counsel and Corporate Secretary. In connection with his promotion and our annual salary review process for employees, Mr. Brown received an increase in his base salary, effective February 19, 2021, based on the results of the peer group assessment and Radford Survey Data.

On November 16, 2021, the Board promoted Dr. Rodino-Klapac to Head of R&D. In connection with her promotion, the compensation committee approved a salary increase, as set forth below, based on the results of the peer group assessment, Aon Survey Data and the scope of work for the position.

Dr. Rodino-Klapac and Mr. Brown’s new salaries were paid on a pro rata basis.

The base salary levels as of December 31, 2021 and December 31, 2020 for our named executive officers are summarized in the table below. The compensation committee believes that these adjustments were appropriate in light of our compensation philosophy and the need to retain the Company’s executive talent.

Name	Salary 2021	Salary 2020	% Change
Douglas S. Ingram	$740,025	$672,750	10.0%
Ian M. Estepan	$525,000	$525,000	0.0%
Louise Rodino-Klapac, Ph.D.	$600,000	$550,000	9.1%
William Ciambrone	$500,185	$460,575	8.6%
Ryan Brown	$483,000	—	NA

Former Officer
Gilmore O'Neill, M.B., M.M.Sc.	$603,918	$586,328	3.0%

Performance-Based Bonuses

In January 2021, the compensation committee, with input from our Chief Executive Officer and the Board, established overall corporate goals against which the performance of our named executive officers would be measured for purposes of determining their 2021 bonus payments as well as the weightings for each goal. In establishing the 2021 corporate goals, the compensation committee focused on objectives likely to bring both short-term stockholder value, such as product revenue goals, approval of AMONDYS 45, enhancing access to our drugs, and long-term stockholder value, such as further developing our RNA-targeted therapeutics and gene therapy platforms. Although our corporate goals are intended to be achievable with significant effort, they are substantially uncertain to be achieved and, as a result, we do not expect that every goal will actually be attained in any given year.

The target annual cash bonuses for 2021 for each of our named executive officers, expressed as a percentage of base salary, were as follows: Mr. Ingram 90%, Drs. O’Neill and Rodino-Klapac and Mr. Estepan 50% and Messrs. Brown and Ciambrone 45%. The compensation committee received reports from management and discussed the work that was done by the Company towards each corporate goal to determine levels of achievements. The same process was followed to determine achievement of each named executive officer’s (other than Mr. Ingram’s) functional objectives.

In 2021, the compensation committee and our Board determined that the corporate performance goals for our 2021 bonus program were achieved at 120% of target, as specifically set out in the table below, and determined the following with respect to each of our primary focus corporate goal areas:

FY 2021 Corporate Goals	Target	Weighting	Weighted Score	Demonstrative examples of achievement
1. Serving the Community		30%	37.5%	

• Achievement of Exondys, Vyondys, and Amondys revenue goals, with focus on launch of Amondys and continuing launch of Vyondys
• SRP-9001 launch readiness:
    • Update Launch Readiness Plan in light of updated program development and regulatory timelines
    • Complete RH74 Assay preparation
    • Update perspective on access and reimbursement approach for SRP-9001 at launch
• Medical Affairs
    • Support education for US Duchenne PMP portfolio
    • Gene therapy education for health care providers and payers
• Patient Centricity
    • Implement gene therapy educational initiatives to inform patient and family therapeutic understanding
    • Generate opportunities for Duchenne and LGMD patient engagement to optimize patient experiences and diversity throughout all phases of R&D, regulatory review and commercialization
	$537MM to $547MM

	Q4

	Q4

	Q1 – Q4
				• Significantly exceeded our product revenue goals for 2021, totaling $612.4 million for the full-year 2021

				• Other goals, such as gene therapy educational initiatives, were achieved or remained on track

2. RNA-targeted platform		20%	23.6%	
• Amondys 45 (casimersen) NDA approval • Execute ESSENCE and MISSION • Execute RWE per plan	Q1 Q4 Q3			• Received approval for AMONDYS 45, our third commercial product • Continued enrollment of our ESSENCE and MISSION studies • Announced results of Part A of MOMENTUM and commenced Part B, for SRP-5051, which we believe will be our pivotal trial

• PPMO Program
    • Execute MAD and select pivotal dose for SRP-5051
    • Data disclosure on 30 mg/kg arm
    • Gain pre-clinical insight on combination potential of PMO/PPMO and GT in Duchenne

	Q4
	Q2
	Q4			

3. Gene therapy platform		35%	41.3%	
<u>SRP-9001</u> • Complete and read out expression and safety data from 11 patient cohort study 103 • Gather insight from study 102 part 1 readout, update protocol for study 301 and commence study 301 • Complete part 2 visits of study 102	 Q2/Q3 Q4 Q4			•Announced multiple SRP-9001 data readouts, including results from studies 101, 102 and 103 •Completed CMC work for SRP-9001 •Commenced Study 301, the first global pivotal trial for micro-dystrophin gene therapy, for SRP-9001, using learnings from Study 102 •Announced 2-year data for SRP-9003 •Remained on track with most of our LGMD programs, except for SRP-9003, which requires additional CMC work •Continued to build and identify constructs for additional gene therapy targets
<u>SRP-9003</u> • Release of CTM for clinical trial use • Initiate LGMD natural history study • Initiate SRP-9003-301 to BLA 2023	 Q3 Q1 Q3			
<u>LGMD 2D alpha (SRP-9004) / 2C gamma (SRP-9005) / 2B dysferlin (SRP-6004)</u> • 9004 12-week tox • 9005 12-week tox • Initiate 6004-102	 Q4 Q3 Q4			
<u>MPS3A</u> • Go/No Go	 Q1			
<u>GTCOE</u> • Identify, build and assess constructs for additional gene therapy targets	Q4

The compensation committee and our Board reviewed and discussed each of our corporate goals and the Company’s achievement towards each goal when determining the scores for each of our primary focus corporate goal areas.

Individual Performance

For our named executive officers, other than our Chief Executive Officer, 75% of their bonuses was dependent on the achievement of 2021 corporate goals and 25% was based on the evaluation of their individual performance by our Chief Executive Officer and the compensation committee, taking into account each named executive officer’s achievement of functional objectives. All of our current named executive officers each achieved 120% of their respective functional objectives, as described below.

Mr. Brown’s functional objectives included supporting the timely negotiation and completion of business development initiatives; improving the contract review process; supporting the launch of our third commercial product, AMONDYS 45, while continuing to support our existing products; and further developing and implementing IP strategies for our programs for gene therapy candidates and our commercial products. Mr. Brown played an important role in the launch of AMONDYS 45 and continued to refine our contract review process. Mr. Brown was also instrumental in furthering the strategies of our ongoing litigation and reaching successful outcomes related thereto.

Mr. Ciambrone’s functional objectives were focused on improving the operational effectiveness of Chemistry, Manufacturing and Controls (“CMC”), completing a facility master plan and maintaining commercial product supply and expanding our manufacturing capabilities. Mr. Ciambrone provided valuable contributions to advancing our SRP-5051 and SRP-9003 programs in 2021, while also maintaining supply for our current commercial products. As noted above, we had another successful year of product sales, and we announced the initiation of our pivotal trial for SRP-5051. Mr. Ciambrone was instrumental in these activities. In addition, Mr. Ciambrone completed a facility master plan, which will continue to drive the organization forward in the coming years.

Mr. Estepan’s functional objectives closely tracked our corporate goals, which included continuing to build our gene therapy and RNA engines; serving the community with our therapies; and supporting the execution of our key enablers, including our ongoing commitment to diversity, equity and inclusion and the management of cash burn and assessing future funding requirements. Mr. Estepan played a key leadership role in our equity raise in October 2021, which extended our cash runway and allowed us to continue to advance multiple of our programs. Mr. Estepan was also instrumental in the successful launch of our third commercial product, AMONDYS 45. Further, Mr. Estepan played an important role in the successful execution of our key enablers, including executing on our ongoing commitment to diversity, equity and inclusion, as described in the section “Corporate Sustainability”.

Dr. Rodino-Klapac’s functional objectives closely tracked our corporate goals, which included continuing to build our gene therapy portfolio, advancing our RNA portfolio, and continuing to build and develop an integrated research organization. Now our Head of R&D, Dr. Rodino-Klapac was instrumental in advancing many of our programs and trials. For example, we announced positive results from Part A of our MOMENTUM Phase 2 clinical trial of SRP-5051 and initiated EMBARK, the first global pivotal trial for micro-dystrophin gene therapy. Dr. Rodino-Klapac was also instrumental in commencing Part B of our MOMENTUM trial for SRP-5051. In addition, she served an important role in enrolling our MISSION and ESSENCE trials, which are our trials for post-marketing commitments and requirements. Dr. Rodino-Klapac’s leadership was crucial in achieving our 2021 corporate goals.

Dr. O’Neill’s functional objectives were focused on advancing our RNA pipeline and continuing to build our gene therapy engine, including moving several of our programs forward simultaneously. As described above, we advanced many of our programs in 2021. On November 17, 2021, Dr. O’Neill and the Company announced that Dr. O’Neill would be leaving the company, effective November 30, 2021. Dr. O’Neill remained a consultant to the Company until March 31, 2022. Dr. O’Neill received his 2021 annual incentive bonus in accordance with the terms of the Separation and General Release between him and the Company.

2021 Earned Annual Incentives

The following table shows, for each of our named executive officers, the aggregate dollar value of the bonuses awarded for 2021 and 2020 corporate and individual performance achievements:

Name	Title	Bonus 2021(1)		Bonus 2020(2)	$ Change	% Change
Douglas S. Ingram	President and Chief Executive Officer	$799,227		$605,475	$193,752	32%
Ian M. Estepan	Executive Vice President, Chief Financial Officer	$315,000		$205,549	$109,451	53%
Louise Rodino-Klapac, Ph.D.	Executive Vice President, Head of R&D, Chief Scientific Officer	$360,000		$229,932	$130,068	57%
William Ciambrone	Executive Vice President, Technical Operations	$270,100		$207,259	$62,841	30%
Ryan Brown	Senior Vice President, General Counsel	$260,820		—	—	NA

Former Officer
Gilmore O'Neill, M.B., M.M.Sc.	Executive Vice President, Chief Medical Officer	$301,959	(3)	$293,164	$8,795	3%
(1)	The 2021 bonus figure reflects a cash bonus received in March 2022.
(2)	The 2020 bonus figure reflects a cash bonus received in March 2021.
(3)	Dr. O’Neill’s bonus for 2021 was paid in accordance with his Separation Agreement.

2021 Equity Incentive Compensation

In March 2021, the compensation committee granted the named executive officers, except for Mr. Ingram, annual stock option awards and RSUs under our 2018 Plan. These annual awards are based on market competitive targets using our peer group and are structured to align the long-term financial interests of our named executive officers’ with those of our stockholders. In addition, the annual equity awards are a meaningful retention and incentive mechanism. The options vest as follows: 25% of the shares of our common stock underlying such options vested on March 3, 2022, and 1⁄48th of the total shares of our common stock underlying such options will vest on each monthly anniversary thereafter, such that the options will be fully vested on March 3, 2025, subject to the named executive officer continuing to provide services to us through the applicable vesting date.

The RSUs vest as follows: 25% of the shares of common stock underlying each RSU vested on March 3, 2022, and an additional 25% will vest on each anniversary of the grant date thereafter, such that the RSUs will be fully vested on March 3, 2025, subject to the named executive officer continuing to provide services to us through the applicable vesting date.

The value that our named executive officers will realize with respect to these grants of stock options and RSUs is tied to our performance, since the value is directly related to the Company’s stock price. Stock options will only have value if the value of our common stock appreciates after grant. The RSUs focus on stock appreciation over a sustained period. These awards provide retention value by vesting over a multiyear period.

Mr. Ingram did not receive any equity awards in 2021 since the performance-based option award he received in connection with his appointment as Chief Executive Officer in June 2017 was in lieu of any future annual equity awards for the first five years of his employment. For a description of the equity awards that Mr. Ingram holds, see “2017 Inducement Grants to Douglas S. Ingram – President and Chief Executive Officer” below.

The awards granted to our named executive officers under our 2018 Plan in 2021 are set out in our Grants of Plan Based Awards in 2021 table below.

Equity Incentive Compensation in connection with Dr. Rodino-Klapac’s Promotion

In connection with the appointment of Dr. Rodino-Klapac as Executive Vice President, Head of R&D, Chief Scientific Officer, we granted Dr. Rodino-Klapac 40,000 RSUs under our 2018 Plan. This grant recognizes the increased scope and impact of Dr. Rodino-Klapac’s role across all company programs. The RSUs vest as follows: 25% of the shares of common stock underlying each RSU will vest on November 16, 2022, and an additional 25%

will vest on each anniversary of the grant date thereafter, such that the RSUs will be fully vested on November 16, 2025, subject to her continuing to provide services to us through the applicable vesting date. The grant of these RSUs will further tie Dr. Rodino-Klapac’s compensation to our performance through benefiting from any stock price appreciation over a sustained period. In addition, these RSUs serve as a retention tool, as they vest over a multiyear period.

2017 Inducement Grants to Douglas S. Ingram – President and Chief Executive Officer

On June 26, 2017, in connection with Mr. Ingram’s appointment as our President and Chief Executive Officer, we granted Mr. Ingram the following two inducement equity awards under the 2014 Plan as an inducement material to his entering into the employment agreement: (1) a time-based restricted stock award; and (2) a performance-based option award.

We designed these awards to achieve two goals. First, we wanted to attract an exceptional Chief Executive Officer. In doing so, we had to compete with other companies in the biotech space, many of which were private and could offer large equity stakes compared to their public company equivalents. Second, we were searching for an individual who would be willing to fully align his or her financial interests with the financial interests of our stockholders by tying his or her own success or failure with the Company’s performance and stockholder value. The inducement grants were tailored to fit such a personality. Since the vast majority of Mr. Ingram’s compensation is in the form of performance-based (“at-risk”) awards, the only way to maximize his compensation is to achieve outstanding performance for the Company and at the same time outperform the biotech industry. Under this model, Mr. Ingram may earn a significant stake in the Company, but only through the achievement of performance metrics that, if reached, would also reflect a significant return to stockholders. Indeed, our innovative compensation structure gives Mr. Ingram the opportunity to obtain a high value award if the Company is outperforming, but it also entails a big risk of losing a substantial portion of the award, or even all of it, if the Company does not perform well and does not outperform the biotech industry.

In determining the terms of these awards, we took into account, among other things, Mr. Ingram’s extensive experience in our industry, the compensation commanded by principal executive officers at our peer group, the competitive landscape for top talent and input from Aon, our independent consultant. We were specifically guided by the following parameters when crafting the performance-based option award, which is quadruple the fair value of the restricted stock award:

•

Performance Measurements: The option award is contingent on and linked to (1) the Company’s stock performance over five years and (2) the Company’s performance relative to other biotech companies during such period. The Company’s performance is measured by the compound annual growth rate (“CAGR”) of our stock over a five-year period, which we considered to be more accurate than TSR. The formula sets challenging CAGR thresholds for maximum compensation, which were developed through the assessment of compounded growth rates for several leading biotech companies over highly successful periods in their development. The outperformance relative to other biotech companies is measured by comparing our five-year CAGR to the CAGR of the Nasdaq Biotech Index. We selected the Nasdaq Biotech Index because it is more challenging to beat than broader pharmaceutical sector indexes, as indicated by high returns over the past five years (approximately 22% as of 2017).

•

Linear Formula: The percentage of the award vesting can be anywhere in the range of 0% to 100%, depending on the Company’s stock price CAGR and the Company’s outperformance relative to other biotech companies.

•

Potential Ownership Percentage: To attract top talent and to be able to compete with privately-held companies, which have greater flexibility in offering equity, we granted equity that can potentially result in Mr. Ingram owning approximately 4.2% of the Company if all performance metrics are fully satisfied (based on 87,126,974 shares outstanding as of December 31, 2021). If performance criteria are not met, Mr. Ingram will obtain a lower interest in the Company, potentially down to 0%.

•

Five-Year Vesting Period: To reward sustained and continued outperformance, and to eliminate the ability to meet thresholds due to short term and arbitrary market factors, there is a five-year cliff vesting, as opposed to vesting on a yearly basis in tranches.

Although the vesting period under the performance-based option award was set to end on June 26, 2022 (the fifth anniversary of the date of the option grant), the Company determined that it was necessary, appropriate and in the best interests of the Company and its stockholders to amend the award in order to provide certainty to investors and employees in advance of the expiration of Mr. Ingram’s contract, and to retain and incentivize him. Therefore, on April 19, 2022, we entered into a Letter Agreement with Mr. Ingram which, among other things, amended the vesting schedule of the performance-based option award, allowing the option to continue to be eligible to vest over an additional three-year period. For a further discussion of the changes to the vesting schedule of the performance-based option award, see “Compensation Agreements for Named Executive Officers— Douglas S. Ingram —President and Chief Executive Officer.” We expect to incur a significant non-cash accounting charge related to the amendment in 2022.

In determining the changes to the performance-based option award, the compensation committee again took into account, among other things, Mr. Ingram’s extensive experience in our industry, the compensation commanded by principal executive officers at our peer group, the competitive landscape for top talent, input from Aon, our independent consultant, and Mr. Ingram’s performance as Chief Executive Officer, including the value he brings to the Company. The compensation committee reviewed Company milestones achieved during Mr. Ingram’s employment, including multiple FDA approvals, as well as increasing yearly product revenues and the performance of our common stock, both in absolute terms and its significant over-performance relative to the Nasdaq Biotech Index from the date of grant of the award.

In addition to retaining and incentivizing Mr. Ingram, we believe that Mr. Ingram’s compensation structure continues to align with stockholders’ interests due to the following key features of the awards (as amended):

•

Chief Executive Officer’s Financial Success is Closely Linked to the Company’s Growth: The option award remains contingent on and linked to both the Company’s stock performance over a period of time and to the Company’s performance relative to other biotech companies during such period. As the Company performs better, the vesting percentage increases, up to the maximum amount granted. No portion of the option award will vest if the Company’s stock price CAGR is less than 15% or if such CAGR does not exceed (or, in certain limited cases, meet) the CAGR of the Biotech Index during the same period. This formula ensures that if stockholders realize a marginal return through lack of stock appreciation or poor performance relative to the biotech market, Mr. Ingram will likewise receive diminished compensation. Conversely, appreciable stock value growth that also exceeds the biotech index will likely result in significant stockholder return and, at the same time, afford Mr. Ingram the opportunity to realize greater compensation. In this manner, the Company has sought to directly align Mr. Ingram’s compensation with stockholder interests.

•

Performance-Based, “At-Risk” Award: Despite the high fair value of the performance-based option award as shown in the compensation table when the option award was granted in 2017, it was not certain what percentage of such option would vest, if at all.  Similarly, it is not certain what percentage of the remaining portion of the option will vest, if at all, during the next three years.  Such percentage is dependent on the Company’s performance as described above. We expect a similarly high value with respect to the amended performance-based option award to be included in the compensation tables in the Company’s proxy statement in 2023.

•

High Performance Thresholds: The option award’s complex formula sets very challenging thresholds, which were designed based on past outperformance of top leading biotech companies. The amendment to the performance-based option award reflects a continued focus on the growth of the Company’s stock in relation to biotech companies.  In order for the performance-based option award to fully vest, our stock would need to increase by at least 438% in the eight-year period following the grant date (from $34.65 to approximately $186.36 per share), and the Company’s share price CAGR would need to exceed the CAGR of the Nasdaq Biotech Index by at least 5% in the same period. Importantly, the use of the Biotech Index ensures that Mr. Ingram cannot benefit from stock appreciation resulting merely from market factors, but in fact must beat the performance of other companies in the sector. These high thresholds are designed to continue to incentivize our Chief Executive Officer to focus on the Company’s growth and how it can outperform its peers during the next three years.

•

Extended Vesting Periods: The time-based restricted shares gradually vested over four years, and a portion of the performance-based option (ranging from 0% to 100%) is eligible to vest proportionately up to eight years after the grant date (after giving effect to the amendment). The extended vesting periods are designed to incentivize our Chief Executive Officer to focus on the long-term interests of the Company and reward sustained and continued outperformance over an extended period of time. These extended vesting periods also eliminate the potential for large annual payments based on short term market dynamics that may be unrelated to company performance and serve as a retention mechanism as they raise Mr. Ingram’s cost of pursuing a new opportunity outside the Company.

•

No Additional Equity Awards: the performance-based option award was originally granted to Mr. Ingram in lieu of any future annual equity awards for the first five years of his employment. Similarly, the amendment to the performance-based option was entered into in lieu of any future annual equity awards for the next three years of his employment.  Hence, the Board does not anticipate granting Mr. Ingram additional incentive awards for the first eight years of his employment.

•

Alignment of Financial Interests with those of Stockholders: The restricted stock award, and potentially the performance-based option award, will increase Mr. Ingram’s equity ownership, and hence will align his long-term financial interests with those of our stockholders. To further align his interests with those of our stockholders, but not required by any agreement or understanding with the Company, Mr. Ingram purchased shares of the Company’s common stock in the sum of approximately $12 million in 2017, 2018, 2019 and 2021.

•

Holding Period: As part of the amendment to the performance-based option, Mr. Ingram is prohibited from selling any shares (excluding with respect to tax withholdings and shares needed to pay the exercise price) for a period of one year from the date that any portion of the performance-based option is exercised. We believe that this is an important retention tool and also continues to link the value of our stock to Mr. Ingram’s compensation.

The time-based restricted stock award granted to Mr. Ingram fully vested on June 26, 2021 and both of the awards are subject to clawback under circumstances set forth in Mr. Ingram’s employment agreement and the Company’s clawback policy. The terms of Mr. Ingram’s awards, including treatment upon termination and change in control, are summarized below under “Compensation Agreements for Named Executive Officers— Douglas S. Ingram —President and Chief Executive Officer.”

Section 401(k) Plan

Our Section 401(k) plan (the “401(k) Plan”) is a defined contribution profit sharing plan with a 401(k) option in which substantially all of our employees are eligible to participate. The 401(k) Plan year is January 1 to December 31, and the 401(k) Plan was adopted on November 1, 1992. For 2021, our named executive officers received a Company matching contribution equal to 100% of the first 4% of eligible compensation contributed to the 401(k) Plan, subject to the maximum amount permitted by law.

Additional Benefits

We provide a limited number of additional benefits to our named executive officers to permit them to be accessible to the business as required and to ensure increased effectiveness, delivery and performance by residing in closer proximity to the Company’s headquarters in Cambridge, Massachusetts. However, in January 2016, the compensation committee approved a policy under which the Company will no longer provide tax gross-ups for relocation and temporary housing expenses to our executive officers.

We also provide our named executive officers with additional coverage under our group basic life insurance and AD&D plans, in the amount of 2.5 times basic annual salary, up to a maximum of $1.6 million. Under our group long-term disability policy, all regular-status full- and part-time employees, including our named executive officers, are provided with a disability benefit equal to a maximum of $15,000 per month and subject to specific plan and provider requirements. Since employees earning annual base salaries over $300,000 would exceed the monthly maximum available under this policy in the event of their disability, the Company establishes an individual supplemental long-term disability policy for these employees, and pays for the associated costs. All of our named executive officers are eligible for this individual supplemental long-term disability policy and are provided with additional coverage of up to $10,000 per month, the maximum monthly coverage as defined in our group long-term disability policy.

Severance/Termination Protection

General terms of employment, including compensation and benefits payable upon termination of employment are set forth in employment agreements, offer letters, change in control and severance agreements, or otherwise agreed-upon arrangements between the named executive officer and the Company. See “Compensation Agreements for Named Executive Officers.” The compensation committee establishes such compensation and benefits in order to be competitive in the hiring and retention of our named executive officers. All arrangements with the named executive officers and the potential payments that each of the currently employed named executive officers would have received in the event of termination of such executive’s employment at the end of our last fiscal year are described in “Compensation Agreements for Named Executive Officers—Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” and “Potential Payments Upon Termination or a Change in Control.”

In connection with his separation from service with the Company as an employee in November 2021, Dr. O’Neill entered into a separation agreement with us pursuant to which he received, among other benefits, payments of 12 months of his base salary and one times his target bonus of $301,958.83, in each case paid as a lump sum, COBRA coverage at applicable active employee rates for 12 months, continued vesting of his outstanding stock options and RSUs during the period of his continued service with the Company as a consultant, the extension of the post-termination exercise period for his vested stock options, and outplacement services not to exceed $20,000. Dr. O’Neill continued to provide services to us as a consultant until March 2022. Dr. O’Neill’s severance benefits are described in more detail below under “Dr. Gilmore O’Neill — Former Executive Vice President, R&D and Chief Medical Officer.”

Other Factors that Impact or Influence Our Named Executive Officer Compensation Program

In response to stockholder feedback, in 2016 we adopted stock ownership guidelines and a clawback policy (which was subsequently amended in December 2018), the terms of which are summarized below.

Stock Ownership Guidelines

In April 2016, in order to encourage equity ownership by our executive officers and non-employee directors, we adopted stock ownership guidelines for these individuals. The purpose of the stock ownership guidelines is to enhance the linkage between the interests of the stockholders of the Company and our executive officers and non-employee directors through a minimum level of stock ownership, while also mitigating the potential for excessive risk-taking. The stock ownership guidelines generally require each executive officer and non-employee director of the Company to reach a minimum level of target ownership of common stock of the Company within a specified period of time after becoming subject to the stock ownership guidelines, and to maintain such level for so long as the stock ownership guidelines apply.

Generally, each non-employee director and executive officer has five years to attain their respective stock ownership target. Non-employee directors are generally required to own stock in an amount equal to three times their annual cash retainer.  Executive officers are generally required to own stock in an amount equal to one times their base salary, with the exception of the Chief Executive Officer, who is generally required to own stock in an amount equal to three times his base salary. As of December 31, 2021, Mr. Ingram owns stock in an amount based on intrinsic value exceeding forty-five times his base salary. All other executive officers are compliant with our stock ownership guidelines.

Compensation Clawback Policy

In April 2016, we adopted a compensation clawback policy, which provides for the recoupment of cash and non-cash incentive compensation, including equity-based compensation, in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws.  With regard to the recoupment of incentive compensation, the policy applies to the Company’s current and former executive officers, as well as other covered individuals, as determined by the Board. Compensation that is granted, earned or vested based wholly on the attainment of a financial goal (not an operational goal or subject to time-based vesting) is subject to recoupment. In the event the Company is required to prepare an accounting restatement of its previously-issued financial statements due to material noncompliance with any financial reporting requirement under the securities laws (i.e., to correct one or more material errors) and such restatement is a result of misconduct, the Company will recoup the excess incentive compensation that was based on the erroneous data from each individual subject to the clawback policy. If the Company is required to prepare an accounting restatement, the Company will recoup from each covered individual all excess incentive compensation received by such covered individual during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement.

In December 2018, we amended and restated the compensation clawback policy to also provide for the recoupment of equity awards granted in excess of a stockholder-approved equity plan limits. With regard to the recoupment of excess equity awards, the policy applies to the Company’s current and former executive officers and non-employee directors, as well as other covered individuals, as determined by the Board. The amount of an equity award that is granted in excess of any limit under the Company’s stockholder-approved equity plans, including, without limitation, any overall plan, individual award, compensation or other limit approved by the Company’s stockholders, is subject to recoupment. In the event an equity award was granted in excess of a stockholder- approved equity plan limit, the Company will recoup the amount of the equity award that exceeds the stockholder- approved equity plan limit.

Total Stockholder Return

Although our one and three-year total stockholders returns of -47.2% and -17.5%, respectively, were lower than that of the Nasdaq Composite Index (22.2% and 142.4%, respectively) and that of the Nasdaq Biotechnology Index (0.0% and 58.2%, respectively) for the same periods, our five-year TSR of 228.3% was significantly higher than that of the Nasdaq Biotechnology Index (75.4%) and that of the Nasdaq Composite Index (205.6%).

The market prices for securities of small to mid-cap biotechnology companies, including our stock, have been historically volatile. For example, during 2021, our stock traded from a low of $65.97 per share to a high of $168.95 per share. The stock market has also experienced extreme price and volume fluctuations that have often been unrelated to, or disproportionate to, the operating performance of individual companies. Since many biotechnology companies require continued financings to advance their research and clinical programs, the stock price sometimes experiences volatility in anticipation of dilutive financing events despite the advancement of research and clinical programs. Although our compensation committee takes into consideration the short- and long-term performance of our stock, due to volatility factors such as those discussed above, and factors outside of the control of the Company, our compensation committee takes into account other factors that support both short- and long-term creation of value for the Company and its stockholders discussed below.

Tax Implications of the Executive Compensation Program

As a result of federal tax legislation enacted in December 2017, compensation paid to certain of our executive officers in excess of $1 million will not generally be deductible unless it qualifies for transition relief applicable to certain arrangements and awards in place as of November 2, 2017 that are not materially modified after such date. The compensation committee believes that its primary responsibility is to provide an executive compensation program that meets the objectives described above. Therefore, the compensation committee has, and in the future may, authorize compensation arrangements that are not fully tax deductible but which promote other important objectives.

Risk Assessment of Compensation Policies and Practices

As part of its responsibilities, the compensation committee reviews the impact of our executive compensation program and the associated incentives to determine whether they present a significant risk to us. The compensation committee has concluded, based on its reviews and analysis of our compensation policies and procedures, that such policies and procedures are not reasonably likely to have a material adverse effect on us. In making this determination, our compensation committee considered the following:

•	our use of different types of compensation vehicles provides a balance of long- and short-term incentives with fixed and variable components;
•	our grant of equity-based awards, which vest over a four-year time period, encourage our named executive officers to look to long-term appreciation in equity values;
•	our annual bonus determinations for each employee are dependent on achievement of company goals, which we believe promote long-term value;
•	the compensation committee’s ability to exercise discretion in determining incentive program payouts and equity awards;
•	share ownership and holding guidelines applicable to our directors and executive officers; and
•	prohibition on hedging or pledging of Company stock.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

Compensation Committee Report

The information contained in this report will not be deemed to be “soliciting material,” or to be “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, nor will such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The compensation committee has reviewed and discussed with management the section captioned “Compensation Discussion and Analysis”. Based on our review and discussion, the compensation committee has recommended to the Board, and the Board has approved, that the section captioned “Compensation Discussion and Analysis” be included in the Annual Report on Form 10-K for the year ended December 31, 2021 and this proxy statement for our 2022 Annual Meeting of stockholders.

COMPENSATION COMMITTEE

Claude Nicaise, M.D. (Chairman)

Richard Barry

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for 2021, 2020 and 2019, as applicable (or such shorter period of the named executive officer’s service).

Name and Principal Position	Year	Salary (1)	Stock Awards (2)		Option Awards (2)		Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Douglas S. Ingram	2021	$729,675	—		—		$799,227	$17,422	$1,546,324
President and Chief Executive Officer	2020	$669,250	—		—		$605,475	$17,222	$1,291,947
	2019	$650,000	—		—		$731,250	$5,822	$1,387,072

Ian M. Estepan	2021	$525,000	$1,306,650		$2,959,290		$315,000	$21,745	$5,127,685
Executive Vice President,	2020	$445,822	$434,986		$4,058,579		$205,549	$32,859	$5,177,795
Chief Financial Officer	2019	—	—		—		—	—	—

Louise Rodino-Klapac, Ph.D.	2021	$555,577	$4,626,650		$2,959,290		$360,000	$14,106	$8,515,623
Executive Vice President,	2020	$495,590	$766,949		$5,763,506		$229,932	$13,906	$7,269,883
Head of R&D, Chief Scientific Officer	2019	—	—		—		—	—	—

William Ciambrone	2021	$494,092	$1,306,650		$2,959,290		$270,100	$16,089	$5,046,221
Executive Vice President,	2020	$458,179	—		—		$207,259	$14,981	$680,419
Technical Operations	2019	$51,346	—		$4,292,848		—	$1,000	$4,345,194

Ryan Brown	2021	$473,550	$1,306,650		$2,959,290		$260,820	$103,980	$5,104,290
Senior Vice President	2020	—	—		—		—	—	—
General Counsel	2019	—	—		—		—	—	—

Former Officer
Gilmore O'Neill, M.B., M.M.Sc.	2020	$599,795	$1,745,044	(4)	$4,309,949	(3)	$301,959	$619,276	$7,576,022
Executive Vice President,	2019	$583,277	$766,949		$2,131,159		$293,164	$15,500	$3,790,049
Chief Medical Officer	2018	$563,962	—		$4,234,786		$354,063	$15,300	$5,168,110

(1)	For details regarding our named executive officers’ compensation arrangements, see “Compensation Agreements for Named Executive Officers” below.
(2)

The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards during each year calculated in accordance with FASB ASC Topic 718, disregarding the effect of forfeitures. Assumptions used in the calculation of these amounts are included in Note 15 to the consolidated financial statements set forth in our Annual Report. See the table below captioned “Grants of Plan Based Awards in 2021” for additional information on equity awards granted in 2021.

(3)

Amounts include additional stock-based compensation charges recognized in accordance with FASB ASC Topic 718 of (i) $1.0 million for Dr. O’Neill related to the extension of the post-termination exercise period for his vested stock options and (ii) $0.4 million for Dr. O’Neill related to the continued vesting of his stock options during his Consulting Period and the extension of the post-termination exercise period for his vested stock options, in each case pursuant to the terms of their respective Separation Agreements.

(4)

Amounts include additional stock-based compensation charges recognized in accordance with FASB ASC Topic 718 of $0.4 million for Dr. O’Neill related to the continued vesting of his stock awards during his Consulting Period pursuant to the terms of his Separation and Consulting Agreement.

(5)

Non-Equity Incentive Plan Compensation includes awards earned under our annual incentive bonus plan. See the table below captioned “Grants of Plan Based Awards in 2021” and the “Compensation Discussion and Analysis” above for additional information.

(6)	The amounts disclosed under the column entitled “All Other Compensation” include the following for 2021:

Name	Matching Contributions to 401(k) Account	Long-term Disability Premiums	Other		Total
Douglas Ingram	$11,600	$5,822	—		$17,422
Ian M. Estepan	$11,600	$2,227	$7,917	(1)	$21,745
Louise Rodino-Klapac, Ph.D.	$11,600	$2,506	—		$14,106
William Ciambrone	$11,600	$4,489	—		$16,089
Ryan Brown	$11,600	$1,637	$90,743	(2)	$103,980

Former Officer
Gilmore O'Neill	$11,600	$3,758	$603,918	(3)	$619,276
(1). Housing payments made on behalf of Mr. Estepan during 2021.
(2). Relocation payments made on behalf of Mr. Brown during 2021.
(3). Severance payment made on behalf of Dr. O'Neill during 2021.

Grants of Plan Based Awards in 2021

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Target(1)	Maximum(1)	Target	Maximum	All Other Stock Awards: Number of Shares of Stock/Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(2)		Grant Date Fair Value of Stock and Option Awards(3)
Douglas S. Ingram	—	—	—	—	—	—	—	—		—
President and		$666,023	$999,034	—	—	—	—	—		—
Chief Executive Officer

Ian M. Estepan	3/3/2021	—	—	—	—	15,000	—	$87.11		$1,306,650
Executive Vice President	3/3/2021	—	—	—	—	—	60,000	$49.32		$2,959,200
Chief Financial Officer		$262,500	$393,750	—	—	—	—	—		—

Louise Rodino-Klapac, Ph.D.	3/3/2021	—	—	—	—	15,000	—	$87.11		$1,306,650
Executive Vice President	3/3/2021	—	—	—	—	—	60,000	$49.32		$2,959,200
Head of R&D, Chief Scientific Officer	11/16/2021	—	—	—	—	40,000	—	$83.00		$3,320,000
		$300,000	$450,000	—	—	—	—	—		—

William Ciambrone	3/3/2021	—	—	—	—	15,000	—	$87.11		$1,306,650
Executive Vice President,						—	60,000	$49.32		$2,959,200
Technical Operations		$225,083	$337,625	—	—	—	—	—		—

Ryan Brown	3/3/2021	—	—	—	—	15,000	—	$87.11		$1,306,650
Senior Vice President	3/3/2021	—	—	—	—	—	60,000	$49.32		$2,959,200
General Counsel		$217,350	$326,025	—	—	—	—	—	—	—

Former Officer
Gilmore O'Neill, M.B., M.M.Sc.	3/3/2021	—	—	—	—	15,000	—	$87.11		$1,306,650
Executive Vice President,	3/3/2021	—	—	—	—	—	60,000	$49.32		$2,959,200
Chief Medical Officer	11/30/2021	—	—	—	—	—	—	—		$1,789,053	(4)
		$301,959	$452,938	—	—	—	—	—		—

(1)	Amounts represent the annual incentive bonus target and maximum payment amounts for each named executive officer, if applicable. The actual amounts paid in March 2022 to each of the named executive officers in respect of the 2021 incentive bonus amounts are set forth in the Summary Compensation Table above.
(2)	This column denotes the exercise price for the 2021 options.
(3)

These amounts represent the grant date fair value of option awards and RSUs granted in 2021 determined in accordance with FASB ASC Topic 718, disregarding the effect of forfeitures. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during 2021. For a more detailed description of the assumptions used for purposes of determining grant date fair value see Note 15 to the consolidated financial statements set forth in our Annual Report.

(4)

These amounts represent the additional accounting charges described in footnotes 3 and 4 to the Summary Compensation Table above in connection with Dr. O’Neill’s Separation Agreement executed on November 15, 2021.

Outstanding Equity Awards at 2021 Year End

The following table provides information with respect to outstanding equity awards held by each of our named executive officers on December 31, 2021, based on the closing price of $90.05 share of our common stock on December 31, 2021:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Stock Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Stock Options		Options Exercise Price	Option Expiration Date	Number of Shares/Units of Stock That Have Not Vested		Market Value of Shares/Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares/Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or payout Value of Unearned Shares, Units or Other Rights That Haven Not Vested
Douglas Ingram	—	3,300,000	—	(1)	$34.65	6/26/2027	—		—	—	—
President and	—	—	—		—	—	—		—	—	—
Chief Executive Officer	—	—	—		—	—	—		—	—	—
	—	—	—		—	—	—		—	—
Ian Estepan	15,800	—	—		$12.00	1/30/2025	—		—	—	—
Executive Vice President	7,450	—	—		$13.71	2/29/2026	—		—	—	—
Chief Financial Officer	12,500	—	—		$34.39	3/3/2027	—		—	—	—
	12,562	838	—	(2)	$71.45	3/5/2028	1,170	(12)	$105,359	—	—
	27,505	12,495	—	(3)	$145.48	3/4/2029	—		—	—	—
	14,901	17,599	—	(4)	$114.47	2/28/2030	2,850	(13)	$256,643	—	—
	6,250	18,750	—	(5)	$169.54	12/14/2030	—		—	—	—
	—	60,000	—	(6)	$87.11	3/3/2031	15,000	(14)	$1,350,750	—
Louise Rodino-Klapac	26,468	2,407	—	(7)	$76.36	4/30/2028	—		—	—	—
Executive Vice President	27,505	12,495	—	(3)	$145.48	3/4/2029	—		—	—	—
Head of R&D, Chief Scientific Officer	28,659	33,841	—	(4)	$114.47	2/28/2030	5,025	(13)	$452,501	—	—
	6,250	18,750	—	(5)	$169.54	12/14/2030	—		—	—	—
	—	60,000	—	(6)	$87.11	3/3/2031	15,000	(14)	$1,350,750	—
	—	—	—		—	11/16/2031	40,000	(15)	$3,602,000	—
William Ciambrone	41,682	38,318	—	(8)	$97.90	11/18/2029	—		—	—	—
Executive Vice President,	—	60,000	—	(6)	$87.11	3/3/2031	15,000	(14)	$1,350,750	—	—
Technical Operations	—	—	—		—	—	—		—	—	—
Ryan Brown	21,833	1,667	—	(9)	$62.77	2/28/2028	—		—	—	—
Senior Vice President,	2,860	1,290	—	(3)	$145.48	3/4/2029	1,037	(16)	93,382	—	—
General Counsel	945	510	—	(10)	$113.85	5/31/2029	362	(17)	32,598	—	—
	1,908	2,242	—	(4)	$114.47	2/28/2030	1,556	(13)	140,118	—
	—	60,000	—	(6)	$87.11	3/3/2031	15,000	(14)	1,350,750	—	—
Former Officer
Gilmore O'Neill, M.B., M.M.Sc.	87,500	12,500	—	(11)	$96.23	11/15/2022	—		—	—	—
Executive Vice President,	37,824	16,489	—	(11)	$145.48	11/15/2022	—		—	—	—
Chief Medical Officer	17,194	19,433	—	(11)	$114.47	11/15/2022	1,675	(18)	$150,834	—	—
	—	58,853	—	(11)	$87.11	11/15/2022	3,750	(19)	$337,688	—	—

(1)

This stock option fully vests on June 26, 2022, subject to service and market conditions as described below under “Compensation Agreements for Named Executive Officers Douglas S. Ingram – President and Chief Executive Officer”.

(2)

This stock option fully vests on March 5, 2022, and vests at a rate of 25% of the shares of our common stock underlying the option on March 5, 2019 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(3)

This stock option fully vests on March 4, 2023, and vests at a rate of 25% of the shares of our common stock underlying the option on March 4, 2020 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(4)

This stock option fully vests on February 28, 2024, and vests at a rate of 25% of the shares of our common stock underlying the option on February 28, 2021 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date

(5)

This stock option fully vests on December 14, 2024, and vests at a rate of 25% of the shares of our common stock underlying the option on December 14, 2021 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(6)

This stock option fully vests on March 3, 2025, and vests at a rate of 25% of the shares of our common stock underlying the option on March 3, 2022 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(7)

This stock option fully vests on April 30, 2022, and vests at a rate of 25% of the shares of our common stock underlying the option on April 30, 2019 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(8)

This stock option fully vests on November 18, 2023, and vests at a rate of 25% of the shares of our common stock underlying the option on November 18, 2020 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(9)

This stock option fully vests on February 28, 2022, and vests at a rate of 25% of the shares of our common stock underlying the option on February 28, 2019 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(10)

This stock option fully vests on May 31, 2023, and vests at a rate of 25% of the shares of our common stock underlying the option on May 31, 2020 and 1/48th of the shares of our common stock underlying the option on each monthly anniversary thereafter, subject to each such holder continuing to provide services to the Company through each such vesting date.

(11)	In connection with Dr. O’Neill’s separation agreement, vested shares related to these stock options will expire on November 15, 2022. .
(12)

The restricted stock units fully vest on March 5, 2022, with 25% of the shares vesting each anniversary, subject to each such holder continuing to provide services to the Company through each such vesting date.

(13)

The restricted stock units fully vest on March 28, 2024, with 25% of the shares vesting each anniversary, subject to each such holder continuing to provide services to the Company through each such vesting date.

(14)

The restricted stock units fully vest on March 3, 2025, with 25% of the shares vesting each anniversary, subject to each such holder continuing to provide services to the Company through each such vesting date.

(15)

The restricted stock units fully vest on November 16, 2025, with 25% of the shares vesting each anniversary, subject to each such holder continuing to provide services to the Company through each such vesting date.

(16)

The restricted stock units fully vest on March 4, 2023, with 25% of the shares vesting each anniversary, subject to each such holder continuing to provide services to the Company through each such vesting date.

(17)

The restricted stock units fully vest on May 31, 2023, with 25% of the shares vesting each anniversary, subject to each such holder continuing to provide services to the Company through each such vesting date.

(18)	In connection with Dr. O’Neill’s separation agreement, the restricted stock units vested on February 28, 2022.
(19)	In connection with Dr. O’Neill’s separation agreement, the restricted stock units vested on March 3, 2022

The following table provides information relating to the vesting of restricted stock awards and restricted stock units for our named executive officers during 2021:

2021 Option Exercises and Stock Vested for Named Executive Officers

	Restricted Stock Awards		Restricted Stock Units
Name (2)	Number of Securities Acquired on Vesting (1)	Value Realized on Vesting (3)	Number of Securities Acquired on Vesting (1)	Value Realized on Vesting (3)
Douglas Ingram	41,875	$3,366,750	—	—
President and
Chief Executive Officer

Ian Estepan	5,500	$432,135	2,120	$181,911
Executive Vice President
Chief Financial Officer

Louise Rodino-Klapac	—	—	1,675	$145,826
Executive Vice President
Head of R&D, Chief Scientific Officer

Ryan Brown	—	—	1,219	$101,518
Senior Vice President
General Counsel

Former Officer	—	—	1,675	$145,826
Gilmore O'Neill, M.B., M.M.Sc.
Executive Vice President,
Chief Medical Officer

(1)	Represents the shares of our common stock acquired upon the vesting of restricted stock or restricted stock units, as applicable, during 2021.
(2)	No shares of our common stock underlying options were exercised during 2021.
(3)

For restricted stock and restricted stock units, the value realized on vesting represents the closing price per share of our common stock on the vesting date multiplied by the number of shares that vested.

2021 Pension Benefits

None of our named executive officers are entitled to pension benefits or other payments of benefits pursuant to any plan following retirement.

2021 Nonqualified Deferred Compensation

None of our named executive officers are entitled to benefits under any nonqualified defined contribution or nonqualified deferred compensation plans.

Potential Payments upon Termination or a Change in Control

The first table below reflects the amount of compensation payable to our President and Chief Executive Officer in the event of termination of his employment during the 90 days before and 24 months following a change in control or outside of such period.

The second table below reflects the amount of compensation payable to each of our named executive officers, other than our President and Chief Executive Officer, in the event of termination of such executive’s employment within 12 months following a change in control or outside of such period. The amounts shown assume that change in control and such termination took place on December 31, 2021 based on the agreements in effect on that date, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officers upon the occurrence of the relevant triggering event.

President and Chief Executive Officer

The amount of compensation payable to the President and Chief Executive Officer in the event of a termination of his employment without cause or his resignation for good reason (each such term, as defined in his employment agreement), in each case (i) during the 90 days before or the 24 months following a change in control and (ii) not in connection with the periods prior to or following a change in control described above, is shown below. The table below reflects the agreements with our President and Chief Executive Officer in place as of December 31, 2021. For a description of the arrangement entered into with Dr. O’Neill in connection with his termination, see “Dr. Gilmore O’Neill — Former Executive Vice President, R&D and Chief Medical Officer” below.

Name	Benefit	Qualifying Termination of Employment Not in Connection with Change in Control (4)	Qualifying Termination of Employment in Connection with Change in Control (1)
Douglas S. Ingram	Cash Severance	$1,776,060	$2,812,095
President and Chief Executive Officer	Accelerated Vesting of Equity Awards (2) (3)	$60,933,906	$182,820,000
	COBRA Continuation	$27,701	$27,701
	Outplacement	$20,000	—
	Total	$62,757,667	$185,659,796

(1)

Under the June 26, 2017 Change in Control Agreement with Mr. Ingram, as amended effective as of June 26, 2018, if Mr. Ingram experiences a termination by the Company without “cause” or he resigns for “good reason” (each such term, as defined in his employment agreement) during the 90-day period preceding or the 24-month period following a change in control, then in addition to payment of any accrued but unpaid salary, any earned but unpaid annual bonus, reimbursement of business expenses, unused vacation time and similar benefits, Mr. Ingram will receive the following, subject to his execution and non-revocation of a release of claims:

(i)	a cash lump sum payment equal to 24 months of his base salary at the rate in effect immediately prior to his termination of employment;
(ii)	a cash lump sum payment equal to 200% of his annual target bonus assuming achievement of performance goals at 100%;
(iii)	accelerated vesting on 100% of his outstanding and unvested equity awards other than his performance based option award;
(iv)

accelerated vesting on his outstanding performance based option award, except that (1) the Company’s stock price for purposes of calculating Company CAGR will be deemed to be the greater of the sale price of the Company’s common stock in connection with the change in control and the price of the Company’s common stock on the date of the Mr. Ingram’s termination, and (2) vesting will not be prorated to reflect the period in which Mr. Ingram was employed by the Company; and

(v)	COBRA coverage at applicable active employee rates.
(2)

Pursuant to the terms of our 2014 Plan, where a successor corporation does not assume or grant substitute awards for our outstanding equity awards, all awards granted will immediately become exercisable or will vest without any further action or passage of time.

(3)

The stated dollar amounts in this row reflect the spread value of all unvested equity awards held by the Chief Executive Officer, assuming a stock price of $90.05 per share, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2021, the last trading day of our 2021 fiscal year.

(4)

For more information related to a qualified termination of employment not in connection with a change in control, please see “Compensation Agreements for Named Executive Officers – Douglas S. Ingram – President and Chief Executive Officer”.

Other Named Executive Officers

The table below reflects the amount of compensation payable to each of our currently employed named executive officers, other than our President and Chief Executive Officer, in the event of a termination of the executive’s employment by us without “cause” or due to a “constructive termination” (each such term, as defined in the Severance Agreements described below) (i) upon or within 12 months following a change in control, and (ii) not in connection with, or within 12 months following, a change in control, is shown below. The table below reflects the agreements with our currently employed named executive officers (other than our President and Chief Executive Officer) in place as of December 31, 2021.

Name	Benefit	Qualifying Termination of Employment Not in Connection with Change in Control (4)	Qualifying Termination of Employment in Connection with Change in Control (1)
Ian M. Estepan	Cash Severance	$656,250	$1,050,000
Executive Vice President,	Accelerated Vesting of Equity Awards (2) (3)	—	$1,904,738
Chief Financial Officer	COBRA Continuation	$23,411	$35,117
	Total	$679,661	$2,989,855
Louise Rodino-Klapac, Ph.D.	Cash Severance	$750,000	$1,200,000
Executive Vice President,	Accelerated Vesting of Equity Awards (2) (3)	—	$5,614,603
Head of R&D, Chief Scientific Officer	COBRA Continuation	$23,411	$35,117
	Total	$773,411	$6,849,720

William Ciambrone	Cash Severance	$600,222	$975,360
Executive Vice President,	Accelerated Vesting of Equity Awards (2) (3)	—	$1,527,150
Technical Operations	COBRA Continuation	$23,411	$35,117
	Total	$623,633	$2,537,627

Ryan Brown	Cash Severance	$579,600	$941,850
Senior Vice President	Accelerated Vesting of Equity Awards (2) (3)	—	$1,838,724
General Counsel	COBRA Continuation	$23,411	$35,117
	Total	$603,011	$2,815,691

(1)

Upon a termination of the named executive officer’s employment by us without “cause” or due to a “constructive termination” (each, as defined in the Severance Agreements described below) either upon or within 12 months following a change in control, the named executive officer is entitled to:

(i)	an amount equal to 18 months of his or her base salary at the rate in effect immediately prior to the executive’s termination of employment payable in a cash lump sum;
(ii)	an amount equal to 100% of his or her annual target bonus assuming achievement of performance goals at 100% payable in a cash lump sum;
(iii)	accelerated vesting on all outstanding and unvested equity awards; and
(iv)

if the named executive officer elects to receive continued healthcare coverage pursuant to COBRA, payment or reimbursement for the executive and his or her eligible dependents for up to 18 months following the date of termination. The receipt of the benefits described herein is contingent upon the named executive officer signing a release of claims in a form provided by the Company.

(2)

Pursuant to the terms of each of our 2011 Plan, 2014 Plan and 2018 Plan, where a successor corporation does not assume or grant substitute awards for our outstanding equity awards, all awards granted will immediately become exercisable or will vest without any further action or passage of time.

(3)

The stated dollar amounts in this row reflect the spread value of all unvested equity awards held by each named executive officer, assuming a stock price of $90.05 per share, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2021, the last trading day of our 2021 fiscal year.

(4)

Included in Mr. Estepan, Mr. Ciambrone, Mr. Brown and Dr. Rodino-Klapac’s cash severance is the Non-Competition Consideration (as defined below) as well as nine months of severance payments that would be paid in the event of a qualifying termination not in connection with a change in control. Each of these named executive officers would also receive the Non-Competition Consideration in the event of a termination of employment without “Good Reason” (as defined below) or by the Company for “Cause” (as defined below), as described below under “Severance Letters – Messrs. Estepan and Ciambrone and Dr. Rodino-Klapac”.  For more information related to a qualified termination of employment not in connection with change in control, please see “Compensation Agreements for Named Executive Officers”.

III.Compensation Agreements for Named Executive Officers

Douglas S. Ingram — President and Chief Executive Officer

On June 26, 2017, the Board appointed Douglas S. Ingram as President and Chief Executive Officer and as a member of the Board. In connection with his appointment as President and Chief Executive Officer, we entered into an employment agreement with Mr. Ingram effective June 26, 2017 (the “Effective Date”).

The employment agreement has an initial term of three years commencing on the Effective Date (the “Initial Term”). After the expiration of the Initial Term, the employment agreement automatically renews on an annual basis until either party provides 60 days’ notice of intent not to renew. Mr. Ingram was entitled to an initial base annual salary of $650,000, which amount is subject to review and adjustment based upon our performance review practices. He is also eligible to receive a target annual bonus of 90% of his annual base salary, upon achievement of performance objectives to be determined by the Board or its compensation committee. In addition, Mr. Ingram is eligible to participate in the Company’s employee benefit plans, policies, and arrangements applicable to other executive officers generally.

As an inducement material to his entering into the employment agreement, we granted Mr. Ingram two inducement equity awards on the Effective Date:

(1) A Performance-based Option Award

Mr. Ingram received an inducement award under the 2014 Plan in the form of an option to purchase 3,300,000 shares of the Company’s common stock with an exercise price per share of $34.65, which is equal to the closing price of the Company’s common stock on June 26, 2017 (the “Performance Option Award”). Subject to his continued service through the vesting date, a percentage of Mr. Ingram’s Performance Option Award was eligible to vest on the fifth anniversary of the Effective Date, (such percentage, the “Five-Year Vesting Percentage”) based on the extent to which the CAGR of the Company’s stock closing price measured from the Effective Date through the fifth anniversary of the Effective Date (the “Five-Year Company CAGR”) exceeded the CAGR of the Nasdaq Biotech Index (symbol NBI) (or successor index) during the same period (the “Five-Year Biotech Index CAGR”). Except as described below in the section captioned “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” concerning termination under certain circumstances, Mr. Ingram’s Performance Option Award was not eligible to vest before the fifth anniversary of the Effective Date. No portion of the Performance Option Award would be eligible to vest if the Five-Year Company CAGR was less than 15% or if the Five-Year Company CAGR did not exceed (or, in certain limited cases, meet) the Five-Year Biotech Index CAGR. If the Five-Year Company CAGR exceeded the Five-Year Biotech Index CAGR, the Performance Option Award would vest in varying increments based on the Company CAGR levels of 15%, 20%, 25%, 30%, 35%, and 40% (the “Company CAGR Levels”) or more. The vesting percentages decreased as the spread between the Company CAGR and the Biotech Index CAGR decreased.

On April 19, 2022, we amended certain of the terms of the performance-based option award. In determining changes to the option necessary to further retain and incentivize Mr. Ingram, including the appropriate portion of the option that should be vested on the effective date of the amendment (the “Effective Date”), 16.67% of the option would have vested in accordance with the original vesting schedule contained in the Performance Option Award agreement as in effect prior to the Effective Date, based on the 20-day trading average of the Company’s common stock immediately preceding the Effective Date (rather than immediately preceding June 26, 2022, the fifth anniversary of the date of grant of the option). The remainder of the 33.33% of the option (i.e., an incremental 16.66%) was near the CAGR-adjusted vesting price for April 19, 2022 to meet the terms of the original agreement and was accelerated on the Effective Date in recognition of Mr. Ingram’s strong performance, extensive experience in the Company’s industry, overall compensation as compared to the compensation paid in the Company’s peer group and the competitive landscape for talent.  Mr. Ingram is eligible to vest in the remaining portion of the award over an additional period, beginning on April 19, 2022 and ending on June 26, 2025 (the “Measurement Period”), in varying increments if the average of the closing price of our stock for 20 consecutive trading days during the Measurement Period is at or above: $105.74, $128.65, $155.37 and $186.36 (each a “Stock Price Target”). The

Company CAGR Levels were used in determining the Stock Price Targets. The option is eligible for multiple vesting events during the Measurement Period.

In addition, any shares acquired under the performance-based option are subject to a one-year holding period following the date the performance-based option is exercised. Mr. Ingram is prohibited from selling any shares during such period, except for shares used to satisfy in tax withholdings and the payment of the exercise price.

(2) A Time-based Restricted Stock Award.

Mr. Ingram also received an inducement award under the 2014 Plan in the form of 335,000 shares of restricted common stock of the Company (the “Restricted Stock Award”) which fully vested on June 26, 2021.

The Restricted Stock Award and the Performance Option Award are both subject to clawback under circumstances set forth in the employment agreement. The Board does not anticipate granting Mr. Ingram additional annual equity incentive awards in the first eight years of his employment (after giving effect to the amendment described above).

The employment agreement specifies that if Mr. Ingram’s employment is terminated as a result of death or disability, he will be entitled to payment of any accrued but unpaid salary, any earned but unpaid annual bonus, reimbursement of business expenses, accrued but unused vacation time, and similar benefits (his “Accrued Benefits”).

If Mr. Ingram’s employment is terminated as a result of non-renewal of the employment agreement, he will be entitled to payment of his Accrued Benefits and, subject to his execution and non-revocation of a release of claims, a pro rata portion of the outstanding Performance Option Award based on his service and the Company CAGR and Biotech Index CAGR, in each case, through his date of termination and a minimum one-year post-termination exercise period on his outstanding options (but not beyond the original expiration date).

If Mr. Ingram’s employment is terminated by the Company without cause or by him for good reason (each as defined in the employment agreement), he will be entitled to payment of his Accrued Benefits and, subject to his execution and non-revocation of a release of claims, a pro rata portion of any annual bonus for the year in which his employment terminates (subject to the actual achievement of performance goals), continued payments of 18 months of his base salary and one times target bonus payable for 18 months from the date of termination, COBRA coverage at applicable active employee rates for 18 months, outplacement services not to exceed $20,000, accelerated vesting of 25% vesting of his unvested Restricted Stock Award, a pro rata portion of the outstanding Performance Option Award based on his service and the Company CAGR and Biotech Index CAGR, in each case, through his date of termination, and a minimum one-year post-termination exercise period on his outstanding options (but not beyond the original expiration date).

Mr. Ingram’s employment agreement generally defines “cause” to mean, with respect to Mr. Ingram, (i) the substantial and repeated failure to perform in good faith his duties or follow the reasonable and legal written direction of the Board; (ii) his willful material misconduct with respect to any material aspect of the business of the Company; (iii) his conviction of or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) his performance of any material act of theft, fraud or malfeasance in connection with the performance of duties; or (v) his material breach of the employment agreement or material violation of the Company’s code of conduct or other written material policy.

“Good Reason” is generally defined in Mr. Ingram’s employment agreement to mean (i) material diminution in his base salary or target bonus; (ii) material diminution in his title, authority, duties or responsibilities; (iii) relocation of his work location by more than 50 miles; or (iv) the Company’s material breach of his employment agreement, any equity award agreement or the CIC Severance Agreement (as defined below) or the failure to nominate him for re-election to serve on the Board.

The employment agreement requires Mr. Ingram not to compete, either directly or indirectly, with the Company during his employment and until eighteen months following his date of termination of employment with the Company. The employment agreement also requires Mr. Ingram not to solicit the Company’s employees to leave their employment with the Company during, and for eighteen months following, the term of his employment. In addition, Mr. Ingram entered into the Company’s form of Confidential Proprietary Rights and Non-Disclosure Agreement.

Also on June 26, 2017, we entered into a Change in Control Agreement with Mr. Ingram (“CIC Severance Agreement”). The CIC Severance Agreement provides that if Mr. Ingram experiences a termination by the Company without cause or by him for good reason during the 90-day period preceding or the 24-month period following a change in control, then in addition to his Accrued Benefits, we will provide Mr. Ingram with the following payments and benefits, subject to his execution and non-revocation of a release of claims:

•	a cash lump sum payment equal to 24 months of his base salary at the rate in effect immediately prior to his termination of employment;
•	a cash lump sum payment equal to 200% of his annual target bonus assuming achievement of performance goals at 100%;
•	accelerated vesting on 100% of his outstanding and unvested equity awards other than his Performance Option Award;
•

pro rata accelerated vesting on his outstanding Performance Option Award as described above, except that (1) the Company’s stock price for purposes of calculating Company CAGR will be deemed to be the greater of the sale price of the Company’s common stock in connection with the change in control and the price of the Company’s common stock on the date of the executive’s termination, and (2) vesting will be calculated assuming that Mr. Ingram performed services for the greater of 30 months or the actual number of full months that he provided services; and

•	COBRA coverage at applicable active employee rates.

On June 26, 2018, we entered into a letter agreement with Mr. Ingram (the “2018 Letter Agreement”) amending the employment agreement and the CIC Severance Agreement. The letter agreement amends the CIC Severance Agreement to provide that, if Mr. Ingram experiences a termination by the Company without “cause” or by him for “good reason” during the 90-day period preceding or the 24-month period following a “change in control” (as those terms are defined in the CIC Severance Agreement), all of his Performance Option Award will vest to the extent earned, as determined in accordance with the CIC Severance Agreement, and will not be prorated to reflect the period in which Mr. Ingram was employed by the Company. The compensation committee approved such modification to Mr. Ingram’s employment agreement to provide for additional vesting in the event of a qualifying termination of employment in connection with a change in control to (1) further align Mr. Ingram’s interests with those of stockholders by eliminating financial disincentives against a change in control at any time prior to the end of his five-year employment term, and (2) ensure appropriate compensation for Mr. Ingram if at the time of a change in control he was successful in meeting the performance criteria in a shorter timeframe than the vesting period of the Performance Option Award.

Additionally, in exchange for eliminating the proration as mentioned above, the 2018 Letter Agreement amends the noncompetition covenant set forth in Mr. Ingram’s employment agreement to extend its term until the later of (1) eighteen (18) months following the termination of Mr. Ingram’s employment and (2) June 26, 2023, to add Limb-girdle muscular dystrophies and to be more precise about what activities are “engaged in” or “planned”. Except as amended by the letter agreement, the CIC Severance Agreement and the employment agreement remain in effect in accordance with their terms. On April 19, 2022, we entered into a letter agreement (the “2022 Letter Agreement”) with Mr. Ingram further amending the CIC Severance Agreement to provide that outside of a change of control, in the event of a termination due to non-renewal, “without cause” or for “good reason” by Mr. Ingram, the Performance Option Award will remain outstanding and will continue to be eligible to vest for one year following the date of termination, subject to achievement of the applicable Stock Price Targets, but in no event later than June 26, 2025.  Further, in the event of a change of control, as described in the CIC Severance Agreement, no vesting shall occur if the sale price of our common stock paid in the change in control (the “CIC Price”) occurring at any time during the 18-month period commencing on April 19, 2022 does not equal at least $130 per share.  If the CIC Price is less than $130 per share during such 18-month period, the portion of the option that corresponds to the next applicable vesting column in the vesting table in the Performance Option Award agreement (after taking into account specified CAGR requirements) shall vest in the event of a Covered Termination during the Change in Control Period (as such terms are defined in the CIC Severance Agreement).  Except as amended by the 2022 Letter Agreement, the CIC Severance Agreement and the employment agreement remain in effect in accordance with their terms. The compensation committee approved the changes in the 2022 Letter Agreement to continue to incentivize Mr. Ingram and to ensure that his interests remain aligned with stockholders. The modification also continues to ensure that the compensation paid to Mr. Ingram in the event of a change of control is appropriate with respect to any price paid in a change of control as well as the long-term interests of stockholders.

Dr. Gilmore O’Neill — Former Executive Vice President, R&D and Chief Medical Officer

On June 7, 2018, we hired Dr. Gilmore O’Neill as our Executive Vice President, Chief Medical Officer. In connection with his appointment, we and Dr. O’Neill entered into an employment agreement effective as of June 7, 2018 (“Effective Date”) providing for Dr. O’Neill’s at-will employment. Pursuant to his employment agreement, Dr. O’Neill was entitled to an initial annual base salary of $550,000. Dr. O’Neill was eligible to participate in the Company’s employee benefit plans, policies, and arrangements applicable to other executive officers generally.

As an inducement material to his entering into the employment agreement, Dr. O’Neill was granted two inducement equity awards on the Effective Date. Dr. O’Neill received an inducement award in the form of 12,000 RSUs. Each RSU entitled Dr. O’Neill to one share of Company common stock, subject to vesting. Pursuant to the employment agreement, 100% of the RSUs vested on May 23, 2019, subject to Dr. O’Neill’s continued service until such date. Dr. O’Neill also received an inducement award in the form of an option to purchase 100,000 shares of the Company’s common stock with an exercise price per share of $96.23, which is equal to the closing price of the Company’s common stock on June 7, 2018 (the “Option Award”). Subject to his continued service through each applicable vesting date, 25% of the Option Award vests and becomes exercisable on the one-year anniversary of the Effective Date, and 1/36th of the remaining unvested Option Award vests and becomes exercisable on each monthly anniversary of the Effective Date thereafter, ending on the fourth anniversary of the Effective Date. The Option Award is subject to clawback under circumstances set forth in Dr. O’Neill’s employment agreement, and both the RSUs and the Option Award are subject to clawback under the Company’s clawback policy.

On November 16, 2021, Dr. O’Neill and the Company entered into a Separation and General Release (the “Separation Agreement”). The Separation Agreement provided that Dr. O’Neill’s employment with the Company would end on November 30, 2021, without “Cause”, as defined in his employment agreement. Pursuant to Dr. O’Neill’s Separation Agreement, Dr. O’Neill received Accrued Benefits (defined as payment of any accrued but unpaid salary, any earned but unpaid annual bonus, reimbursement of business expenses, unused vacation time, any unpaid portion of the sign-on cash bonus, and similar benefits) and payments of 12 months of his base salary and one times target bonus of $301,958.83, in each case paid as a lump sum, if Dr. O’Neill elected to receive continued healthcare coverage pursuant to COBRA, COBRA coverage at applicable active employee rates for 12 months, continued vesting of his outstanding and unvested stock options and RSUs during the period of his consultancy, the extension of the post-termination exercise period for his vested stock options, and outplacement services not to exceed $20,000. Dr. O’Neill has a one-year post-termination exercise period on his outstanding equity awards (but not beyond the original expiration date).

Pursuant to his employment agreement, Dr O’Neill is prohibited from competing, either directly or indirectly, with the Company during his employment and until twelve months following his date of termination of employment with the Company. The employment agreement also requires Dr. O’Neill not to solicit the Company’s employees to leave their employment with the Company during, and for twelve months following, the term of his employment. Dr. O’Neill’s employment agreement also contains a mutual non-disparagement clause. In addition, Dr. O’Neill entered into the Company’s form of Confidential Proprietary Rights and Non-Disclosure Agreement.

Dr. O’Neill served as a consultant to the Company through the first quarter of 2022 for which he was paid a consulting fee of $400 per hour for no more than ten hours per week.

William F. Ciambrone — Executive Vice President, Technical Operations

On November 18, 2019 (the “Effective Date”), we hired William F. Ciambrone as our Executive Vice President, Technical Operations. In connection with his appointment, we and Mr. Ciambrone entered into an offer letter dated November 11, 2019, which was amended on November 15, 2019, providing for Mr. Ciambrone’s at-will employment. Under the terms of his offer letter, Mr. Ciambrone was entitled to an initial annual base salary of $445,000.14, which amount is subject to review and adjustment based upon our performance review practices. Mr. Ciambrone is eligible for a target annual bonus of up to 45% of his annual base salary based upon Mr. Ciambrone’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee.

In connection with Mr. Ciambrone’s appointment as our Executive Vice President, Technical Operations, we granted Mr. Ciambrone an option to purchase 80,000 shares of the Company’s Common Stock pursuant to the Company’s 2018 Plan with an exercise price per share of $97.9, which was equal to the closing price of the Company’s Common Stock on the Effective Date (the “Option”). 25% of the shares underlying the Option will vest and become exercisable on the first anniversary of the Effective Date, and 1/48th of the shares underlying the Option will vest and become exercisable on each monthly anniversary of the Effective Date thereafter, such that the shares underlying the Option will be fully vested and exercisable on the fourth anniversary of the Effective Date, subject to Mr. Ciambrone’s continued employment through each such vesting date. The Option is subject to clawback under circumstances set forth in the Company’s clawback policy.

Mr. Ciambrone’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis. For the details of his 2021 salary, bonus and other compensation, see the disclosure provided above under “2021 Named Executive Officer Compensation.”

Dr. Louise Rodino-Klapac — Executive Vice President, Chief Scientific Officer

On April 30, 2018, we hired Louise Rodino-Klapac, Ph.D. as our Vice President, Gene Therapy. In connection with her appointment, we and Dr. Rodino-Klapac entered into an offer letter dated April 19, 2018, providing Dr. Rodino-Klapac’s at-will employment. Under the terms of her offer letter, Dr. Rodino-Klapac was entitled to an initial annual base salary of $310,000.08, which amount is subject to review and adjustment based upon our performance review practices. Dr. Rodino-Klapac was eligible for a target annual bonus of up to 30% of her annual base salary based upon Dr. Rodino-Klapac’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee.

In connection with Dr. Rodino-Klapac’s appointment as our Vice President, Gene Therapy, we granted Dr. Rodino-Klapac an option to purchase 28,875 shares of the Company’s Common Stock pursuant to the Company’s 2014 Plan with an exercise price per share of $76.36, which was equal to the closing price of the Company’s common stock on the grant date (April 30, 2018) of the award (the “Option”). 25% of the shares underlying the Option vested and became exercisable on the first anniversary of the grant date, and 1/48th of the shares underlying the Option vest and become exercisable on each monthly anniversary of the grant date thereafter, such that the shares underlying the Option will be fully vested and exercisable on the fourth anniversary of the grant date, subject to Dr. Rodino-Klapac’s continued employment through each such vesting date.

Dr. Rodino-Klapac’s equity awards are subject to clawback under circumstances set forth in the Company’s clawback policy.

Dr. Rodino-Klapac’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis. For the details of her 2021 salary, bonus and other compensation, see the disclosure provided under “2021 Named Executive Officer Compensation.”

Ian M. Estepan – Executive Vice President, Chief Financial Officer

On January 1, 2015, we hired Ian M. Estepan as our Senior Director, Corporate Affairs. In connection with his appointment, we and Mr. Estepan entered into an offer letter dated December 18, 2014, providing for Mr. Estepan’s at-will employment. Under the terms of his offer letter, Mr. Estepan was entitled to an initial annual base salary of $280,000, which amount is subject to review and adjustment based upon our performance review practices. Mr. Estepan was eligible for a target annual bonus of up to 25% of his annual base salary based upon Mr. Estepan’s achievement of Company and individual performance objectives as determined by our Chief Executive Officer and the compensation committee.

In connection with Mr. Estepan’s appointment as our Senior Director, Corporate Affairs, we granted Mr. Estepan an option to purchase 26,000 shares of the Company’s Common Stock pursuant to our 2011 Plan with an exercise price per share of $12, which was equal to the closing price of the Company’s common stock on the grant date (January 30, 2015) of the award. This option, which had a four-year vesting schedule, is fully vested.

Pursuant to Mr. Estepan’s offer letter, he received a sign-on bonus of $100,000, and the Company reimburses Mr. Estepan’s commuting costs to and from New York and accommodations in Cambridge, MA on an as needed basis.

Mr. Estepan’s equity awards are subject to clawback under circumstances set forth in the Company’s clawback policy.

Mr. Estepan’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis. For the details of his 2021 salary, bonus and other compensation, see the disclosure provided under “2021 Named Executive Officer Compensation.”

Ryan E. Brown – Senior Vice President, General Counsel

On February 25, 2018, we hired Ryan Brown as our Vice President, Global Chief Compliance Officer and Regulatory Counsel. On February 19, 2021, Mr. Brown was appointed as our Senior Vice President, General Counsel.

Mr. Brown’s equity awards are subject to clawback under circumstances set forth in the Company’s clawback policy.

Mr. Brown’s salary, bonus and other compensation is reviewed and updated by our compensation committee on an annual basis. For the details of his 2021 salary, bonus and other compensation, see the disclosure provided under “2021 Named Executive Officer Compensation.”

Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers

Change in Control and Severance Agreements – Messrs. Ciambrone, Brown and Estepan and Dr. Rodino-Klapac

During 2021, we were a party to our standard Executive Change in Control and Severance Agreement with each of Messrs. Ciambrone, Brown and Estepan and Drs. O’Neill and Rodino-Klapac.

Under Dr. O’Neill’s Change in Control and Severance Agreement, effective as of June 7, 2018 (the “CIC Agreement”), if he experiences a “constructive termination” or termination by the Company other than for “cause” (as each term is defined below) during the 12-month period following or the six-month period immediately prior to a “change in control” (as defined in the CIC Agreement), and if he delivers to the Company a general release of claims that becomes effective and irrevocable within 60 days following such covered termination, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company will provide Dr. O’Neill with the following (without duplication of any severance benefits previously provided to him under the Separation Agreement):

•

cash payment equal to 18 months of his base salary at the rate in effect immediately prior to his termination of employment payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the release is not subject to revocation and, in any event, within 60 days following the date of termination;

•

cash payment equal to 100% of his annual target bonus assuming achievement of performance goals at 100% payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the release is not subject to revocation and, in any event, within 60 days following the date of termination;

•	accelerated vesting on 100% of his outstanding and unvested equity awards; and
•

if Dr. O’Neill elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse him for, the premium for the executive and his covered dependents through the earlier of: (i) the eighteen month anniversary of the date of his termination of employment and (ii) the date the executive and his covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, the executive may, if eligible, elect to continue healthcare coverage at his expense in accordance with the provisions of COBRA.

As defined in the CIC Agreements, “constructive termination” means the executive’s resignation from employment with the Company within 90 days after the occurrence of one or more of the following conditions without his consent: (i) a material diminution in his authority, duties, or responsibilities; (ii) a material diminution in his base salary, other than a diminution ratably applied to other senior executives of the Company; (iii) a material change in the geographic location at which the executive must perform his services (which shall in no event include a relocation of his office which results in an increased commuting distance from his home to the office of less than 30 miles); or (iv) any other action or inaction that constitutes a material breach of any written agreement or covenant between the executive and the Company by the Company; and which, in the case of any of the foregoing, continues uncured by the Company beyond 30 days after the executive has provided the Company written notice that he believes in good faith that such condition giving rise to such claim of Constructive Termination has occurred. Any such notice shall be provided to the Company within 30 days following the initial occurrence of the condition or event giving rise to Constructive Termination. As defined in the CIC Agreements, “Cause” means: (i) an act of dishonesty made by the executive in connection with his responsibilities as an employee; (ii) his conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) his gross misconduct; (iv) his unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the executive owes an obligation of nondisclosure as a result of the executive’s relationship with the Company; (v) his willful breach of any obligations under any written agreement or covenant with the Company; or (vi) his continued failure to perform his employment duties after he has received a written demand of performance from the Company that specifically sets forth the factual basis for the Company’s belief that he has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

If the severance and other benefits provided in the CIC Agreement, or otherwise payable to Dr. O’Neill, would be subject to the golden parachute excise tax, then, Dr. O’Neill’s severance and/or other benefits will either be delivered in full, or delivered as to such lesser extent which would result in no portion of the severance and/or other benefits being subject to such excise tax, whichever result is better for Dr. O’Neill on an after-tax basis.

Effective as of March 5, 2019, we entered into a revised form of Change in Control and Severance Agreement (the “2019 CIC Agreements”) with Mr. Estepan and Dr. Rodino-Klapac, which replaced and superseded the terms and conditions of their previous change in control and severance agreements effective as of such date. We also entered into this revised 2019 CIC Agreement with Mr. Ciambrone when he joined the Company in November 2019, and with Mr. Brown on January 6, 2021 (Messrs. Estepan, Brown and Ciambrone and Dr. Rodino-Klapac will be referred to hereinafter as the “Participants”). The terms and conditions of the 2019 CIC Agreements are substantially the same as the terms and conditions of the CIC Agreement, except that the 2019 CIC Agreements (i) entitle the Participants to the cash payments, accelerated vesting and continued healthcare coverage in the case of a “constructive termination” or termination by the Company other than for “cause” during the 12-month period following a “change in control” (not the six month period immediately prior to a “change in control”, as Dr. O’Neill’s CIC Agreement provides); (ii) have a different definition of “Cause” (described below), (iii) contain provisions prohibiting solicitation of the Company’s customers during the Participant’s employment with the Company and for one year thereafter, and (iv) contain mutual non-disparagement provisions.

As defined in the 2019 CIC Agreements, “Cause” means: (i) any material act of theft or fraud made by the Participant in connection with his or her responsibilities as an employee; (ii) the Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) the Participant’s willful material misconduct with respect to any material aspect of the business of the Company; (iv) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Company; (v) the Participant’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) the Participant’s failure to perform his or her employment duties after the Participant has received a written notice from the Company that specifically sets forth the factual basis for the Company’s belief that the Participant has not substantially performed his or her duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

Severance Letters – Messrs. Estepan and Ciambrone and Dr. Rodino-Klapac

Effective as of March 5, 2019, we entered into a letter agreement with each of Mr. Estepan and Dr. Rodino-Klapac (the “Severance Letters”). We also entered into this Severance Letter with Mr. Ciambrone when he joined the Company in November 2019.

Non-Competition Consideration

In consideration for the named executive officer’s agreement to be bound by the restrictive covenants contained in the Severance Letter, if the named executive officer terminates employment with or without “Good Reason” (as defined below), or is terminated by the Company for “Cause” (as defined below), the named executive officer will be entitled to continue to receive  payments of his or her base salary at the then-current rate of pay for three months following such termination of employment (the “Non-Competition Consideration”). If the named executive officer’s employment is terminated by the Company without Cause, the named executive officer will be entitled to receive Non-Competition Consideration in consideration for the named executive officer’s agreement to be bound by the restrictive covenants that will be set forth in the separation agreement that will be entered into by the Company and the named executive officer in connection with such termination of employment (which restrictive covenants will be substantially the same as the restrictive covenants contained in the Severance Letter).

Severance Payments

If the named executive officer is terminated without Cause or resigns for Good Reason (a “Qualifying Termination”), then in addition to any accrued benefits (as set forth in the Severance Letters) and the Non-Competition Consideration, the Company will provide the named executive officer with the following, subject to his or her timely execution, delivery, and non-revocation of a release of claims in favor of the Company and its affiliates:

•

Severance equal to the sum of nine months of the named executive officer’s annual base salary and his or her target bonus for the year of termination, paid in equal installments over a nine-month period following the last payment of Non-Competition Consideration with respect to the salary component and paid in a lump sum with respect to the bonus component (such 12-month period, the “Severance Period”).

•	A monthly amount of the COBRA continuation coverage premium under the Company’s group health plans, subject to the named executive officer’s co-payment of the applicable active employee rate, paid until the end of the Severance Period or, if earlier, the date the named executive officer becomes eligible for group health insurance coverage through a new employer.

Equity Awards

In the event of a Qualifying Termination, the named executive officer has no less than 12 months following such termination (but not beyond the remaining term of the vested equity awards) to exercise the exercisable portion of any vested equity awards that were granted following March 5, 2019. Further, the named executive officer will not be entitled to accelerated vesting of any equity awards that were granted to the named executive officer prior to March 5, 2019, other than as provided in the Severance Letters, regardless of any vesting acceleration provisions set forth in any prior agreements or applicable equity award agreements.

Confidentiality; Non-Interference; Non-Solicitation; and Non-Disparagement Covenants

The Severance Letters also require the named executive officers not to compete, directly or indirectly, with us. In addition, the Severance Letters require the named executive officers not to solicit our employees to leave their employment and not to solicit any of our customers to purchase goods or services sold by the Company from another person or entity. It also requires them not to disparage the Company, its directors, officers, or any other member of the Company’s senior management team. These restrictions apply while the named executive officers are employed by us and for a period of one year thereafter.

Definitions

Terms as used and defined in the Severance Letters:

•

“Cause” generally means, with respect to the named executive officer, subject to certain notice and cure provisions: (i) his or her substantial and repeated failure to perform his or her duties or follow the reasonable and legal written direction of the Chief Executive Officer; (ii) his or her willful material misconduct with respect to any material aspect of the business of the Company; (iii) the conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) his or her performance of any material act of theft or fraud in connection with the performance of duties; or (v) a material breach of the Severance Letter, any written employment agreement between the Company and the named executive officer, the Confidential Proprietary Rights and Non-Disclosure Agreement by and between the Company and the named executive officer (the “Confidentiality Agreement”), any other written restrictive covenant agreement between the Company and the named executive officer, or a material violation of the Company’s code of conduct or other written material policy of the Company.

•

“Good Reason” generally means, with respect to the named executive officer, subject to certain notice and cure provisions: (i) material diminution in his or her base salary at the rate or his or her bonus target at the percentage, in each case, in effect immediately prior to the reduction; (ii) material diminution in his or her duties, authority or responsibilities; (iii) a relocation of his or her work location by more than 30 miles; or (iv) a material breach by the Company of the Severance Letter, any equity award agreement, CIC Agreement, the Confidentiality Agreement, or any written employment agreement between the Company and the named executive officer then in effect.

The severance rights of the named executive officers during the 12-month period of time commencing upon a change in control are governed by their existing change in control agreements with the Company and not by the Severance Letters. See the section above captioned “Post-Employment Benefits and Change in Control Arrangements for the Company’s Named Executive Officers” for a description of these payments.

Mr. Ingram’s CIC Severance Agreement is described above under “Compensation Agreements for Named Executive Officers – Douglas S. Ingram – President and Chief Executive Officer”. Dr. O’Neill’s severance terms are described above under “Compensation Agreements for Named Executive Officers – Dr. Gilmore O’Neill — Former Executive Vice President, R&D and Chief Medical Officer”.

CEO Pay Ratio

We are required by SEC rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 Act to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our President and Chief Executive Officer, using certain permitted methodologies. To determine this pay ratio and our median employee, we looked at our employee population and utilized data as of October 31, 2021 (the “Determination Date”).

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by (i) aggregating for each applicable employee (A) base salary, (B) the target bonus or commission for 2021, (C) the estimated accounting value of any equity awards granted during 2021, and (ii) ranking this compensation measure for our employees from lowest to highest for employees who were employed on the Determination Date. This calculation was performed for all employees, excluding our President and Chief Executive Officer, whether employed on a full-time, part-time, seasonal or temporary basis. We did not make any material assumptions, adjustments or estimates with respect to total compensation. After identifying the median employee based on total cash compensation, we calculated annual total compensation for our median employee and our President and Chief Executive Officer using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table in this proxy statement.

For 2021, the combined annual total compensation for Mr. Ingram, as reported in the Summary Compensation Table, was $1,546,324. The total compensation of our median employee was $271,908, resulting in an estimated pay ratio of 6:1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

Pursuant to our Code of Conduct, authorization from the audit committee is required for a director or officer to enter into a related party transaction or a similar transaction which could result in a conflict of interest. Conflicts of interest are prohibited unless specifically authorized in accordance with the Code of Conduct. In addition, if an actual or potential conflict of interest involving a member of our Board of Directors should arise, such director is required to immediately report all facts regarding the matter to the nominating and corporate governance committee.

As further described in the Company’s Annual Report, the Company is party to a Clinical and Commercial Supply Agreement with Aldevron, LLC. Including payments to Aldevron and expenses related to activities completed by Aldevron on behalf of the Company, the Company paid $50.3 million to Aldevron in 2021. During 2021, Mr. Chambers, the Company’s director nominee, served as an executive officer of Aldevron. Aldevron was acquired by Danaher Corporation in August 2021. Mr. Chambers is still employed by Aldevron, with a title of Founding CEO. Mr. Chambers has no ownership or direct financial interest in Aldevron.

We are not aware of any other related party transactions since the beginning of our last fiscal year that would require disclosure.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and Section 16 officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and NASDAQ. Such directors, officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms received by us, or written representations from certain reporting persons and 10% stockholders we believe all Section 16(a) filing requirements were satisfied in a timely basis except for one Form 3 for Ryan E. Brown, as well as four Form 4s, one for each of Mr. Estepan, Mr. Brown, Dr. Rodino-Klapac and Dr. O’Neill, related to shares withheld by the Company to satisfy tax obligations upon restricted stock units vesting.

Compensation Committee Interlocks and Insider Participation

During 2021, Dr. Nicaise (Chairman), Mr. Barry and Dr. Gray served on our compensation committee. Dr. Gray rotated off our compensation committee in December 2021 pursuant to our compensation committee’s charter. During 2021, no member of our compensation committee was an officer or employee or was formerly an officer of the Company, and no member had any relationship that would require disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our executive officers has served on the Board or the compensation committee (or other Board committee performing equivalent functions) of any other entity, one of whose executive officers served on our Board or on our compensation committee.

ANNUAL REPORT

A copy of our combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2021 will be available to the stockholders of record as of the Record Date together with this proxy statement at www.edocumentview.com/SRPT.

An additional copy of our Annual Report may be obtained from our website, www.sarepta.com, or can be furnished, without charge, to beneficial stockholders or stockholders of record upon request in writing to Investor Relations, Sarepta Therapeutics, Inc., 215 First Street, Cambridge, MA 02142, or by telephone to (617) 274-4000. Copies of exhibits to our Annual Report are available for a reasonable fee.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

OTHER MATTERS

We know of no other matters to be submitted for consideration by the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are therefore urged to vote your shares, at your earliest convenience, on the Internet or by telephone following the instructions on the Notice, or by mail (if you receive proxy materials by mail).

By Order of the Board of Directors,

Cambridge, MA

April 25, 2022

Ryan Brown,

Senior Vice President, General Counsel and Corporate Secretary

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

Appendix A

AMENDMENT NO. 2

TO THE

SAREPTA THERAPEUTICS, INC.

2018 EQUITY INCENTIVE Plan

WHEREAS, Sarepta Therapeutics, Inc. (the “Company”) previously adopted and approved the 2018 Equity Incentive Plan (the “Plan”);

WHEREAS, the Plan was previously amended by that certain Amendment No. 1, approved by the Board of Directors of the Company (the “Board”) on April 3, 2020 and the Company’s stockholders on June 4, 2020;

WHEREAS, pursuant to Section 20 of the Plan, the “Administrator” (defined under the Plan as the Board or any of its committees) may amend the Plan from time to time subject to Company stockholder approval; and

WHEREAS, the Board, as Administrator, has determined that it is in the best interests of the Company and its stockholders to further amend the Plan to increase the number of authorized shares under the Plan by 2,500,000 shares of common stock of the Company, as authorized under the Plan.

NOW, THEREFORE, subject to the approval of the Company’s stockholders at the Company’s annual meeting on June 2, 2022, the Plan hereby is amended, effective April 5, 2022, the date of approval by the Board, as follows:

1.	Section 3(a) of the Plan, entitled “Stock Subject to the Plan,” shall be replaced in its entirety by the following:

“(a) Stock Subject to the Plan. Subject to adjustment pursuant to Section 15(a) of the Plan, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan is 10,687,596 Shares, which reflects (i) 2,500,000 new shares subject to the Second Amendment to the Plan (ii) 3,800,000 Shares subject to the First Amendment to the Plan; (iii) 2,900,000 Shares approved by stockholders on June 6, 2018; and (iv) 1,487,596 Shares, which was the maximum number of Shares available under the Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”) as of April 11, 2018, plus the number of Shares subject to outstanding awards under the 2011 Plan that expire or otherwise terminate without having been exercised in full, or are forfeited to or repurchased by us, up to a maximum of 2,412,466 Shares; provided, however, that such aggregate number of Shares available for issuance under the Plan shall be reduced by 1.41 shares for each Share delivered in settlement of any Full Value Award and, provided further, that no more than 9,200,000 Shares may be issued upon the exercise of Incentive Stock Options. The Shares may be authorized, but unissued, or reacquired Common Stock.”

Except as modified herein, the Plan is hereby specifically ratified and affirmed.

Approved by the Board on April 5, 2022.

SAREPTA THERAPEUTICS

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/SRPT** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SRPT

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote "FOR" all the nominees listed, and "FOR" Proposals 2, 3 and 4.

Nominee	For	Against	Abstain
01 - Kathryn Boor, Ph.D.	☐	☐	☐
02 - Michael Chambers	☐	☐	☐
03 - Douglas S. Ingram	☐	☐	☐
04 - Hans Wigzell, M.D., Ph.D.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03M86E

The 2022 Annual Meeting of Stockholders of Sarepta Therapeutics, Inc. will be held on Thursday, June 2, 2022 virtually via the internet at www.meetnow.global/MNMK7W9, at 9:00 A.M. EDT.

To access the virtual meeting, you must have the information that is printed in the oval shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the 2022 Annual Meeting of Stockholders. The Proxy Statement and the 2021 Annual Report to Stockholders are available at: www.envisionreports.com/SRPT

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SRPT

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — SAREPTA THERAPEUTICS, INC.

2022 Annual Meeting of Stockholders – June 2, 2022

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Ian M. Estepan and Ryan E. Brown, and each of them, with power to act without the other and with power of substitution, as proxies and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Sarepta Therapeutics, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2022 Annual Meeting of Stockholders of the company to be held June 2, 2022 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2, 3 and 4.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.